UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Chico’s FAS, Inc.

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2020 PROXY STATEMENT
And Notice of Annual Meeting of Shareholders To be held June 25, 2020

On behalf of our employees and directors, we thank you for your continued support and confidence in our Company.

David Walker
May 8, 2020
TO OUR SHAREHOLDERS:
It is our pleasure to invite you to attend our 2020 Annual Meeting of Shareholders at 9:00 A.M., ET, on Thursday, June 25, 2020 to be held virtually via the Internet for the safety of all of our people, including our shareholders, in light of the coronavirus outbreak, or COVID-19 pandemic. The meeting will begin with a discussion and voting on the matters described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a report on Chico’s FAS, Inc.’s (the “Company”) financial performance.
This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement is a critical element of the corporate governance process. Its purpose is to provide you with information about the Company’s Board of Directors and executive officers and the proposals that require your vote. Please read these materials so you will understand what business will be transacted and voted upon at the meeting.
We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a printed copy of our proxy materials (i.e., the Notice of Annual Meeting, the Proxy Statement, our 2019 Annual Report, and a form proxy card or voting instruction form). The Notice of Internet Availability contains instructions on how to access those documents over the
Internet and how to submit your proxy via the Internet. The Notice of Internet Availability also contains instructions on how to request a printed copy of our proxy materials. All shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail. This process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
As COVID-19 continues to impact the retail industry, our Board and management team have thoughtfully and respectfully put measures in place to help the Company navigate these new challenges and safeguard our employees, customers and the Company. We temporarily closed our boutiques across North America and are serving our customers through our growing digital business. During this unprecedented time, our teams continue to have an unwavering focus on our three operating priorities for growth and value creation: driving strong sales, optimizing the customer journey and transforming our sourcing and supply chain operations. The Board remains fully confident in the future success of Chico’s FAS, which is underpinned by the Company’s solid strategy, compelling product and outstanding executive leadership team and talented employees.
On behalf of our employees and directors, we thank you for your continued support and confidence in our Company.

BONNIE R. BROOKS	DAVID F. WALKER
Chief Executive Officer	Chair of the Board

CHICO’S FAS, INC.
11215 Metro Parkway
Fort Myers, Florida 33966
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 25, 2020
To the shareholders of Chico’s FAS, Inc.:
■    TIME
9:00 A.M., ET, on Thursday, June 25, 2020
■    ACCESS*
Our Annual Meeting can be accessed virtually at: www.virtualshareholdermeeting.com/CHS2020
*In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, including our shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to attend the virtual meeting, please see Information About the 2020 Annual Meeting and Voting. Shareholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.
■    ITEMS OF BUSINESS
1.	To elect nine directors, each to serve for a one-year term;
2.	To approve an advisory resolution approving the compensation of our named executive officers;
3.	To approve the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (“2020 Omnibus Plan”);
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 30, 2021 (fiscal 2020); and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
■    RECORD DATE
You can vote if you were a shareholder of record as of the close of business on April 27, 2020.
■    ANNUAL REPORT
Our 2019 Annual Report, which is not a part of the proxy soliciting material, is available online or enclosed, as further discussed below.
■    PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and promptly return the proxy card in the envelope provided to you, if you receive a printed copy of the proxy materials, or to use the telephone or Internet method of voting described on your proxy card, voting instruction form, or Notice of Internet Availability even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you attend the meeting and desire to vote during the meeting, you may withdraw your prior vote or proxy.
The proxy materials are first being mailed or made available to shareholders on or about May 8, 2020.
By Order of the Board of Directors,

Gregory S. Baker
Corporate Secretary

■	PROPOSAL 1. ELECTION OF DIRECTORS
Our Chico’s FAS, Inc. (the “Company,” “we,” or “us”) Board of Directors (the “Board of Directors” or the “Board”) is comprised of directors with exceptional leadership and governance expertise. This includes fashion merchandising, product development, marketing, e-commerce and social media, retail store operations, supply chain/sourcing, technology/cybersecurity, real estate, executive compensation/human capital, finance, strategy and mergers and acquisitions. We are fortunate to have the leadership skills, broad-based knowledge and experience of previously seated public company chief executive officers and chief financial officers. The majority of our directors have also served on the corporate governance committees of other public companies and therefore have extensive expertise in this area. Our Board further employs a very hands-on review of our major corporate initiatives, operations and strategy on an ongoing basis.
Our Board has been steadily refreshed and has what we believe is an optimal range of tenures. The current average director tenure is approximately seven years; approximately 40% have six or more years of service and approximately 60% have less than six years of service. Our more tenured directors provide important historical insights into our Company’s operations, in addition to their strong governance experience. Notably, the four new directors added since 2016 provide significant fashion merchandising, marketing, retail store operations, supply chain and technology expertise to our Board. Our Board currently consists of eight directors, all of whose terms of office will expire at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Additionally, on April 24, 2020, in connection with her promotion to CEO and President effective June 24, 2020, the Board increased the size of the Board from eight to nine directors effective June 24, 2020 and appointed Ms. Langenstein as a director, effective June 24, 2020. Based on the recommendation of our Corporate Governance and Nominating Committee (the “Governance Committee”), each of David F. Walker, Bonnie R. Brooks, Janice L. Fields, Deborah L. Kerr, Molly Langenstein, John J. Mahoney, Kim Roy, William S. Simon and Stephen E. Watson has been nominated by the Board and has agreed to stand for re-election (election in the case of Ms. Langenstein) as a director of the Company to hold office until the 2021 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified.
Our Restated Articles of Incorporation (“Articles”) provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (in other words, the votes cast “For” the election of such director nominee must exceed the votes cast “Against” his or her election as a director). Although you may abstain from voting with respect to a particular nominee, that abstention will not be considered a vote cast “For” or “Against” that nominee and, as a result, will not impact the election result. Under our Corporate Governance Guidelines (the “Governance Guidelines”), if an incumbent director does not receive the required number of votes in an uncontested election, that director is required to submit in writing his or her irrevocable offer to resign from the Board.
In that situation, our Governance Committee would consider the resignation, evaluate the circumstances, and make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board would act promptly on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it. The Board only will approve as nominees those director candidates who agree to tender such resignation promptly following the certification of the shareholder vote.
The Company’s Governance Guidelines require non-management directors who will reach the age of 75 prior to the next annual meeting of shareholders to submit a letter of resignation from the Board, subject to Board acceptance, to be considered at the first Governance Committee meeting following the immediately preceding annual meeting. The Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the director’s resignation offer. In accordance with this requirement, Mr. Watson, who turned 75 in January 2020, provided to Mr. Walker written notice of his offer, subject to Board acceptance, to resign from the Board, effective as of the Annual Meeting. In the Governance Committee’s deliberations with respect to Mr. Watson’s offer to resign, it considered a number of factors, including the fact that Mr. Watson’s continued service would contribute to the right mix of tenured and newer directors, the desire for Mr. Watson’s expertise on the Board to navigate various strategic matters, as well as the importance of having Board continuity as the new executive leadership transitions into their new roles and Mr. Watson’s expertise in continuing to drive shareholder value during the Company’s turn-around. Based on the foregoing, on September 17, 2019, the Governance Committee recommended to the Board that it reject Mr. Watson’s offer to resign from the Board, which the Board approved. Pursuant to the Company’s Governance Guidelines, the Governance Committee and the Board will reconsider the issue after the Annual Meeting, if Mr. Watson is reelected.
At the Annual Meeting, shareholders will be asked to elect the aforementioned nine directors to our Board for the ensuing year.
The following information is provided for each person our Board has nominated and recommended for election at the Annual Meeting. It includes the experience, qualifications, attributes, and skills that our Governance Committee and the Board believe are most important to our sustainable success and led them to conclude that the person should be nominated to serve as one of our directors.
- 2020 Proxy Statement	1

■	PROPOSAL 1 Election of Directors
Nominees for Election

Nominees for Election
David F. Walker, 66
Board Chair Since: 2015

Skills and Qualifications:
 •  Former Partner Global Accounting Firm
 •  Advanced Degree
 •  Certified Public Accountant
 •  Certified Fraud Examiner
 •  NACD Board Leadership Fellow
 •  Former Director Accountancy Program at
    the University of South Florida
Current Directorships:
 •  Chico’s FAS, Inc., Board Chair, Audit
   Committee Chair and Executive Committee Chair
 •  CommVault Systems, Inc., Audit Committee
   Chair and Nominations and Governance Committee
 •  CoreLogic, Inc., Audit Committee Chair,
   Strategic Planning and Acquisitions Committee
Former Directorships: • Paradyne Networks • Technology Research Corporation • First Advantage Corporation
David F. Walker has been a director since 2005. He has served as Board Chair since 2015; however, in connection with the Company’s leadership transition, he will step down as Chair when Ms. Brooks becomes Executive Chair. He also serves on the boards of directors of CommVault Systems, Inc., a data management software company, and CoreLogic, Inc., a real estate intelligence and analytics company. In addition, he was the Director of the Accountancy Program at the University of South Florida from 2002 through 2009 and led the school’s Program for Social Responsibility and Corporate Reporting. Mr. Walker was a partner at Arthur Andersen LLP from 1986 until 2002 and led the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a director of the Florida chapter of NACD, an NACD Board Leadership Fellow, certified public accountant, certified fraud examiner, and has been deemed by the Board to be an Audit Committee Financial Expert.
Mr. Walker’s experience on other public company boards, his distinguished role in academia, his governance expertise, and his former service at a global accounting firm, provide the Board with significant leadership, financial and public company oversight experience and qualify him to serve on our Board.
2	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Bonnie R. Brooks, 66

Skills and Qualifications:
 •  CEO and President of Chico’s FAS, Inc.
 •  Former Interim CEO and President of
   Chico’s FAS, Inc
 •  Former President and CEO of Hudson’s
   Bay
 •  Former President of Lane Crawford Joyce
   Group
 •  Former Global Merchandise Manager of
   Dickson Concepts (International) Limited
 •  Former EVP and General Merchandise
   Manager of Holt Renfrew & Company
 •  Global Retail Experience
Current Directorships:
 •  Chico’s FAS, Inc., Executive Committee
 •  Rogers Communications Inc., Human
   Resources, Pension and Corporate
   Governance Committees
 •  RioCan Real Estate Investment Trust,
   Trustee, Investor and Governance
   Committees

Former Directorships:
 •  Abercrombie & Fitch Co., Compensation Committee
 •  Empire Company Limited, Human Resources Committee
 •  Royal Ontario Museum, Chair
 •  Alignvest Acquisition Corporation
 •  Indigo Books & Music, Inc.
 •  Liquor Control Board of Ontario, Chair

Bonnie R. Brooks has been a director since 2016. She was appointed Chief Executive Officer (“CEO”) and President of the Company effective July 30, 2019, after serving as Interim CEO and President since April 24, 2019. In connection with the Company’s leadership transition, she will transition from CEO and President of the Company to Executive Chair, effective June 24, 2020. She has more than 30 years of global retail executive leadership experience and most recently (January 2014 to December 2016) served as the Vice Chair of Hudson's Bay Company, a fashion retail group operating through multiple banners, including Hudson's Bay, Lord & Taylor, Saks Fifth Avenue, Saks Off Fifth and Kaufhof. Ms. Brooks joined Hudson's Bay in 2008 as Chief Executive Officer and President. From 2012 to 2014, Ms. Brooks served as President of Hudson's Bay Company, responsible for both Hudson's Bay and Lord & Taylor department stores USA. From 1997 to 2008, Ms. Brooks was based in Hong Kong serving as an executive officer, including as President of the Lane Crawford Joyce Group, a women's fashion retailer with over 500 stores in Asia, and as Global Merchandise Manager for Dickson Concepts (International) Limited, a luxury retail group and owner of Harvey Nichols, UK. Prior to that, Ms. Brooks spent over a decade at Holt Renfrew & Company, a Canada-based fashion department store, in roles that included Executive Vice President and General Merchandise Manager. Ms. Brooks also served on the board of directors of Abercrombie & Fitch Co., a teen apparel retailer. Ms. Brooks currently serves on the board of directors of Rogers Communications Inc., a Canadian diversified communications and media company, and is a trustee of RioCan Real Estate Investment Trust, a North American real estate owner and developer. Ms. Brooks was formerly a director of Empire Company Limited, one of Canada's largest food retailers. She is a member of the Order of Canada.
Ms. Brooks' significant experience in the retail industry, including her experience as a Chief Executive Officer and President of the Company and Hudson’s Bay, has provided her with operational expertise and extensive public company board experience that qualify her to serve on our Board.
- 2020 Proxy Statement	3

■	PROPOSAL 1 Election of Directors
Nominees for Election

Janice L. Fields, 64

Skills and Qualifications:
 •  Former President, EVP and COO of
   McDonald’s USA, LLC
 •  Marketing, Strategic, Risk Management,
   Financial and Operational Experience
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance
   and Nominating Committee Chair and
   Executive Committee
 •  Welbilt, Inc., Compensation Committee
    and Corporate Governance Committee
 •  Taubman Centers, Inc., Compensation
   Committee
Former Directorships: • Buffalo Wild Wings, Inc., Chair • Monsanto Company, Compensation Committee
Janice L. Fields has been a director since 2013. She served as President of McDonald's USA, LLC, a subsidiary of McDonald's Corporation (“McDonalds”), a fast food chain operator and franchiser with $38 billion in sales per year, from January 2010 until her retirement in November 2012. Ms. Fields held numerous other roles at McDonald's, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald's USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.
From 2008 to 2018, Ms. Fields served on the board of directors of Monsanto Company, a leading global provider of agricultural products, and played a key role in navigating Bayer’s acquisition of the company in 2018. From 2017 until 2018, Ms. Fields also served on the board of directors of Buffalo Wild Wings, Inc. where she was appointed chairperson in August of 2017. As chairperson, Ms. Fields played a pivotal role in the acquisition of the company by Arby’s Restaurant Group in 2018.
In 2018, Ms. Fields was appointed to the board of directors of Welbilt, Inc., a leading global provider of commercial foodservice equipment. Ms. Fields also joined the board of directors of Taubman Centers, Inc., a real estate investment trust that invests in shopping centers, in January 2019.
In addition to her public company service, Ms. Fields serves on the board of directors of Ronald McDonald House Charities, a global nonprofit organization focused on families and children. Previously, Ms. Fields also served on the boards of directors of The Field Museum, a natural history museum, from 2010 through 2012, and United Cerebral Palsy, an international nonprofit service provider for individuals with disabilities, from 2005 through 2013.
Through her numerous executive roles at a Fortune 500 company and board service, Ms. Fields has gained broad financial and operational experience and has demonstrated significant leadership and management skills through her successful implementation of various strategic initiatives. She has developed expertise related to marketing, strategic planning, risk management, production, human resources and mergers and acquisitions, which provides her with valuable insights on operational and strategic matters reviewed by our Board. Ms. Fields’ extensive operational, financial, and strategic planning experience qualifies her to serve on our Board.
4	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Deborah L. Kerr, 48

Skills and Qualifications:
 •  Managing Director, Warburg Pincus
 •  Former Executive Vice President, Chief
   Product & Technology Officer for Sabre
   Corporation and FICO
 •  Former Chief Technology Officer for
   Hewlett-Packard Company
 •  Former Manager, Mission Operations at
   NASA Jet Propulsion Laboratory
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance
   and Nominating Committee and Human
   Resources, Compensation and Benefits
   Committee
 •  ExlService Holdings, Inc., Compensation
   Committee and Nominating and
    Governance Committee
 •  International Consolidated Airlines Group,
   S.A., Audit and Compliance Committee
   and Nominations Committee
 •  NetApp, Inc., Audit Committee
Former Directorships: • D+H Corporation • Mitchell International, Inc., Chair of Technology Committee
Deborah L. Kerr has been a Director since June 2017. Ms. Kerr also serves on the boards of directors of NetApp, Inc., ExlService Holdings, Inc. and International Consolidated Airlines Group, S.A. Ms. Kerr serves as a Managing Director of Warburg Pincus, an American private equity firm with offices in the United States, Europe, Brazil, China and India. She formerly served on the board of directors of D+H Corporation, a Canadian company that provides global payments and lending technology, and on the board of directors of Mitchell International, Inc., a company that develops software used by the automotive industry to manage collision and medical claims, parts and labor estimates, and glass replacement quotes.
From 2013 to April of 2017, Ms. Kerr was the Executive Vice President, Chief Product & Technology Officer for Sabre Corporation in Dallas, Texas, a software and services technology provider to the travel and transportation industry.
From 2009 to 2012, Ms. Kerr served as Executive Vice President and Chief Product & Technology Officer at Fair Isaac Corporation (now FICO) in San Diego, California. From 1998 to 2009, she served in various leadership roles at Hewlett-Packard Company. Prior to Ms. Kerr’s experience at Hewlett-Packard Company, she was Manager, Mission Operations at NASA Jet Propulsion Laboratory in Pasadena, California.
Ms. Kerr is a global operating executive, recognized for executing successful transformations, accelerating growth and innovation, and managing risk and change in complex environments. She is also an experienced private and public company director. Her extensive skill set, particularly her product and technology experience, qualifies her to serve on our Board.
- 2020 Proxy Statement	5

■	PROPOSAL 1 Election of Directors
Nominees for Election

Molly Langenstein, 56

Skills and Qualifications:
 •  President, Apparel Group, Chico’s FAS, Inc.
 •  Former General Business Manager,
    Ready-to-Wear at Macy’s
 •  Former Chief Private Brands Officer, Macy’s
   Inc. and Bloomingdales
 •  Former Executive Vice President of Private
   Brands for Men’s and Children’s Wear at
   Macy’s Inc. Private Brands
 •  Marketing, Strategic, Management,
   Merchandising and Operational Experience
Current Directorships:
 •  Chico’s FAS, Inc. (effective June 24, 2020)

Molly Langenstein will become a director in June 2020. She joined the Company in August 2019 and is currently the Company’s President, Apparel Group. She will transition to the role of CEO and President on June 24, 2020. Before joining the Company, she served as General Business Manager, Ready-to-Wear at Macy’s, Inc. (“Macy’s”) from 2017 to 2019. Prior to that, she served as Chief Private Brands Officer of Macy’s and Bloomingdales from 2015 to 2017. Prior to that role, Ms. Langenstein served as Executive Vice President of Private Brands for Men’s and Children’s Wear at Macy’s Private Brands from 2013 to 2014. In 2012, she was named Executive Vice President, Group Merchandise Manager of Millennial at Macy’s. Earlier, her career at Macy’s included assignments as General Merchandise Manager for Men’s and Kids at Macy’s Florida (Miami), for Millennial at Macy’s West (San Francisco) and for Ready-to-Wear at Macy’s North (Minneapolis). She began her work in the apparel retail industry as a buyer at Burdines.
Ms. Langenstein is a 30-year retail industry veteran with a proven track record of building multiple successful brands. She is an experienced strategist, manager and merchant with a record of success revitalizing sales and profitability in the retail fashion industry. We believe Ms. Langenstein’s expertise in the retail industry and leadership skills qualify her to sit on our Board.
John J. Mahoney, 68

Skills and Qualifications:
 •  Former Partner Global Accounting Firm
 •  Former CFO and Vice Chairman of
   Staples, Inc.
 •  Certified Public Accountant
Current Directorships:
 •  Chico’s FAS, Inc., Human Resources,
   Compensation and Benefits Committee
   Chair, Audit Committee and Executive
   Committee
 •  Bloomin’ Brands, Inc., Audit Committee
   Chair and Nominating and Governance
   Committee
 •  The Michaels Companies, Inc., Audit
   Committee Chair and Nominating and
   Governance Committee
 •  Burlington Stores, Inc., Board Chair
Former Directorships: • Advo, Inc. • Zipcar, Inc.
John J. Mahoney has been a director since 2007. He retired as Vice Chairman of Staples, Inc. (“Staples”), an office supply retail chain, where he served on the board of directors from 2006 through 2012. Additionally, he served as Chief Financial Officer for Staples from 1996 through 2012. Prior to 1996, Mr. Mahoney was a partner at the accounting firm Ernst & Young LLP. He currently serves on the boards of directors of Bloomin’ Brands, Inc., a company that owns dining restaurant chains, The Michaels Companies, Inc., an arts and crafts retail chain, and Burlington Stores, Inc., a national discount apparel retail chain. Mr. Mahoney served on the board of directors of Advo, Inc., a leading direct mail marketing services company, from 2001 to 2007, Zipcar, Inc., one of the world’s leading car-sharing services, from 2010 to 2012, and has been deemed by the Board to be an Audit Committee Financial Expert.

Mr. Mahoney’s extensive experience in several important areas, including finance and strategic planning, public company governance and executive compensation, as well as his deep knowledge of the various issues that retail companies currently face, qualify him to serve on our Board.
6	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Kim Roy, 61

Skills and Qualifications:
 •  Former Group President of Ralph Lauren
   North American Wholesale
 •  Former Group President of Ralph Lauren,
   Lauren Brands
Current Directorships:
 •  Chico’s FAS, Inc., Audit Committee
Former Directorships: • Weight Watcher’s International, Inc., Audit Committee
Kim Roy has been a director since February 2019. She has more than 30 years of experience in the retail industry leading and developing iconic American brands, particularly in women’s apparel.
Ms. Roy is currently President of Kim Roy Consulting LLC, a consulting advisory firm established by Ms. Roy to provide professional consulting services to businesses. Previously, she spent 13 years at Ralph Lauren Corporation. From 2014 to 2016 Ms. Roy was Group President, North America Wholesale, leading Polo, Lauren and Chaps apparel brands for men, women and children, as well as home categories. From 2008 to 2014, Ms. Roy was Group President of Lauren Brands, responsible for the Company’s women’s brands, and from 2003 to 2008, she served as President of Lauren.
From 2001 to 2003, Ms. Roy was President of the Ann Taylor division for Ann Taylor Inc. From 1995 to 2001, Ms. Roy served as Group President Liz Claiborne, Inc. Prior to this, Ms. Roy held various senior merchandising positions at Associated Merchandising Corporation and Abraham & Straus.
Ms. Roy previously served as a member of the board of directors of Weight Watchers International, Inc. She serves on the board of trustees of Skidmore College as well as serving as marketing and communications committee chair, compensation committee vice chair and executive committee member. Ms. Roy also serves as a director and development committee member and strategic planning committee member of Catholic Guardian Services.
Ms. Roy has extensive experience in retail brands with deep insight into driving profitability and promoting growth, including several prior senior executive roles. Ms. Roy's expertise in the retail industry, particularly in women’s apparel and merchandising, and leadership skills qualify her to serve on our Board.
- 2020 Proxy Statement	7

■	PROPOSAL 1 Election of Directors
Nominees for Election

William S. Simon, 60

Skills and Qualifications:
 •  Former President and CEO of Walmart
   U.S. and EVP of Walmart Stores, Inc.
 •  President of WSS Consulting
 •  Former Secretary of the Florida
   Department of Management Services
 •  Formerly held senior positions at Brinker
   International, Inc., Diageo North America,
   Inc., Cadbury Schweppes plc, PepsiCo,
   Inc. and RJR Nabisco, Inc.
Current Directorships:
 •  Chico’s FAS, Inc., Human Resources,
   Compensation and Benefits Committee
 •  Darden Restaurants, Inc., Audit
   Committee and Nominating and
   Governance Committee Chair
 •  Anixter International, Inc., Compensation
   Committee and Nominating &
   Governance Committee
 •  GameStop Corporation, Audit Committee
Former Directorships: • Agrium, Inc.
William S. Simon has been a director since 2016. In connection with the Company’s leadership transition, he will become the Company’s Lead Independent Director when Ms. Brooks becomes Executive Chair. He retired in 2014 from his position as President and CEO of Walmart U.S. and Executive Vice President of Walmart Stores, Inc. (“Walmart”) and remained a consultant through 2015. Prior to that, he served in various executive roles at Walmart from 2006 forward. Mr. Simon also serves as President of WSS Consulting, a consulting advisory firm established by Mr. Simon to provide professional consulting services to businesses. Mr. Simon held several senior positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a leading premium drink company, Cadbury Schweppes plc, a multinational confectionery company, PepsiCo, a multinational food, snack and beverage corporation, and RJR Nabisco, a tobacco and food products company. Mr. Simon served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves. Mr. Simon served on the board of directors of Agrium, Inc., a retail supplier of agricultural products and services. Mr. Simon also serves on the boards of directors of Darden Restaurants, Inc., a restaurant operator, Anixter International, Inc., a global distributor of network and security solutions, GameStop Corporation, a leading retailer of video games, and is a senior advisor to KKR, an investment firm. Since 2015, Mr. Simon has served as a faculty member and Executive in Residence at Baylor University.
Mr. Simon’s extensive retail experience, particularly in management, in multi-unit supply chain and in global sourcing, along with his strong public company board experience, qualify him to serve on our Board.
8	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Stephen E. Watson, 75

Skills and Qualifications:
 •  Former Chairman and CEO of Dayton
   Hudson Department Stores Co.
 •  Former CEO of Gander Mountain
   Company
Current Directorships:
 •  Chico’s FAS, Inc., Corporate Governance
   and Nominating Committee
 •  Kohl’s Corporation, Audit Committee and
   Governance and Nominating Committee
Former Directorships: • Shopko, Inc. • Smart & Final, Inc. • Norwest Bank • Target Corporation • Retek, Inc. • Eddie Bauer Holdings, Inc. • Regis Corporation, Compensation Committee
Stephen E. Watson has been a director since November 2010. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry, holding various executive officer positions with Dayton Hudson Corporation, a company owning several major retail brands, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. Mr. Watson retired in 2002 as President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities.
Mr. Watson serves on the board of directors of Kohl's Corporation, a department store retail chain. From 2007 to 2017, he served on the board of directors of Regis Corporation, a leading hair salon chain. From 1997 through 2005, Mr. Watson was a director of Shopko Stores, Inc., a retail store chain. From 2004 through 2007, Mr. Watson was a director of Smart & Final, Inc., a chain of food supply stores. He also served on the boards of directors of Norwest Bank from 1990 to 1996, Target Corporation, a multinational retail chain, from 1991 to 1996, Retek, Inc., a provider of an end-to-end retail management enterprise resource planning software, from 1999 to 2004 and Eddie Bauer Holdings, Inc., a holding company that operates retail store chains, from 2005 to 2010.
Mr. Watson's experience as a leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other public retail companies and his broad knowledge of areas such as retail operations, corporate finance, accounting, marketing and merchandise procurement qualify him to serve on our Board.
If elected, Mr. Walker, Ms. Brooks, Ms. Fields, Ms. Kerr, Ms. Langenstein, Mr. Mahoney, Ms. Roy, Mr. Simon and Mr. Watson will continue their service on the Board beginning after the Annual Meeting, and all will serve on the Board until the Annual Meeting in 2021, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named as proxies intend to vote such proxy “FOR” the election of Mr. Walker, Ms. Brooks, Ms. Fields, Ms. Kerr, Ms. Langenstein, Mr. Mahoney, Ms. Roy, Mr. Simon and Mr. Watson as directors of the Company.
None of the nominees are related to any of our directors, other nominees for director, or any executive officer of the
Company by blood, marriage or adoption. There are no arrangements or understandings between any director or director nominee and any other person pursuant to which such director or director nominee was or is to be selected as a director.
Each of the proposed nominees for election as director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, it is intended that shares represented by the proxies voted for such nominee will be voted for such other person as our Board shall designate to replace such nominee. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES.
- 2020 Proxy Statement	9

■	PROPOSAL 1 Election of Directors
Director Nominations and Qualifications

Director Nominations and Qualifications
Responsibility for Selection of Director Candidates
The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration.
Director Criteria
The Governance Committee is responsible for initial review and assessment of the skills, experience and background required of each of the Company’s directors in the overall context of the business and current composition of the entire Board. When evaluating potential nominees, including incumbent directors, the Governance Committee and the Board take into account our requirement that a substantial majority of Board members be independent; the diversity of experiences and backgrounds represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its Committees; and the need to have directors who will work diligently and collegially to represent the best interests of the Company and its shareholders, employees, customers and communities. While the focus and priorities may change from time to time, this assessment includes an evaluation of a potential nominee’s experience in areas relevant to our business and our strategy. Below is a summary of areas of experience our Board has determined are currently most relevant to our business:
Summary of Director Expertise/Skill
Expertise/Skill	Board Representation
CEO / CFO Experience	✔
Corporate Governance	✔
E-Commerce / Social Media	✔
Executive Compensation / Human Capital	✔
Financial Expert	✔
Franchising	✔
IT/ Cybersecurity	✔
Marketing	✔
Product Development / Fashion Merchandising	✔
Real Estate	✔
Retail	✔
Store Operations	✔
Supply Chain / Sourcing	✔
Strategy / Business Development / Mergers & Acquisitions	✔
Our Board is exceptionally diverse, which provides us a broad spectrum of experience and expertise that will promote the presentation and consideration of differing points of view. By “diversity,” we mean differences of viewpoint, professional experience, individual characteristics, personal background, qualities, skills, qualifications, gender, ethnicity and race, so as to generate naturally varying perspectives. The Board and the Governance Committee believe that those varying perspectives are important to the effectiveness of the Board’s oversight of the Company. The Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.
Directors should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board and Board Committee meetings, to ask direct questions and require straight-forward answers, and to meet as frequently and for as long as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as a director. In accordance with our Governance Guidelines, service on other boards and other commitments are considered by the Governance Committee when reviewing candidates for election and reelection.
The Company does not have term limits for its directors. However, as noted above, under the Company’s Governance Guidelines, a non-management director who will attain the age of 75 prior to the next Annual Meeting of Shareholders is required to submit a letter of resignation to the Board effective, if accepted, as of the next Annual Meeting of Shareholders. The Governance Committee and the Board will consider the resignation in the context of whether such director’s continued service contributes to the right mix of tenured and newer directors in light of requirements of the
10	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Director Nominations and Qualifications

Board at that time. If the Board determines not to accept the director’s resignation, the Governance Committee and the Board will reconsider the issue the following year, if necessary.
The Board and its Governance Committee believe the skills, qualities, attributes, and experience of our current directors provide the Company with the business acumen and diverse range of perspectives needed to engage each other and management, to address effectively the Company’s evolving needs, and to represent the best interests of the Company’s shareholders.
Identifying and Evaluating Nominees
The Governance Committee annually determines whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary for the Board to direct the Company based on the list of relevant skills and expertise discussed above. Furthermore, the Governance Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or to expand the size or expertise of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. The Governance Committee identifies potential Board nominees utilizing search firms and Board members’ contacts within the business community. When the Governance Committee seeks a new candidate for directorship, it seeks an individual whose skills and experience will complement the attributes and perspectives of the other members of the Board. The Governance Committee takes into consideration whether particular individuals satisfy the independence criteria established by the Company, which standards meet or exceed those set forth in the New York Stock Exchange (“NYSE”) listing standards, together with any special criteria applicable to serve on various committees of the Board. The information learned through the Board’s evaluation process, including any identified gaps or weaknesses on the Board, is also used by the Governance Committee when considering the need for new directors and individual director nominees.
Once the Governance Committee has identified a potential nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Governance Committee with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others.
If the Governance Committee determines, in consultation with the Chair of the Board (or Lead Independent Director when we have one) and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Governance Committee. The Governance Committee then evaluates the prospective nominee against the criteria set out in the Company’s Governance Guidelines.
In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee. If warranted, the Chair of the Governance Committee, one or more of the independent directors, as well as the CEO and others as appropriate, interview the prospective nominee. Thereafter, the Governance Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.
Shareholder Nominees
The policy of the Governance Committee is to consider written recommendations from shareholders for positions on the Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Governance Committee in writing with whatever supporting material the shareholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Governance Committee uses the same criteria as for other candidates recommended by the committee, other Board members, or other persons. In addition, shareholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles.
In addition, a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of the Company’s stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Company’s Amended and Restated Bylaws (the “Bylaws”). The Board believes that the provisions adopted in our Bylaws appropriately balance the benefits shareholders gain under proxy access against the potential disruption that could be created by regular proxy contests, the corresponding turnover of a number of Board seats, and the challenges of on-boarding and integrating these new directors.
- 2020 Proxy Statement	11

■	PROPOSAL 1 Election of Directors
Committees of the Board

Committees of the Board
The Board has the following standing committees: (a) Corporate Governance and Nominating Committee, (b) Audit Committee, (c) Human Resources, Compensation and Benefits Committee, and (d) Executive Committee. Each of these Committees has a charter under which it operates. These charters are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The members of the Board on the date of this Proxy Statement, and the Committees of the Board on which they currently serve, are identified below:
Director	Corporate Governance and Nominating Committee	Audit Committee	Human Resources, Compensation and Benefits Committee	Executive Committee
David F. Walker
Bonnie R. Brooks				✔
Janice L. Fields				✔
Deborah L. Kerr	✔		✔
John J. Mahoney		✔		✔
William S. Simon			✔
Kim Roy(1)		✔
Stephen E. Watson	✔
(1)	Ms. Roy did not serve on the Audit Committee while she was providing consulting services to the Company.
Board Responsibilities
The primary responsibility of the Board is to provide oversight, counseling, and direction to the Company’s senior executive management with regard to the long-term interests of the Company and its shareholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider other factors it deems relevant, including the social, economic, legal or other effects of the Company’s business and operations, and its constituents, which include employees, suppliers, customers and the communities in which we do business. The Board’s detailed responsibilities include: (a) selecting, establishing performance goals for, regularly evaluating the performance of, and approving the compensation of the CEO and other executive officers; (b) reviewing, monitoring, and, where appropriate, approving the Company’s major financial objectives, operating and capital plans, and other significant actions or operations; (c) overseeing the Company’s strategic, operational, legal, regulatory, and reputational risk, including management’s identification and assessment of major risks facing the Company, and assisting in developing mitigation strategies; (d) planning for succession with respect to the CEO, and monitoring management’s succession planning for other executive officers; (e) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed for long-term value and whether proper internal controls are in place and effective; (f) overseeing the processes for maintaining the Company’s integrity and ethical obligations with regard to its financial statements and other public disclosures, its compliance with law and ethical requirements, and its environmental, social and governance practices; (g) monitoring, through the Governance Committee and Audit Committee, possible conflicts of interest and related party transactions; and (h) planning for the succession of the Board’s own members, including leadership roles.
The Board has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various Committees with respect to significant actions to be undertaken by the Company.
12	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

Corporate Governance and Nominating Committee
The Governance Committee held five meetings during fiscal 2019. This Committee is responsible for developing, assessing, maintaining, recommending and implementing policies and practices relating to corporate governance, including reviewing and monitoring compliance with the Company’s Governance Guidelines. In addition, as a nominating committee, its principal responsibilities also include interviewing, evaluating, nominating, and recommending individuals for membership on, and to serve as Chair of, the Company’s Board and each of its Committees. This Committee also prepares and supervises the Board’s annual review of director independence and oversees the Board’s evaluation process. All of the members of this Committee are, and all of the members of this Committee during fiscal 2019 were, independent within the meaning of the NYSE listing standards and the Company’s Governance Guidelines.
Audit Committee
The Audit Committee held six meetings during fiscal 2019. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of our accounting, financial reporting, financial risk assessment, internal controls, and audit function. This committee is directly responsible for: (a) the appointment, engagement, compensation, and oversight of the work of the Company’s independent certified public accountants; (b) reviewing the annual financial results and the annual audit of the Company’s financial statements; and (c) recommending whether the audited financial statements should be included in the Company’s Form 10-K and preparing the Audit Committee Report required under applicable securities laws. The Audit Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President-Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. The Audit Committee also is responsible for reviewing and discussing with its independent accountants and management any related party transactions. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. The Audit Committee also meets with the head of the management disclosure committee periodically to discuss related party transactions. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.
All members of the Audit Committee are, and all of the members of this Committee during fiscal 2019 were, independent within the meaning of the listing standards of the NYSE, the Company’s
Governance Guidelines, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). SEC regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the Chair of this Committee, and Mr. Mahoney each qualify as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. (See the Audit Committee Report on page 65 for further information.)
Human Resources, Compensation and Benefits Committee
The Human Resources, Compensation and Benefits Committee (also referred to as the “Compensation Committee”) held five meetings during fiscal 2019. The principal responsibilities of this Committee are to: (a) review and make recommendations to the Board concerning the Company’s compensation philosophy and compensation plans to ensure alignment with the Company’s corporate goals and objectives; (b) evaluate the CEO’s performance against corporate goals and objectives established for the CEO and to approve the compensation of the CEO in light of her or his performance; (c) review and, when appropriate, approve the compensation of the executive officers of the Company; (d) provide input and make recommendations to the Board on individuals selected to be executive officers of the Company; (e) oversee and evaluate management’s and the Company’s outside consultants’ assessment of the risks related to the Company’s compensation programs at least annually; (f) review and make recommendations with respect to, and administer, the Company’s existing and proposed compensation and bonus plans; and (g) review and
- 2020 Proxy Statement	13

■	PROPOSAL 1 Election of Directors
Committees of the Board

discuss with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement, recommend to the Board whether it should be included in such filing, and prepare the Compensation Committee report required to be included in the Company’s annual proxy statement. The Compensation Committee also participates in management succession planning processes with the Board and the CEO.
In addition, the Compensation Committee is responsible for evaluating and recommending compensation to be paid to our directors, including retainers, fees, benefits and perquisites. Because of the inherent conflict associated with directors setting their own compensation levels, under its charter, the recommendations of the Compensation Committee relating to director compensation must be reviewed by third parties, which may include outside consultants. Furthermore, both the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan (the “2012 Omnibus Plan”) and the 2020 Omnibus Plan in Proposal 3 include an annual per director limit on cash and equity compensation paid to our directors for their service as directors. The Compensation Committee also reviews, makes recommendations with respect to, and monitors compliance with the Company’s Stock Ownership Guidelines.
All of the members of this Committee are, and all of the members of this Committee during fiscal 2019 were, independent within the meaning of the listing standards of the NYSE and the Company’s Governance Guidelines. (See the Human Resources, Compensation and Benefits Committee Report on page 41 for further information.)
Executive Committee
The Executive Committee did not meet during fiscal 2019. The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law solely to the Board. In practice, the Executive Committee’s actions have generally been limited to matters that the full Board specifically delegates to the Executive Committee, such as occasional action relating to the Company’s stock repurchase program.
Board and Committee Evaluation
Strengthening our Board’s effectiveness is a high priority and we conduct robust annual evaluations to assess our directors’ strengths and identify areas for improvement. Each year, the Board conducts a three-part evaluation process coordinated by the Governance Committee Chair and delivered by the Chair of the Board (or Lead Independent Director when we have one) and other Committee Chairs: full Board evaluation, Committee evaluation and self-assessment. In advance of the meeting in which the evaluation occurs, the Board and Committees collect materials and information to assist in their evaluation discussions. They review the qualifications and experience we have identified as important for Board effectiveness and how our membership stacks up against those criteria. They also review the number of Board and Committee meetings for the prior fiscal year and attendance records for individual directors. They look at the various responsibilities of the Board or the particular Committee set out in our governing documents, and they examine whether those responsibilities were met. They review a summary of their accomplishments, actions and areas of focus over the year, including any open items. Members of the Board and each Committee also complete a comprehensive questionnaire relating to the Board’s performance, each Committee’s performance and their individual performance. The data collected from the questionnaires is tabulated, compared to the prior year and shared with the relevant Chairs (of the Board and each Committee) to use in the in-person evaluation discussions.
The Board or Committee, in private session, then engages in focused, candid and thoughtful discussion about their performance. Directors who may not feel comfortable raising an issue in open session are encouraged to speak privately with the relevant Chair (of the Board or Committee), the CEO or General Counsel. Following the evaluation, the Chair of the Board (or Lead Independent Director when we have one) or the Committee reports to the Board Chair, the CEO and/or the General Counsel (as appropriate) regarding the assessment generally and any desired management or Board action, change in procedure, or required follow-up resulting from the discussion.
Chair of the Board/Chief Executive Officer
The Board annually elects a Chair after taking into account the recommendation of the Governance Committee made following its annual review of the Company’s Board leadership structure. The Company does not require the separation of its Chair and CEO positions, but they are currently separate. If the Chair of the Board is not independent, the independent directors shall elect a lead independent director (“Lead Independent Director”) to serve as the focal point for communicating with the CEO, facilitating information flow and communications among non-management directors, and coordinating feedback to the CEO on behalf of the non-management directors regarding business issues and Board management. Currently, David F. Walker, an independent member of the Board, serves as Chair, while Bonnie R. Brooks serves as CEO and President. The Company believes that, generally, separating the Chair and CEO roles is a strong governance practice and contributes to the Board’s independence from management.
In connection with the Company’s leadership transition, effective June 24, 2020, Ms. Brooks will become Executive Chair of the Board. Because she is not independent, the independent
14	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Environmental, Social and Governance Matters

directors have appointed Mr. Simon as the Company’s Lead Independent Director, effective when Ms. Brooks becomes Executive Chair. As Lead Independent Director, Mr. Simon will, among other things:
■	engage with the Executive Chair to debrief on decisions reached and suggestions made at Board meetings or independent director sessions;
■	act as an advisor to the Executive Chair and CEO as requested or required;
■	facilitate communication between the independent directors and Executive Chair;
■	monitor the relationship between the Executive Chair and CEO, including facilitating communication between the Executive Chair and CEO;
■	engage with other independent directors to identify matters for discussion during independent director sessions;
■
provide leadership to the Board if circumstances arise in which the Executive Chair may be, or may be perceived to be, in conflict, in responding to any report conflicts of interest, or potential conflicts of interest, arising for any director;

■	ensure that the independent directors of the Board meet in separate independent director sessions at Board meetings; and
■	lead independent director sessions and meetings.
The Board believes the role of Lead Independent Director will enhance the Board’s oversight of management of the Company and help to ensure that the Board is fully engaged with the Company’s strategy and its implementation.
As Executive Chair, Ms. Brooks will provide additional leadership to enhance the effectiveness and performance of the Board and support to the CEO and senior management of the Company, particularly on strategic matters.
Environmental, Social and Governance Matters
The Board believes that effective oversight of environmental, social and governance (“ESG”) matters is core to its risk oversight function and is essential to sustainability, providing value to shareholders and benefiting the communities we serve. The
Board is committed to supporting the Company’s efforts to operate as a sound corporate citizen. The following is a summary of our ESG policies, practices and initiatives:
Environmental Sustainability, Philanthropy, Human Capital and Social Responsibility
The Company and its family of brands, Chico’s, White House Black Market, Soma and TellTale, are committed to environmental sustainability, philanthropy, investing in our people, and socially responsible sourcing.
Environmental Sustainability
The Company is committed to building a better world by reducing our environmental impact and increasing sustainability throughout our supply chain, stores, distribution centers and corporate headquarters. In fiscal 2019, we took the important step to formalize this commitment. We established an associate-led Sustainability Committee, and with oversight by our Board, this team will identify, develop, and accelerate the Company’s sustainability goals. We look forward to providing updates regarding our Sustainability Committee’s accomplishments.
Philanthropy
The Company positively impacts our customers, employees and the communities in which we live and do business through service and giving back. Our brand and corporate cause-related initiatives are focused on raising awareness and funds through local and national partnerships as well as regional, community-based philanthropic causes, disaster relief and associate volunteerism.
Human Capital
At Chico’s FAS, Inc. we know that people are key to our success and it is our responsibility to take care of them. We are committed to hiring top talent, creating a diverse and inclusive culture, providing meaningful career development and competitive compensation, offering health and wellness programs for our people and providing other resources, all of which enhance our workplace environment and associate experience.
In 2019, we were honored to be ranked among the top companies by the National Associates of Female Executives and National Associates of Corporate Directors for our unwavering commitment to creating an inclusive and diverse corporate community for our employees and our Board of Directors with progressive inclusion and diversity practices.
Just as our employees are dedicated to delivering the Most Amazing Personal Service to our customers, Chico’s FAS is committed to creating the most amazing company for our employees to work, learn and grow. In 2019, we provided development in the areas of unconscious bias, innovation and in areas that advance knowledge and skills. This helps us to grow our organization, our employees and aids in internal promotions.
Social Responsibility
We are committed to responsibly source and create the products that our customers love. Our commitment to social responsibility is an integral part of our culture and we require all of our suppliers to understand and comply with our Terms of Commitment to Ethical Sourcing (“Terms of Commitment”). Our Terms of Commitment are inspired by universally accepted human rights principles to reduce the risk that we become complicit in human rights violations.
For the Company’s branded products, we have a robust process to foster compliance with our Terms of Commitment by our
- 2020 Proxy Statement	15

■	PROPOSAL 1 Election of Directors
Governance

suppliers and to support our goal to maintain stable long-term relationships with suppliers that align with our values. The process focuses on auditing, monitoring performance, and measuring improvements. We also focus on capacity building by conducting surveys and providing special trainings in many of our strategic factories. These efforts improve the lives of those who work at and with the Company and the communities in which we do business.
Information about some of these efforts is available in the following documents found on the Company’s website (www.chicosfas.com) by clicking on “Responsibility”:
■	Social Responsibility
■	Philanthropy
■	Sustainability
Governance
Our Board operates within a strong set of governance principles and practices, which reflect discussions with our shareholders and monitoring of suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by the Investor Stewardship Group (“ISG”), a collective of some of the largest institutional investors and global asset managers, including some of our own investors, that seeks to promote best practices in corporate governance. Some of our key governance principles and practices include:
Board Accountability to Shareholders
■
Majority Voting and Director Resignation Policy. Incumbent directors up for re-election to our Board who fail to receive a majority of the votes cast in an uncontested election must tender their resignation;

■	Declassified Board. Our Board is fully declassified, meaning the full Board is elected annually;
■	Proxy Access. Our Bylaws include a proxy access provision to make it easier for shareholders to nominate director candidates;
■	Right to Call Special Meetings. Our Articles and Bylaws include a mechanism for shareholders to call special meetings of shareholders;
■	Public Governance Documents. The Company discloses its corporate governance documents and its Code of Ethics on the Company’s website;
■	Shareholder Communication Mechanism. The Company provides a mechanism for shareholders to communicate with the Board; and
■
Limited Use of Poison Pills. While the Company has adopted a shareholder rights plan to ensure that the Board remains in the best position to perform its fiduciary duties and enable all Company shareholders to receive fair and equal treatment in light of the volatility and uncertainty surrounding the COVID-19 outbreak, the plan is of limited duration and will expire on April 1, 2021.

Shareholders’ Voting Rights
■	One-Share One-Vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting;
■	One Class of Stock. Shares of common stock are the only outstanding voting securities of the Company; and
■
Amendments to Articles and Bylaws. Amendments to our Articles do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and the vote required for amending the Articles.

Our Bylaws may be amended by a vote of the shareholders and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.
Independent Leadership Structure
■	Seven of Eight Directors are Independent. All but one member of our current Board is independent and all but two members will be independent when Ms. Langenstein joins the Board on June 24, 2020;
■	Independent Board and Committee Chairs. The Board and every committee currently have an independent chair and the Board will have a Lead Independent Director when Ms. Brooks becomes Executive Chair;
■	Annual Leadership Structure Review. The Board’s leadership structure is reviewed annually by our Governance Committee;
■	Separate Board Chair and CEO. The CEO and Chair of the Board are currently separate;
■
Independent Directors Executive Sessions. Independent directors regularly meet in executive session at regularly scheduled Board meetings and the Chair of the Board (or Lead Independent Director when we have one) communicates any concerns to the CEO or management; and

■
Audit Executive Sessions. The Audit Committee regularly conducts executive sessions with independent auditors, internal audit, General Counsel, Chief Financial Officer (“CFO”) and Chief Accounting Officer.

Structures and Practices that Enhance Board Effectiveness
■
Experience Mix. As described above, our Board is comprised of directors with a diverse and appropriate mix of experience and skills relevant to the Company’s business and strategy and to its status as a public company;

■	Diversity. The Board reflects, and seeks in its searches for new directors, diversity of experience and of personal and professional backgrounds;
■
Risk Oversight. The Board oversees the Company’s Enterprise Risk Management program, which is reviewed at least annually, and has allocated its various risk management and oversight responsibilities among itself and its Audit, Governance and Compensation Committees to ensure adequate time and resources to effectively monitor Company risk;

■	Retirement Policy. Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75;
■	Annual Evaluations. The Board and its Committees engage in a robust annual evaluation process, described above;
16	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Governance

■
Over-Boarding and Other Significant Activities. The Company’s Governance Guidelines contain provisions limiting its directors’ service on other boards of directors and their committees as well as undertaking business activities that result in significant time commitments or may create legal or independence issues;

■	Majority Voting for Mergers. Mergers require the affirmative vote of a majority of the outstanding shares of the Company;
■	Board Size and Director Vacancies. The size of the Board can be fixed from time to time and vacancies on the Board can be filled by a majority vote of the Board;
■	Directors Removable Only for Cause. Our Articles provide that directors may be removed only for cause by shareholders; and
■
Annual Review of Governance Guidelines. Many of the governance policies of the Company are contained in our Governance Guidelines which are reviewed annually and provided on our website (see discussion of the Governance Guidelines below).

Compensation and Incentive Structure Alignment with Company Goals and Strategy
■	Stock Ownership Guidelines. The Company has strong stock ownership guidelines in place for our directors and our senior officers;
■
Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions, such as short-term trading, short sales, trading on margin and certain stock pledges;

■
Clawback Policy. The Company has an incentive compensation clawback policy in place that authorizes the Company to recoup past incentive compensation from our Section 16 officers in the event of a material restatement, regardless of fault;

■	Third Party Compensation Review. The Compensation Committee engages an independent third party to evaluate the level of compensation provided to our executive officers;
■
Incentive Compensation Practices Align with Long-Term Goals. As described more fully in our compensation discussions below, the Company has incentive compensation practices to ensure alignment with its long-term goals; and

■
Equity Compensation Practices Align with Long-Term Goals. Both the 2012 Omnibus Plan and the 2020 Omnibus Plan in Proposal 3 generally require a minimum of one-year vesting on grants, prohibit the “recycling” of shares related to stock option exercises, and limit the annual amount of cash and equity compensation that can be granted to non-employee directors for their service as directors. In addition, beginning in 2018, our annual long-term performance equity grants have a 3-year performance period based on Company performance against specific return on net assets (“RONA”) goals. Moreover, starting in 2020, dividends will not be paid on any equity grants, either performance units or time-based shares, prior to vesting.

Corporate Governance Guidelines and Other Materials
As noted above, the Company has adopted Corporate Governance Guidelines. The Governance Guidelines, together with the charters of the Board’s Committees and other governance documents, provide the framework for the governance of the Company which is designed to promote the Board’s independence from management where appropriate, to establish an environment where the Board is able to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the Company’s shareholders.
The Governance Guidelines are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” In addition to the Company’s Governance Guidelines, other information relating to corporate governance at the Company is available on the Corporate Governance section of the Company’s website, including:
■	Audit Committee Charter
■	Human Resources, Compensation and Benefits Committee Charter
■	Corporate Governance and Nominating Committee Charter
■	Executive Committee Charter
■	Articles of Incorporation
■	Bylaws
■	Code of Ethics
■	Policy on Granting Equity Awards
■	Stock Ownership Guidelines
■	Complaint Procedures for Accounting Matters
■	Insider Trading Policy
The Company’s shareholders may also obtain printed copies of these documents by writing to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
Corporate Governance Structure
A corporate governance structure is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the Board and vote on certain governance matters. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved for the shareholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate policies, for hiring, overseeing and evaluating executive management, particularly the CEO, and for our overall
- 2020 Proxy Statement	17

■	PROPOSAL 1 Election of Directors
Governance

performance and direction, but is not directly involved in our day-to-day operations. The day-to-day operations of the Company are conducted by its management, under the direction of the CEO. Board members keep informed about our business by participating in meetings of the Board and its Committees, by reviewing analyses, reports and other materials provided by Company management during and between Board meetings and through discussions with our CEO and other employees. The Board conducts its business through meetings and through actions taken by written consent in lieu of meetings. Our Board currently consists of eight directors, including seven independent directors and our current CEO, who is not independent. If all of the nominees for election are elected, this year the Board will be comprised of seven independent directors and two non-independent directors.
Code of Ethics
The Company and the Board believe that the long-term success of the Company is dependent upon maintaining an ethical business environment and complying with all legal and regulatory requirements. As part of its oversight in that regard, the Company maintains a Code of Ethics that applies to all employees and directors of the Company, including the CEO, the principal financial officer and the principal accounting officer. The Code of Ethics is available at the Company’s investor relations website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s CEO, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.
Affirmative Determination Regarding Director Independence
Under our Governance Guidelines, a substantial majority of the directors serving on our Board is required to be comprised of independent directors. In general, our Board determines independence on the basis of criteria established by the Company and set forth in its Governance Guidelines, which standards meet or exceed those set forth in the NYSE listing standards, and other facts and circumstances it considers relevant. It is the responsibility of the Governance Committee to evaluate whether each director and each director candidate satisfies these independence standards and to make its findings and recommendations to the Board. In making the independence determination, the Governance Committee and the Board consider all relevant facts, circumstances, and material relationships with the Company, including its affiliates (either directly or indirectly or with an organization of which the director is an officer, shareholder, member or a partner) that may interfere with the exercise of such director’s independence from management. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In addition, under the Governance Guidelines and the NYSE listing standards a director is not independent if:
■	The director is or has been within the last three years an employee of the Company.
■	An immediate family member of the director is or has been within the last three years an executive officer of the Company.
■
The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes Board and Committee fees or other forms of deferred compensation for prior service.

■
An immediate family member of the director has received more than $120,000 in direct compensation from the Company (excluding for purposes of this computation any direct compensation received as a non-executive employee of the Company) during any twelve-month period within the last three years.

■	The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor.
■	The director is a current employee of the Company’s internal or external auditor.
■	An immediate family member of the director is a current employee of the Company’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.
■
Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit.

■
The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

■
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

Directors who are designated as independent directors are expected to promptly inform the Company of any anticipated changes in their circumstances or relationships that may impact their designation as an independent director or their qualifications to serve on any Board Committee to which they have been appointed.
The Board, based on the evaluation, findings and recommendations of the Governance Committee, has concluded that all of the director nominees, other than Bonnie R. Brooks, our current CEO and President, and Molly Langenstein, our future CEO and President, are, and all directors serving during fiscal 2019 other than Ms. Brooks and Shelley G. Broader, our former
18	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Board’s Role in the Risk Management Process

CEO and President, were, independent of the Company and its management under the independence standards set forth in the Governance Guidelines, under the NYSE independence standards, and (except Ms. Roy while she was providing consulting services) under the independence standards set forth in Rule 10A-3 under the Exchange Act. The Board also has affirmatively determined that the members of the Audit, Compensation, and Governance Committees are all, and the
members who served on these Committees during fiscal 2019, were all independent directors during such Committee service. Members of the Compensation Committee also meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.
Board’s Role in the Risk Management Process
Our Board and its Committees serve an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Governance Committees. The Board generally oversees our Enterprise Risk Management program and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other Committees, such as data and cyber-security, information systems, litigation and strategic planning.
In particular, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, certain legal and regulatory compliance, and our audit, accounting and financial reporting processes. The Audit Committee also periodically reviews with our General Counsel legal and regulatory matters, if any, that may have a material adverse impact on our financial statements.
The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. In April 2019 and in April 2020, the Compensation Committee asked management to review our compensation policies and practices for all employees to identify general areas of risk and to communicate with the Compensation Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and discussed areas of potential risk. Management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and return on net assets (or RONA), and include certain compensation awards that are designed to encourage a longer-term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. Finally, the Company has adopted several policies which further mitigate any risk that the compensation programs could impose on the Company, including stock ownership guidelines, a robust clawback policy, and anti-hedging and anti-pledging policies. The Compensation Committee reviewed management’s assessments and conclusions and discussed them with management.
The Governance Committee oversees risks associated with corporate governance, business conduct and ethics, and board membership, leadership and structure.
As part of the oversight process, each Committee receives reports from members of management concerning the areas of material risk to the Company that are within the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is kept apprised of such risks through regular Committee reports. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
To best manage the risk of COVID-19 to our business and our operations, the Company’s leaders and executive officers are closely monitoring information from public health officials and the government and have implemented measures to safeguard our customers, employees and the financial flexibility of the Company. During this unprecedented time, the Board is closely partnering with the executive officers to review information, assess potential issues, and oversee the development and implementation of strategies to effectively navigate this pandemic.
Board and Committee Meetings/Annual Meeting
Board and Committee Meetings
The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. It is the Company’s policy that directors should attend each meeting of the Board and each meeting of the Committees on which they serve. The Board held five regularly scheduled and nine special meetings during fiscal 2019 and each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees on which he or she served.
During fiscal 2019, the non-management directors of the Board met without the CEO or other members of management present at all five of its regularly scheduled Board meetings.
Director Attendance at Annual Meeting
The Company expects all of its directors to attend the Annual Meeting of Shareholders. All of our directors attended our Annual Meeting of Shareholders in 2019.
- 2020 Proxy Statement	19

■	PROPOSAL 1 Election of Directors
Compensation of Directors

Communications to Non-Management Directors
Our Board highly values shareholder input and has engaged in telephonic and in-person meetings with shareholders this year. Our Board is also available to talk with shareholders at our annual shareholder meeting, which we have historically hosted at our corporate headquarters in Fort Myers, Florida. Although the annual shareholder meeting will be held virtually via the Internet this year, our Board will still be available to talk with shareholders. Further, our Board has established a process for shareholders and other interested parties to communicate with any independent director or with non-management directors as a group. Shareholders and other parties interested in communicating with the Chair (or Lead Independent Director when we have one) or with the other non-management directors as a group may do so by writing to: Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. Letters addressed to the Chair (or Lead Independent Director when we have one) or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he or she otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Solicitations or other matters unrelated to the Company will not be forwarded to the relevant director(s). Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence. Our shareholder communication process is also available on our corporate website, under our Governance Guidelines at http://chicosfas.com/about-us/governance-documents-and-charters.
A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Shareholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third-party hotline that has been established by the Company (1-888-361-5813) and such reports will immediately be brought directly to the attention of the Chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the Chair of the Audit Committee and separately to the General Counsel, if the Corporate Secretary is someone other than the General Counsel, and Vice President-Internal Audit. These reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Audit Committee (see Complaint Procedures for Accounting Matters available on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters”).
Compensation of Directors
Our Company is fortunate to have directors whose commitment to Board service is substantial, as reflected in their active engagement with management. Various members of the Board have participated in evaluations across certain company functional areas, offering hands-on expertise and guidance. This is particularly true in fashion merchandising, product development, marketing, e-commerce and social media, retail store operations, technology, and sourcing and supply chain as we strive to be a more efficient, agile and flexible organization, which is essential in the rapidly evolving retail environment. Their commitment is further reflected in their continued retention of all shares that have been awarded as part of their director compensation.
General. Under our Governance Guidelines, only our non-management directors are entitled to receive compensation for serving on the Board. The Compensation Committee is responsible for reviewing and recommending director compensation to the Board, which it does at least annually. For each of the past several years, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an outside independent consultant, to assist in its analysis and recommendations. As part of its consulting services, FW Cook provided the Compensation Committee with a review and analysis of the prevailing outside director compensation structures, utilizing data from the Company’s peer group companies. FW Cook’s review indicated that the Company’s annual non-management director compensation, as reported in proxy statements filed in 2019 and in this Proxy Statement, was positioned between the 25th percentile and the median of the peer group. The Compensation Committee shared that review and analysis with the full Board as part of its recommendation.
The reviews and analyses discussed above were used in connection with implementing the compensation arrangements described below.
Indemnification. We indemnify our directors to the fullest extent permitted by law so that they will serve free from undue concern. This indemnification is authorized under our Bylaws, and accordingly we have signed agreements with all Board members obligating us to provide this indemnification to them.
Base Compensation and Non-Equity Benefits. During fiscal 2019, each non-employee director received an annual retainer of $90,000. The non-employee director serving as Chair of the Board received an additional annual retainer of $75,000. In addition, the non-employee directors who served as the Chairs for the Audit Committee, Compensation Committee and Governance Committee received additional annual retainers of $20,000, $20,000 and $15,000, respectively.
All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings and until the changes described below, non-employee directors were also entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents, with the cost thereof paid by the Company. In February 2017, the Board voted to discontinue offering participation in the Company’s health insurance program to new Board members and to current non-participating Board members. Those Board members participating in the program as of that date were grandfathered so that their participation could continue. During the last fiscal year, Mr. Walker, Ms. Fields,
20	- 2020 Proxy Statement

PROPOSAL 1 Election of Directors	■
Compensation of Directors

Mr. Mahoney and Mr. Simon participated in this health insurance program. In addition, Board members are eligible to participate in the same merchandise discount program as all of our employees.
Restricted Stock. The Board has the discretion to make equity awards to non-employee directors. It is anticipated that each year around the time of the Annual Meeting of Shareholders, at the discretion of the Board, each continuing non-employee director will be awarded either a determined number of shares or grant value of restricted stock or restricted stock units that would vest one year following the grant date. For fiscal 2019, the Board approved a non-employee director equity grant value of $145,000 (but based on an assumed $7.50 share price, compared to the actual $3.29 closing price on the grant date). On June 27, 2019, for their respective service as directors, Mr. Walker, Ms. Fields, Ms. Kerr, Mr. Mahoney, Ms. Roy, Mr. Simon and Mr. Watson each received a grant of 19,300 shares of restricted equity under the Company’s 2012 Omnibus Plan, which was equivalent to approximately $63,497 in grant value, with the right to receive such award in the form of restricted stock or restricted stock units with deferred delivery. Each such restricted stock or restricted stock unit grant vests on June 27, 2020. In addition to the June 27, 2019 annual grant for her respective service as a director, Ms. Roy received a one-time grant of 7,238 shares of restricted stock (based on the same assumed $7.50 share price, compared to the actual $5.31 closing price on the grant date) under the 2012 Omnibus Plan on March 7, 2019, which was equivalent to approximately $38,434, to compensate her for her service in the quarter before the annual grant. The restricted stock grant vests fully one year from grant.
Consulting Agreement. Additionally, during June and July 2019, the Company engaged Ms. Roy as a consultant to the Company to assist with product and merchandising as part of the Company’s turn-around efforts and management transition period.
COVID-19. As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic and the temporary closure of all of our boutiques in North America, beginning in April 2020 the Board’s annual cash retainers have been reduced 50% until further notice.
Lead Independent Director. In connection with the Company’s leadership transition, in consultation with FW Cook, the Compensation Committee and Board have determined that the Lead Independent Director will receive an additional annual retainer, in cash, of $35,000, subject to the same 50% reduction until further notice.
Non-Employee Director Compensation Table
The following table provides information on the compensation for non-employee directors for the fiscal year ended February 1, 2020 (referred to as “fiscal 2019”).
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
David F. Walker	185,000	63,497	14,727	263,224
Janice L. Fields	105,000	63,497	14,727	183,224
Deborah L. Kerr	90,000	63,497	—	153,497
John J. Mahoney	110,000	63,497	14,727	188,224
Kim Roy	86,291	101,931	120,000	308,222
William S. Simon	100,000	63,497	20,656	184,153
Stephen E. Watson	90,000	63,497	—	153,497
(1)
Ms. Brooks was appointed Interim CEO and President effective April 24, 2019 and CEO and President effective July 30, 2019. Beginning April 24, 2019, Ms. Brooks received no additional compensation for her service as a member of the Board. Ms. Brooks has been omitted from the table due to her serving as Interim CEO and President and then CEO and President during fiscal 2019. Compensation received by Ms. Brooks for her service as a member of the Board prior to becoming Interim CEO and President and for her service as Interim CEO and President and CEO and President is reported in the Summary Compensation Table.

(2)
The following table shows the breakdown of the Fees Earned or Paid in Cash between the Annual Retainer and Board and Committee Chair Fees, which are paid quarterly, in arrears, except for a one-time $10,000 payment to Mr. Simon for his leadership on the Board’s search committee in the search of a CEO for the Company.

Name	Annual Retainer Fees ($)	Board Chair and Committee Chair Fees	Total Fees Earned or Paid in Cash ($)
David F. Walker	90,000	95,000	185,000
Janice L. Fields	90,000	15,000	105,000
Deborah L. Kerr	90,000	—	90,000
John J. Mahoney	90,000	20,000	110,000
Kim Roy	86,291	—	86,291
William S. Simon	90,000	10,000	100,000
Stephen E. Watson	90,000	—	90,000
(3)
The amounts included in the “Stock Awards” column represent the grant date fair value of restricted equity awards granted to directors in fiscal 2019, computed in accordance with FASB ASC 718. The grant date fair value for shares/units granted to each non-employee director on June 27, 2019 was $3.29 per share. The amount in this column also represents a one-time grant to Ms. Roy on March 7, 2019 of 7,238 shares of restricted stock, which had a grant date fair value of $5.31 per share, to compensate her for her service in the quarter before the annual grant. Each non-employee director held 19,300 shares of restricted stock (or restricted stock units in the case of Ms. Fields and Mr. Watson) as of February 1, 2020, except for Ms. Roy who held 26,538 shares of restricted stock.

(4)
For Mr. Walker, Ms. Fields, Mr. Mahoney and Mr. Simon, the amount in this column represents Company-paid premiums for health insurance coverage. For Ms. Roy, the amount in this column represents product and merchandising consulting fees earned in fiscal 2019.

- 2020 Proxy Statement	21

■	PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Compensation of Directors

■	PROPOSAL 2 ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary of the Advisory Resolution
The Company is asking you to approve the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement (the “say-on-pay” vote). The Company’s NEOs are identified in the Summary Compensation Table on page 42 in the Executive Compensation section and the accompanying tables contained in this Proxy Statement on pages 26-41. While the Board and its Compensation Committee will carefully consider the shareholder vote, the vote is advisory in nature and will not be binding on the Board or the Company.
The Company has long demonstrated its commitment to sound executive compensation practices and corporate governance principles, working to ensure that its practices protect and further the interests of shareholders. We believe that our executive compensation program, as described more fully in the Executive Compensation section of this Proxy Statement, is structured (i) to promote a performance-based culture which links the interests of management and shareholders; (ii) to support our business objectives; and (iii) to align our programs with recognized corporate governance best practices because:
■	Our compensation programs strongly support our key business objectives and our focus on increasing shareholder value.
■
The target compensation mix for our executive officers is comprised of base salary, annual incentive bonus, and long-term incentives, representing a mix that is not overly weighted to annual incentives.

■
Our incentive compensation plans use Company-wide and brand-level measures, as appropriate, which encourage focus on the achievement of objectives for the overall benefit of the Company and prevent overemphasis on any one metric.

■	Our long-term incentives are 100% equity-based, and our annual PSUs are subject to three-year RONA performance goals.
■	Annual incentive awards and PSUs are capped at 200% and 175% of target, respectively.
■	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our NEOs.
■
We set our performance goals for the cash incentive bonus at the beginning of the fiscal year so that the determination as to whether the goals have been achieved is based on objective criteria and so that, at the time the goals are set, there remains sufficient uncertainty as to whether they will be achieved so as to more effectively motivate performance.

■	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices of our peers.
■
We conduct an annual risk assessment of our compensation programs; as a result of our most recent assessment, we determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

■	We require non-employee directors and senior executives to maintain meaningful Company stock ownership levels.
■	Officers and directors are not permitted to pledge their Company stock as collateral for a loan, hedge their economic exposures to Company stock, or trade our stock on margin.
■
We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a material financial restatement, regardless of fault.

■	We do not provide significant perquisites or personal benefits to NEOs.
■
As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other non-performance-based retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees and the deferred compensation plan, which is available to certain highly-compensated employees.

■	Our severance policies historically have lined up with competitive practice, and we do not provide tax gross-ups.
As noted below, our compensation philosophy emphasizes pay for performance and places a significant percentage of NEO compensation “at risk.” For example, between 58% - 84% of our executive compensation opportunity for fiscal 2019 was at risk, subject to performance.
In addition, the Company has in the past sought and received shareholder approval for the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include the Cash Bonus Incentive Plan (the “Bonus Plan”), which the shareholders approved in 2015, and the 2012 Omnibus Plan, which the shareholders originally approved in 2012, and for which we received shareholder approval of an amendment and restatement in 2017. Compensation provided pursuant to these shareholder-approved plans makes up a majority of the pay that the Company provided to its NEOs.
At our 2019 Annual Meeting of Shareholders, we received approximately 97% approval of our executive compensation for fiscal 2018. While we applied similar philosophy and practices in determining fiscal 2019 compensation for our NEOs, we conducted regular shareholder outreach and took that feedback into consideration in the design of our future programs, including the decision to front-load equity awards designed to drive performance when we hired Ms. Brooks as CEO and President.
22	- 2020 Proxy Statement

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	■
Compensation of Directors

Upon appointment as CEO and President, Ms. Brooks received a grant of both restricted shares (40% of the total grant) that vest over a four-year period, and PSUs (60% of the total grant) that vest only if the Company achieves both substantial and challenging performance metrics related to same store sales and sustained increases in the price of the Company’s stock. Ms. Brooks will not receive a long-term incentive grant in fiscal 2020 in recognition of the front-loaded nature of her fiscal 2019 grants. In addition, to address retention of our current executive team, align compensation levels and opportunities with market practice and further align our team toward turning around the Company’s performance and creating sustainable shareholder value, in the third quarter of fiscal 2019, Ms. Brooks’ direct reports received special off-cycle grants of PSUs with the same substantial and challenging performance metrics designed to drive performance. These are examples of how our long-term equity plan provides a direct link between compensation and the creation of long-term shareholder value.
Accordingly, the Board recommends that the shareholders approve the following advisory resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.
Recommendation
The Board encourages shareholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation Committee, which is comprised entirely of independent directors, will consider the voting results, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.
- 2020 Proxy Statement	23

■	EXECUTIVE OFFICERS
The following table sets forth certain information regarding the Company’s current executive officers.
Executive Officers	Age	Positions	Years with the Company
Bonnie R. Brooks	66	Chief Executive Officer, President and Director	(a)
Gregory S. Baker	49	Senior Vice President - General Counsel and Corporate Secretary	3
Kristin M. Gwinner	51	Executive Vice President - Chief Human Resources Officer	7
Molly Langenstein	56	President of the Apparel Group	(b)
David M. Oliver (c)	62	Interim Chief Financial Officer and Senior Vice President, Controller	8
(a)	Interim CEO and President from April 2019 to July 2019; CEO and President as of July 30, 2019.
(b)	Joined the Company in August 2019.
(c)	Interim Chief Financial Officer as of February 2020.
Non-Director Executive Officers
Gregory S. Baker is Senior Vice President - General Counsel and Corporate Secretary of Chico’s FAS, Inc. He joined the Company in February 2017 and has over 20 years of experience in the retail industry. In his current role, Mr. Baker has the added responsibility of overseeing global compliance and risk management. He previously served as Senior Vice President - Chief Legal Officer and Corporate Secretary of Chico’s FAS and prior thereto as Vice President - Legal and Corporate Secretary. Previously, Mr. Baker served as General Counsel and Business Development of Limited Stores, LLC (“The Limited”) from January 2013 through December 2016 and served as its Senior Counsel from January 2011 through December 2012. Prior to joining The Limited, Mr. Baker practiced law as part of the Corporate Group of Schottenstein, Zox & Dunn. He joined the firm in 1998 and served as a partner from 2007 through 2010. In private practice and at The Limited, Mr. Baker gained extensive experience overseeing major corporate transactions both domestically and globally. Mr. Baker is a Leadership Columbus graduate, a 40 Under 40 Honoree by Columbus Business First, an Ohio Super Lawyer Rising Star and has served in various leadership roles for non-profit agencies. He is an author and regularly speaks at regional and national law conferences on various retail topics. Mr. Baker received his undergraduate and law degrees from the University of Wisconsin-Madison and The Ohio State University, respectively.
Kristin M. Gwinner is Executive Vice President - Chief Human Resources Officer, having joined the Company in December 2012. Ms. Gwinner has served Chico’s FAS, Inc. in several roles over the last 7 years, leading to her current position as Executive Vice President, Chief Human Resources Officer. Ms. Gwinner joined Chico’s FAS initially as Vice President, Human Resources, followed by the role of Vice President of Talent, Development, and Diversity and Inclusion, and she was subsequently promoted to Senior Vice President before her promotion to Executive Vice President. Previously, Ms. Gwinner served as head of human resources in the role of Vice President, Human Resources for Pacific Sunwear of California, LLC (“PacSun”), a specialty retailer that offers a cross-section of emerging brands and trending fashion based in Anaheim, California from 2010 to 2012. Prior to joining PacSun, Ms. Gwinner served as Sr. Director, Human Resources for T-Mobile US, Inc., a national provider of wireless voice, messaging, and data services. During her 12 years, she held numerous positions of increasing scope and worked through several mergers and acquisitions in the telecommunications industry. Ms. Gwinner holds a Masters in Human Resources Management from Troy State University, a Bachelor’s in Business Management from Florida State University, is SPHR certified and is a certified Executive Coach (Center for Executive Coaching). Ms. Gwinner currently serves on the Diversity and Inclusion Leadership Council of RILA, the Retail Industry Leaders Association.
Molly Langenstein is President of the Apparel Group. She will transition to the role of CEO and President, effective June 24, 2020. She joined the Company in August 2019. Ms. Langenstein is a 30-year retail industry veteran, including nearly three decades at Macy's, Inc. (“Macy’s”), where she was promoted to numerous executive positions with increasing scope and responsibility. From 2017 to 2019, Ms. Langenstein served as General Business Manager, Ready-to-Wear at Macy's. In that role, she led a multibillion-dollar business and was responsible for all buying, planning and product development for stores and digital, and leading Macy's Sourcing organization. Previously, she served as Chief Private Brands Officer of Macy's and Bloomingdales from 2015 to 2017, responsible for the organization that concepts, designs, sources and markets Macy's portfolio of highly successful private brands of apparel, accessories and home goods. In this capacity, she also had oversight of finance, operations, logistics, human resources, product development and technology. Prior to that role, Ms. Langenstein served as Executive Vice President of Private Brands for Men's and Children's Wear at Macy's Private Brands from 2013 to 2014, where she led cross-functional collaborative efforts to execute strategy and the turnaround of the division's online performance, growing the platform significantly and establishing private brands as Macy's top digital content provider. In 2012, she was named Executive Vice President, Group Merchandise Manager of Millennial, creating five new millennial brands and growing market share over a two-year period. Earlier, her career at Macy's included assignments as General Merchandise Manager for Men's and Kids at Macy's Florida (Miami), for Millennial at Macy's West (San Francisco) and for Ready-to-Wear at Macy's North (Minneapolis). She began her work in the apparel retail industry as
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EXECUTIVE OFFICERS	■
Non-Director Executive Officers

a buyer at Burdines. Ms. Langenstein received her Bachelor of Science degree in Fashion Merchandising from Kent State University.
David M. Oliver is Interim Chief Financial Officer and Senior Vice President, Controller. He joined Chico’s FAS, Inc. in March 2012 as Vice President - Controller. Prior to joining Chico’s FAS, Inc., Mr. Oliver held various finance roles with SUPERVALU Inc., a retail and wholesale grocery chain, including Chief Financial Officer - Supply Chain Services, Vice President, Corporate Controller and Vice President, Investor Relations from 2004 to 2012. Mr. Oliver also served as an executive finance officer at the Arden Group, Inc. and The Vons Companies, Inc., both food supermarket retailers, as well as Audit Manager and CPA at the accounting firm Arthur Andersen.
None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2019 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board.
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■	COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program, how it is designed to support the achievement of our key strategic and financial objectives, and the compensation decisions the Compensation Committee made under the program for our NEOs as defined under SEC rules, who for fiscal 2019 were:
Named Executive Officers	Title
Bonnie R. Brooks	Chief Executive Officer, President and Director
Molly Langenstein	President, Apparel Group
Shelley G. Broader(a)	Former Chief Executive Officer, President and Director
Ann E. Joyce(b)	Former Executive Vice President - Chief Operating Officer
David Pastrana(c)	Former Brand President - White House Black Market (“WHBM”)
Mary van Praag(b)	Former President, Intimates Group
Todd E. Vogensen(d)	Former Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary
(a)	Left the Company in April 2019.
(b)	Left the Company in May 2020.
(c)	Left the Company in June 2019.
(d)	Left the Company in January 2020.
Executive Summary
Impact of the COVID-19 Pandemic on Compensation
As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic and the temporary closure of all of our boutiques in North America, the Company has taken the following temporary actions related to fiscal 2020 executive and Board compensation beginning in April 2020:
■	a reduction in base salary of the Company’s executive officers, including the named executive officers currently employed by the Company, of 50%;
■	a reduction in the Board’s annual cash retainers of 50%;
■	a deferral of merit increases;
■	a temporary freeze in eligibility for participation and benefits in the Company’s Officer Severance Plan; and
■	the suspension of the matching contributions to the Company’s 401(k) defined contribution plan and nonqualified deferred compensation plan.
The Company has also announced several other additional cost-saving measures to mitigate the operating and financial impact of the COVID-19 pandemic, including furloughing the majority of our employees and reducing all non-furloughed employees’ salaries or hours by 50%, except the Company’s distribution center employees supporting the Company’s digital business. The Company will re-evaluate these temporary compensation actions periodically and may make adjustments based on the Company’s financial condition. Additionally, the Compensation Committee may modify the performance metric goals established by the Compensation Committee for 2020 executive compensation, both short and long term, to better provide an appropriate measure of the overall performance of the Company which takes the changed business environment into consideration.
The below Compensation Discussion and Analysis provides an overview of our business performance for fiscal 2019, highlights the key components and structure of our executive compensation program, discusses the principles underlying our compensation policies and procedures, and addresses other matters we believe explain and demonstrate our performance-based compensation philosophy. Because it describes our executive compensation program for fiscal 2019, in most cases, this Compensation Discussion and Analysis does not address the impact of COVID-19 on the global economy, our business and financial results, or our executive compensation for fiscal 2020.
Strategic Highlights
In fiscal 2018, we launched multiple initiatives that utilize technology and new platforms to drive growth such as Endless Aisle (our shared inventory system) and STYLECONNECTTM (which enables store employees to personalize the customer experience). As a result of these multi-year initiatives, we have the technology and tools in place to leverage our omnichannel capabilities, which should allow us to capture and stay connected with our customers, whether in-store or online.
In the fourth quarter of fiscal 2018, the Company announced a three-year retail fleet optimization plan to rebalance the mix between our physical store presence and our digital network. This initiative is part of the Company's efforts to better capitalize on its omnichannel platform, reduce costs, and improve our profitability and return on invested capital. We closed 94 underperforming stores since the announcement of our plan, with anticipated closures of approximately 60 to 70 stores in fiscal 2020. We will
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COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

continue to re-evaluate each prospective store closure in fiscal years 2020 and 2021 against anticipated sales trends and modify our closure plan as appropriate.
On April 24, 2019, the Company announced a CEO transition plan and appointed Ms. Brooks, former Vice Chair, President and CEO of Hudson’s Bay Company and a member of the Company's Board, as Interim CEO and President of the Company. Ms. Brooks made significant changes to leadership and reset the Company’s priorities for growth and value creation in fiscal 2019. Actions are underway across the brands with a focus on three distinct areas that we believe will positively impact results. These operating priorities are:
■	Driving stronger sales through improved product and marketing;
■	Optimizing the customer journey by simplifying, digitizing and extending our unique and personalized service; and
■	Transforming our sourcing and supply chain operations to increase product speed to market and improve quality.
On July 18, 2019, the Company announced the appointment of Ms. Brooks as CEO and President of Chico's FAS, Inc. and a new leadership structure to drive a simpler, nimbler organization. The responsibility of our apparel brands, Chico’s® and WHBM®, was consolidated under one leader, Ms. Langenstein, President, Apparel Group, to create clear lines of responsibility and accelerate sales driving priorities. The Company’s intimates brands, Soma® and TellTaleTM, were led by Ms. van Praag, President, Intimates Group.
During the third and fourth quarter of fiscal 2019, Ms. Brooks continued her consolidation and transformation efforts at the Company. As a result of these efforts, the Company took action to reduce costs and reposition its organizational structure. The Company also reported its first quarter of positive comparable sales for all three brands in the fourth quarter of fiscal 2019 since the fourth quarter of fiscal 2014, as it continued to deliver on each of its strategic priorities as discussed above.
In April 2020, the Company announced a leadership transition, effective June 24, 2020, designed to strengthen and provide ongoing stability and continuity to the business, and to further support the Company’s future, including the following:
■	Molly Langenstein, current President, Apparel Group, will transition to CEO and President of the Company and become a member of the Board;
■	Bonnie R. Brooks will transition from CEO and President of the Company to Executive Chair of the Board;
■	Director William S. Simon will become Lead Independent Director when Ms. Brooks becomes Executive Chair;
■	the Group President structure was eliminated and Mary van Praag, Former President, Intimates Group, left the Company in May 2020; and
■	the Chief Operations Officer position was eliminated and Ann E. Joyce, Former Chief Operations Officer, left the Company in May 2020.
Financial Highlights
In fiscal 2019, we reported loss per diluted share of $0.11 compared to earnings per diluted share of $0.28 in fiscal 2018. Fiscal 2019 net loss includes the unfavorable impact of accelerated depreciation charges related to our retail fleet optimization plan and severance and other related net charges (collectively, “Severance Charges”) in connection with actions taken to reposition our organizational structure. Fiscal 2018 net income includes the unfavorable impact of accelerated depreciation and impairment charges related to our retail fleet optimization plan, partially offset by the favorable tax benefit related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). In fiscal 2019, we also returned $41 million to shareholders in the form of dividends. Actual RONA achieved in fiscal 2019 was 0.72%, excluding the unfavorable impact of impairment and accelerated depreciation related to our fleet optimization plan, Severance Charges and the incremental impact of tariff increases that occurred in the second half of fiscal 2019. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. While fiscal 2019 results fell short of expectations, we are committed to best position our brands for profitable growth and enhance the value of our Company as an efficient, effective and agile organization with robust omnichannel capabilities.
Our executive compensation program aligns pay with the overall performance of the Company while attracting, motivating and retaining key executives. In fiscal 2019, challenges in the macro retail environment and other internal merchandise and execution issues resulted in lower than expected performance for the Chico’s and WHBM brands, and for the Company as a whole. Consequently, our incentive programs reflected this below target performance with payments below target for our executives other than our Former President, Intimates Group, Ms. van Praag. In addition, equity grants for executive officers in fiscal 2019 were substantially below target levels due to the decline in stock price. The alignment of below target performance with below target incentive payment indicates that the incentive programs are operating as they were designed.
Given substantial turnover in our executive ranks and implementation of a focused turnaround strategy following Ms. Brooks’ appointment to Interim CEO and President, we made two adjustments to our executive compensation programs to address retention of our current executive team, align compensation levels and opportunities with market practice and further align our team toward turning around the Company’s performance and creating sustainable shareholder value. First, we adjusted some of our executives’ base pay to bring total target cash compensation and total target direct compensation more in line with the median of the market. Second, we granted to our CEO and President, upon hire, and to her direct reports, later in the year, off-cycle performance share units (“PSUs”); these shares only vest if the Company achieves substantial and challenging performance metrics related to same store sales and sustained increases in the price of the Company’s stock.
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■	COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Compensation Highlights
Compensation Elements
Our compensation program is designed to attract and retain talented leaders and reward them for achievement of our key financial and strategic objectives. Our compensation program balances all aspects of pay for an executive’s responsibilities: a base salary for day-to-day work, a cash incentive bonus for shorter-term results linked to annual Company and Brand performance, and a long-term equity program for aligning the executives’ focus with shareholder value and the long-term performance of the Company.
One important compensation challenge the Company faced in fiscal 2019 was turnover at the CEO position. The former CEO and President left the position in April 2019, and the Company needed to attract and retain the next CEO to lead the Company in its turnaround plan. The Company turned to Bonnie R. Brooks, who had served on the Board of Directors. The Company was able to hire Ms. Brooks, first as Interim CEO and President and then as CEO and President, by front-loading a package of incentives that will only achieve target, and even threshold, performance if the Company achieves its financial goals. Ms. Brooks received two sets of equity awards designed to drive performance. First, in conjunction with her appointment as Interim CEO and President, she received an award of restricted shares that vest over a three-year period. Second, upon appointment as CEO and President, she received a grant of both restricted shares (40% of the total grant) that vest over a four-year period, and PSUs (60% of the total grant) that vest only if the Company achieves both substantial and challenging performance metrics related to same store sales and sustained increases in the price of the Company’s stock. Ms. Brooks will not receive a long-term incentive grant in fiscal 2020 in recognition of the front-loaded nature of her fiscal 2019 grants.
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COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

The following table provides a summary of the direct compensation elements of our executive compensation program, their principal contribution to our compensation objectives, and the key actions and decisions made with respect to each element for fiscal 2019.
	Compensation Element	Objectives and Key Features	Highlights for Fiscal 2019
FIXED	Base Salary
■ Provides appropriate fixed cash compensation necessary to attract and retain executives
■ Reflects position’s relative value in the marketplace, the executive’s scope and breadth of responsibility and individual contribution

■ In fiscal 2019, base salaries of our NEOs were adjusted to reflect expansion of responsibilities, enhance retention of our executive officers after substantial turnover, and to bring our executive compensation more in line with our peers.

AT RISK	Annual Cash Incentive
■ Provides incentive for short-term
performance across multiple metrics
■  Focuses executives on achieving specific annual financial and operating results aligned with our business strategies
■ Uses performance measures we believe are key drivers of shareholder value

■  Earned awards for fiscal 2019 were tied to
pre-established goals for:
 ■  Total company net sales (referred to as “total company sales”), adjusted operating income and adjusted Company EPS for shared services executives, including our CEO, CFO, and Chief Operating Officer
 ■  Brand sales, adjusted brand contribution and total
adjusted Company EPS for brand-level executives
 ■  Strategic metrics to reward progress toward or
completion of Company strategic goals
■  Bonuses may be earned from 25% to 200% of a target percentage of base salary based on our performance against pre-established goals for fiscal 2019. Based on the Company and each Brand’s performance versus the goals for fiscal 2019, bonuses were earned at 22%-78% of base salary for each of the NEOs

Long-Term Equity Incentives
■ Provides incentive for long-term
performance
■ Links compensation earned to the
creation of long-term shareholder value
■ Aligns interests of management with
those of shareholders
■  Supports retention of key talent

■  In fiscal 2019, annual equity awards to the NEOs consisted of approximately a 50/50 mix of time-based restricted stock and performance share units (“PSUs”).
 ■  Annual restricted stock awards vest in three equal
annual installments
 ■  Annual PSUs may be earned from 50% to 175% of a target number of units based on our performance against pre-established RONA goals for a three-year period from fiscal 2019 through fiscal 2021. Three one-year performance goals are set at the beginning of the three-year performance period, performance is measured annually and then averaged at the end of the three-year performance period to determine final earned award, if any. Based on company performance for fiscal 2019, our NEOs had 0% achievement for the first year of a three-year performance period. This PSU grant will cliff vest on the third anniversary based on the average RONA performance achieved for fiscal 2019 through fiscal 2021.
■  In fiscal 2019, we granted PSUs to our CEO upon hire and off-cycle PSUs to her direct reports, each of which may be earned from 50% to 150% of a target number of units based on our performance against pre-established metrics regarding comparable same store sales and the Company’s stock price. To be eligible for vesting, the Company must deliver positive comparable same store sales growth for four quarters during an approximate 30-month performance period commencing in the third quarter of fiscal 2019 through the end of fiscal year 2021. The actual number of PSUs earned depends upon the Company’s stock price, with threshold payout if the highest stock price is $5.00, target payout if the highest stock price is $7.50 and maximum payout if the highest stock price is $10.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 31, 2022. The maximum stock price that was selected represents a 52-week high and an increase of more than 250% over the share price on the grant date. Vesting, if any, will occur on March 1, 2022.

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■	COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Target Pay Mix
There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. The Compensation Committee believes, however, that a substantial portion of the annual and long-term compensation for our NEOs should be “at-risk.” We define at-risk compensation to include bonus opportunities under our Bonus Plan and the grant-date fair value of annual equity awards. Our total direct compensation mix is designed to provide more upside potential and downside risk for the NEOs because they have substantial influence on and accountability for our performance.
The following chart and graphics describe the percent of pay at-risk for our NEOs, based on annualized salary and target bonus opportunity, in fiscal 2019:
NEO	% 2019 Pay At-Risk
Bonnie R. Brooks(a)	84%
Molly Langenstein(b)	58%
Shelley G. Broader	83%
Ann E. Joyce	61%
David Pastrana	61%
Mary van Praag	65%
Todd E. Vogensen	66%
(a)
Ms. Brooks’ salary represents her base salary at the end of the fiscal year and excludes compensation received for time in her role as a non-employee director and time in her role as Interim CEO and President.

(b)
Ms. Langenstein, who joined the Company in August 2019, received a cash sign-on bonus of $250,000 and was entitled to a minimum guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019. The sign-on bonus and the guaranteed portion of her prorated bonus are not considered “at risk” in this table.

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COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

Compensation Risk Mitigation and Governance Highlights
In addition to the items discussed in the table summarizing our direct compensation elements of executive compensation (page 42), we also maintain various compensation policies that align our program with recognized corporate governance best practices:
	WHAT WE DO		WHAT WE DON’T DO
✔	Align Pay to Performance: Our compensation program for NEOs emphasizes variable pay over fixed pay to ensure a linkage to the Company's short and long-term financial performance.	✗	Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to NEOs.
✔	Retain Meaningful Stock Ownership Requirements: We require senior executives and non-employee directors to maintain Company stock ownership levels to align interests with those of our shareholders.	✗
Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees and a deferred compensation plan available to certain highly compensated employees.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a financial restatement, regardless of fault, to ensure that incentive-based compensation is based on accurate financial data.
✗
Permit Hedging or Pledging: NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all of our compensation policies and practices. After reviewing the 2019 compensation risk assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
✔	Maintain Committee Oversight: The Compensation Committee has the ultimate authority to determine, and reduce if appropriate, compensation provided to our NEOs.

✔	Retain an Independent Compensation Consultant. The Compensation Committee retains an outside independent compensation consultant.
✔
Conduct Regular Shareholder Outreach: We conduct regular shareholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with shareholder expectations and interests.

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■	COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Pay for Performance
We have confidence that our pay for performance compensation program is functioning as we intended. The following graph shows the three-year (fiscal year 2017 through fiscal year 2019) aggregate pay for the CEO in office at the end of the fiscal year based first on target and then based on what was realized. The difference of over $10,000,000, or 40% of target, appropriately reflects the gap between our goals and the company’s performance over that time period.

The amounts reflect compensation for 52 weeks in fiscal 2019 and fiscal 2018 and 53 weeks in fiscal 2017.
As a result of the extra week in fiscal 2017, realized salary was higher than target salary.
Response to our Annual Say-on-Pay Vote
At our 2019 Annual Meeting of Shareholders, we conducted our annual say-on-pay vote where we asked our shareholders to vote to approve, on an advisory basis, the fiscal 2018 compensation paid to our NEOs. Our shareholders approved our NEO compensation, with approximately 97% of votes cast in favor of our say-on-pay resolution.
We are committed to an open dialog with shareholders and will continue to seek and consider shareholder feedback in the future. As noted above, we conduct regular shareholder outreach regarding our executive compensation practices, including our alignment of pay to performance, to ensure that our practices are aligned with shareholder expectations and interests. During fiscal
2019, we received many supportive and positive comments on the Company’s turnaround efforts and the alignment of our executive compensation practices with shareholder interests, including the decision to front-load equity awards designed to drive performance when we hired Ms. Brooks as CEO and President. These front-loaded equity awards included restricted shares (40% of the total grant) that vest over a four-year period and PSUs (60% of the total grant) that vest only if the Company achieves both substantial and challenging performance metrics related to same store sales and sustained increases in the price of the Company’s stock. Ms. Brooks will not receive a long-term incentive grant in fiscal 2020 in recognition of the front-loaded nature of her fiscal 2019 grants.
Compensation Decision-Making Process
The decisions that the Compensation Committee makes on NEO compensation are performance-based and market-driven. In making compensation decisions, the Compensation Committee reviews all compensation components for the NEOs and compares each element of compensation against a peer group of publicly traded retailers. In setting the various elements of NEO compensation, the Compensation Committee believes that a substantial portion of an individual NEO’s compensation should be “at-risk,” which we define as the bonus opportunity under our
Bonus Plan and the grant-date fair value of equity awards, and “performance-based,” which we define as the bonus opportunity and the performance share unit value. Thus, the Compensation Committee, with the advice of its independent compensation consultant and with the desire to have a significant portion of the NEO compensation at risk, establishes an overall compensation opportunity for each NEO designed to deliver a specific, market-competitive value when our target goals are achieved.
Role of the Compensation Committee and the Executive Officers
The Compensation Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of compensation for the CEO, including establishing base salary, the terms under which cash incentive bonuses may be earned, and the grant value of and terms under which her long-term equity incentive awards may be earned. The
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COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

General Counsel and the Chief Human Resources Officer may assist the Compensation Committee with gathering relevant data but do not participate in recommending or setting the CEO’s compensation.
The Compensation Committee also determines the amount and terms of the cash-based and stock-based compensation awards for the other NEOs, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO and the Chief Human Resources Officer. No other NEO had an active role in the evaluation, design, or administration of the 2019 executive officer compensation program. Each NEO, however, provides input on individual compensation levels for their respective direct reports.
Role of Independent Compensation Consultant
In 2019, the Compensation Committee engaged FW Cook, a nationally recognized compensation consulting firm, as its independent compensation consultant. The Compensation Committee considered whether FW Cook was independent from management utilizing, among other things, the independence factors required by the Securities and Exchange Commission and incorporated into NYSE Listing Standards. Based on this review, the Compensation Committee determined that FW Cook was independent from Company management and, further, that FW Cook’s work did not create any conflicts of interest under Rule 10C-1(b)(4)(i)-(vi) of the Exchange Act.
FW Cook’s work for the Compensation Committee included gathering and analyzing data, performing market assessments, providing information on executive compensation trends and regulatory developments and preparing reports and recommendations. A representative from FW Cook attended Compensation Committee meetings, when requested by the Compensation Committee, and the Compensation Committee Chair interacted with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Compensation Committee meetings, and to obtain the consultant’s opinion and perspective on proposals prepared by management.
The Compensation Committee considered the input from FW Cook in making NEO compensation decisions. The Compensation Committee also considered information and analyses received from management as well as its own judgment and experience.
Setting Executive Compensation — Comparative Data
FW Cook provided the Compensation Committee with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our NEOs. The Compensation Committee and FW Cook also utilized benchmark data from Korn Ferry (provided to FW Cook by management), another compensation consulting firm, to provide data for positions below the NEO level and to supplement the comparative data FW Cook provided to the Compensation Committee.
In making compensation decisions, the Compensation Committee reviewed all compensation components for the NEOs, taking into account tally sheets showing each individual component as well as overall compensation for each NEO. The Compensation Committee also compared each element of total compensation against a peer group of publicly traded retailers (the “Compensation Peer Group”), which is reviewed and updated each fall. The Compensation Peer Group generally consists of U.S.-based, publicly traded retailers in the Apparel Retail and Apparel, Accessories and Luxury Goods GICS Industry Codes of generally similar size and scope to us and with which we generally compete for talent and shareholder investment.
In September 2018, FW Cook conducted a review of the prior year’s Compensation Peer Group to ensure the companies were appropriate comparators. Several companies were removed from the peer group, including Carter’s, Inc., Foot Locker, Inc., Kate Spade & Company and Tapestry, Inc., due to acquisition or a determination that they no longer served as suitable peers for the Company’s compensation program. Based on consideration given to peer company size and business model, the Company added Oxford Industries, Inc., New York & Company (now known as RTW Retailwinds, Inc.), Tailored Brands, Inc. and Zumiez Inc. Based on this review, the following 20 companies were selected for inclusion in the Compensation Peer Group used to inform decisions about fiscal 2019 compensation opportunities:
Abercrombie & Fitch Co.	Capri Holdings Limited	The Gap, Inc.	Oxford Industries, Inc.
American Eagle Outfitters, Inc.	The Children’s Place, Inc.	Genesco, Inc.	RTW Retailwinds, Inc.
Ascena Retail Group, Inc.	Designer Brands Inc.	Guess, Inc.	Tailored Brands, Inc.
The Buckle, Inc.	Express, Inc.	L Brands, Inc.	Urban Outfitters, Inc.
Caleres, Inc.	Finish Line, Inc.	Lululemon Athletica, Inc.	Zumiez Inc.
In September 2019, FW Cook again conducted a review of the Compensation Peer Group to ensure the companies remained appropriate comparators to inform decisions about fiscal 2020 pay opportunities. Some changes were made including: Finish Line, Inc. was acquired by JD Sports Fashion in 2018 and was therefore removed from the Compensation Peer Group; The Gap,
Inc. and L Brands, Inc. were removed due to larger size and Cato Corp was added to maintain a Compensation Peer Group of companies with revenue size and business profits similar to ours.
Peer group selection focused on companies with revenues between $800 million and $5 billion, which is approximately 0.4x to 2.5x the company’s latest four quarters of revenue as of the
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■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

review period, with the exception of Ascena Retail Group, Inc., above the high end of the revenue range, and Capri Holdings Limited, below the low end of the revenue range. In terms of size, our revenues and market capitalization were between the 25th percentile and median of the Compensation Peer Group.
Components of Executive Compensation
The principal components of our executive compensation program are: base salary, annual cash incentives, long-term equity incentives, and employee benefit plans.
Base Salaries
Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive, which we define as the median of the Compensation Peer Group or other relevant data source for the executive’s position. The Compensation Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities. In addition to external market data on base salaries, our Compensation Committee also considers the following when setting base salaries: (a) the individual executive’s overall performance and contribution to the Company’s performance,
(b) overall Company-wide performance and (c) the individual’s base salary relative to other executive officers. After deferring most base salary increases for our executives at the beginning of fiscal 2019, in order to promote retention in a difficult business environment and to stabilize the executive team following significant executive turnover, effective October 1, 2019 we adjusted some of our executives’ base pay to bring total cash compensation and total direct compensation more in line with the median of the market. Moreover, these increases reflected an expansion of responsibilities for Ms. Joyce and sustained superior performance in the Soma brand for Ms. van Praag.
Executive	2018 Base Salary(a) ($)	2019 Base Salary(a) ($)	% Increase
Bonnie R. Brooks	—	1,200,000	N/A
Molly Langenstein	—	900,000	N/A
Shelley G. Broader	1,100,000	1,127,500	2.5%
Ann E. Joyce	500,000	650,000	30.0%
David Pastrana	700,000	700,000	—%
Mary van Praag	550,000	675,000	22.7%
Todd E. Vogensen	550,000	550,000	—%
(a)	Represents base salary at the end of fiscal year or as of termination date in case of former executives.
As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic and the temporary closure of all of our boutiques in North America, beginning in April 2020 the base salaries of all the Company’s executive officers, including the named executive officers currently employed by the Company, have been reduced 50% until further notice.
Annual Cash Incentives
The annual cash incentive or bonus component of total compensation is intended to provide incentives to achieve the Company’s annual financial and strategic goals and to encourage teamwork in meeting objectives and overcoming challenges. In fiscal 2019, bonuses for NEOs were determined pursuant to our Bonus Plan, which the shareholders approved at our 2010 Annual Meeting and then re-approved at our 2015 Annual Meeting.
We generally target total cash compensation (base salary plus cash incentive bonus) when target performance goals are achieved, at or near the market median. Variations to this target positioning may occur as a result of performance, the experience level of the individual, and other market factors. This target competitive positioning takes into account our expectations and desires that, over the long-term, we will be able to generate shareholder returns at or above the median of our peer group.
Each executive has a target bonus expressed as a percentage of base salary. Actual bonuses earned for 2019 could be zero or could range from 25% to 200% of this target, based on performance against the measures and goals determined by the Compensation Committee. For corporate NEOs, these measures were total Company sales, adjusted Company operating income, adjusted Company EPS and strategic goals. Brand-level executives also used the total adjusted Company EPS measure and strategic goals, in addition to brand-level sales and adjusted brand-level contribution. These metrics were chosen because the Compensation Committee believes that they are the most direct drivers of long-term shareholder value. In support of a strengthened focus on top line sales growth, the fiscal 2019 Bonus Plan metrics related to sales were increased to 50% of total target opportunity.
34	- 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

The following table outlines the weightings of each performance measure and payouts in fiscal 2019 for each NEO:
Executive	Performance Measures, Weights and Payout
	Total Company Sales	Adjusted Company Operating Income(a)	Adjusted Company EPS(b)	Brand Sales	Adjusted Brand Contribution(c)	Strategic Goals(d)	Target Payout (% of Salary)	Actual Payout (% of Salary)
Bonnie R. Brooks(e)	50%	20%	20%	—	—	10%	150%	42%
Molly Langenstein(f)	—	—	15%	50%	15%	20%	80%	73%
Shelley G. Broader	50%	20%	20%	—	—	10%	150%	42%
Ann E. Joyce	50%	15%	15%	—	—	20%	70%	25%
David Pastrana	—	—	15%	50%	15%	20%	80%	22%
Mary van Praag	—	—	15%	50%	15%	20%	75%	78%
Todd E. Vogensen(g)	50%	15%	15%	—	—	20%	70%	—%
(a)
Adjusted Company Operating Income means total sales minus cost of goods sold minus all selling, general and administrative expenses, and excludes the incremental impact of tariff increases that occurred in the second half of fiscal 2019.

(b)
Adjusted Company EPS means earnings per share, as calculated on a non-GAAP basis in fiscal 2019, and excludes accelerated depreciation charges related to our retail fleet optimization plan, Severance Charges and the incremental impact of tariff increases that occurred in the second half of fiscal 2019.

(c)
Adjusted Brand Contribution is defined as gross margin less direct and supervisory expenses directly attributable to the applicable brand, and excludes the incremental impact of tariff increases that occurred in the second half of fiscal 2019.

(d)
Strategic goals were defined as 1) achievement of sales attributable to our proprietary selling tool STYLECONNECT and 2) maintaining a percentage of defined “High Value Customers” across all brands. It is the judgment of the Compensation Committee and management that these two goals directly correlate with driving top line sales. These goals were applied at the Company-wide level and could range from 25% to 200% of target based on the strategic goal metrics.

(e)	Ms. Brooks received a bonus for time in her roles as Interim CEO and President from April 2019 to July 2019 and as CEO and President as of July 30, 2019.
(f)
Ms. Langenstein, who joined the Company in August 2019, was entitled to a minimum guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019. The actual payout reflected in this table is her guaranteed bonus.

(g)	Mr. Vogensen was not eligible to receive a bonus payment as a result of his resignation.
The fiscal 2019 bonus performance measures, targets, actual performance and payout expressed as a percent of target based on assigned weightings are presented below.
Performance Measure	Target	Actual(a)	Payout (% of Target)
	(dollars in millions except for EPS data)
Total Company Sales	$2,156.0	$2,037.9	—%
Adjusted Company Operating Income	$31.7	$9.1	50%
Adjusted Company EPS	$0.20	$0.02	35%
Brand Sales - Chico's	$1,064.0	$1,033.8	—%
Brand Sales - WHBM	$689.7	$626.3	—%
Brand Sales - Soma	$366.3	$364.6	95%
Adjusted Brand Contribution - Chico's	5.0% decrease over last year	10.0% decrease over last year	79%
Adjusted Brand Contribution - WHBM	0.0% increase over last year	59.4% decrease over last year	—%
Adjusted Brand Contribution - Soma	3.2% increase over last year	18.9% increase over last year	188%
Strategic Goals - STYLECONNECT Sales	$15.0	$17.7	127%
Strategic Goal - High Value Customers	0.0% increase over last year	0.1% decrease over last year	97%
(a)
Actual results for fiscal 2019 exclude the unfavorable impact of accelerated depreciation charges related to our retail fleet optimization plan, Severance Charges and the incremental impact of tariff increases that occurred in the second half of fiscal 2019.

The Compensation Committee believed the approved target metrics were challenging, but achievable, and dependent on the successful execution of the Company’s strategic business plans, assuming general business conditions that are reasonable. Numerous factors, however, could cause the Company’s actual results to vary from expected results. It is not possible for the Compensation Committee to reliably calculate the exact likelihood of any NEO achieving threshold, target, or maximum bonus levels. Historically, NEOs have received bonus payouts ranging from no bonus to target bonus to maximum bonus based on our actual performance. Therefore, the Company seeks to establish goals that will incentivize NEOs to achieve the Company’s objectives. Payouts in any year above the target level indicate significant accomplishment with performance above expectations.
Long-Term Equity Incentives
We provide long-term equity incentives in the form of stock-based compensation to align the interests of management with those of our shareholders, and to motivate and reward key employees for long-term performance and shareholder value creation. Multi-year vesting of equity compensation provides a strong retention mechanism for key talent, which is critical to our long-term success.
- 2020 Proxy Statement	35

■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

The Compensation Committee has established general guidelines for the value of the long-term equity incentives to be granted to each NEO based upon relevant market and comparative data provided by FW Cook and the NEO’s position within the Company. In determining the size of the individual stock-based awards, the Compensation
Committee also considers the number of stock-based awards outstanding and previously granted, the number of stock-based awards remaining available for grant under the 2012 Omnibus Plan, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain key talent.
Our annual long-term equity incentives granted in fiscal 2019 consisted of restricted stock and PSUs, each of which are described in more detail below:
Restricted Stock
Awards of restricted stock and restricted stock units encourage executives not only to create shareholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. The Compensation Committee grants restricted stock to further align the interests of management and shareholders and to facilitate the retention of key talent. Restricted stock awards are considered participating securities.

For the annual fiscal March 2019 grants, the target long-term incentive grant mix for NEOs then in office consisted of 50% restricted stock and 50% performance-based units (at target), which are discussed in detail below. As such, Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag and Mr. Vogensen received 50% of their annual fiscal March 2019 target long-term grant value as restricted shares. These share awards vest in equal annual installments over a three-year period from the grant date. In connection with her appointment as Interim CEO and President and then CEO and President, Ms. Brooks was granted shares in the form of restricted stock, which vests over three and four years, respectively. Her fiscal 2019 grants of restricted stock were intentionally front-loaded to cover two fiscal years; therefore, no restricted shares will be granted to Ms. Brooks in 2020. As a mid-year hire to President, Apparel Group, Ms. Langenstein was granted shares in the form of restricted stock which vest in equal annual installments over a three-year period from the grant date.

Performance Share Units (“PSUs”)
PSUs tie equity compensation earned to the achievement of corporate performance objectives. PSUs are earned based on financial achievements, as well as continued service. That is, assuming the eligible employees remain employed through the relevant vesting dates, they will only earn the performance shares to the extent the Company achieves the designated performance goal. Because the performance goal requires improved overall financial performance over time, PSUs align our executives’ interests with our shareholders’ interest.

For the annual fiscal March 2019 grants, approximately 50% of target long-term incentive grant value was in the form of PSUs for NEOs then in office. As such, Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag, and Mr. Vogensen received 50% of their annual fiscal March 2019 target long-term grant value as PSUs. The annual fiscal March 2019 grants may be earned from 50% to 175% of the targeted number of PSUs, based on the average of the Company’s RONA for the three, one-year periods for fiscal 2019 through fiscal 2021, with goals set by the Compensation Committee at the beginning of the three-year performance period. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. We exclude from the RONA calculation significant one-time or unusual non-recurring items that were not anticipated at the time the RONA goal was established. The Compensation Committee selected RONA as the sole metric for the PSUs because it not only measures profitability, but also the efficient use of our assets.

The RONA target for fiscal 2019 was 5.8%, with a threshold of 3.5% and a maximum of 7.0%. Adjusted RONA achieved in fiscal 2019 was 0.72%, excluding the unfavorable impact of accelerated depreciation charges related to our retail fleet optimization plan, Severance Charges and the incremental impact of tariff increases that occurred in the second half of fiscal 2019, resulting in 0% achievement of the PSU target for fiscal 2019. Upon the Compensation Committee’s certification of the RONA achieved, fiscal 2019 results will be averaged with fiscal 2020 and fiscal 2021 results relative to goals established at the beginning of the performance period to determine final shares earned. The average of the three-year performance results supports our pay for performance philosophy and ensures that there is an overall focus on the long-term health of our business.

In the third quarter of fiscal 2019, Ms. Langenstein, Ms. Joyce, Ms. van Praag and Mr. Vogensen received a special off-cycle grant of PSUs, which may be earned from 50% to 150% of the targeted number of PSUs based on the Company’s performance related to comparable same store sales and the price of the Company’s stock. Ms. Brooks received a PSU award of the same design with her appointment to CEO and President.

Comparable same store sales is defined as sales from stores open for the preceding twelve months, including stores that have been expanded, remodeled or relocated within the same general market and includes online and catalog sales, and beginning in the third quarter of fiscal 2019, includes international sales. The comparable same sales stores calculation excludes the negative impact of stores closed four or more days.

36	- 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Retirement and Welfare Benefits

Performance Share Units (“PSUs”) cont.
In order for this grant of PSUs to vest, the Company must achieve four quarters of comparable same store sales growth during the performance period. Prior to the grant date, total company comparable same store sales growth had been negative for the past 16 quarters. If this gate is achieved, Ms. Brooks and Ms. Langenstein can earn PSUs at threshold if the highest stock price is $5.00, target if the highest stock price is $7.50 and maximum if the highest stock price is $10.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 31, 2022. Vesting, if any, will occur on March 1, 2022. The maximum stock price that was selected represents a 52-week high and an increase of more than 250% over the share price on the grant date.

Granting of Equity Awards
The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under “Governance Documents & Charters” at www.chicosfas.com. This Policy is designed to provide some measure of assurance that equity grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been on or shortly after the date on which the trading window period first opens following the public release of year-end earnings. This grant date is generally in late February or early March and is established by the Company well in advance. Because the Compensation Committee does not generally meet on this date, the Compensation Committee authorizes the grant values and the methodology for converting the values into restricted stock awards and PSUs at its meeting immediately preceding the grant date specifying an effective prospective grant date consistent with this policy.
In accordance with this policy, the Compensation Committee approved annual long-term awards of restricted stock and PSUs in fiscal 2019 based on an assumed $7.50 share price, compared to the actual $4.99 closing price on the date of grant for the restricted stock awards and the actual $4.23 closing price on the date of grant for the PSUs. On March 8, 2019, Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag and Mr. Vogensen received grants of 433,300, 36,650, 60,000, 50,000 and 53,300 shares of restricted stock, respectively, under the Company’s 2012 Omnibus Plan, which were equivalent to approximately $2,162,167, $182,884, $299,400, $249,500 and $265,967 in grant value, respectively, based on the actual $4.99 closing price on the date of grant. On March 22, 2019, Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag and Mr. Vogensen received PSUs with a target number of 433,300, 36,650, 60,000, 50,000 and 53,300 shares, respectively, under the Company’s 2012 Omnibus Plan, which were equivalent to approximately $1,832,859, $155,030, $253,800, $211,500 and $225,459 in grant value, respectively, based on the actual $4.23 closing price on the date of grant and an assumed achievement of target-level performance.
The Compensation Committee may also make promotional, new hire, and out-of-cycle equity awards to executives, as deemed appropriate. The grant date for such awards is generally the first business day of the month following the date of promotion or hire.
In connection with her mid-year hire, the Compensation Committee approved an award of time-vesting restricted stock for Ms. Langenstein based on an assumed $3.50 share price, compared to the actual $2.94 closing price on the date of grant. Ms. Langenstein received this grant of 285,715 shares of restricted stock on August 1, 2019 under the Company’s 2012 Omnibus Plan, which was equivalent to approximately $840,002 in grant value based on the actual $2.94 closing price on the date of grant.
Retirement and Welfare Benefits
401(k) Plan
As a means for all eligible employees at all levels of the Company to accumulate retirement savings, we maintain a 401(k) Plan, as amended and restated on January 1, 2015. Eligible employees can elect to defer up to 75% of their respective compensation, subject to statutory limitations, and have it contributed to the plan. Until April 5, 2020, the Company matched employee contributions at 50% on the first 6% of the employees’ compensation that is contributed (limited to 3.5% for NEOs). However, on April 1, 2020, the Company announced several cost-saving measures to mitigate the operating and financial impact of the COVID-19 pandemic, including suspending matching contributions to the Company’s 401(k) defined contribution plan effective on April 5, 2020.
Employee Stock Purchase Plan
We also have historically maintained an employee stock purchase plan to provide eligible employees at all levels an opportunity to become shareholders of the Company. Eligible employees may purchase shares of our stock semi-annually during specified offering periods at a 15% discount to the value of the stock. Executive officers are eligible to participate in this stock purchase plan. As part of the Company’s cost-saving measures to mitigate the operating and financial impact of the COVID-19 pandemic, the Company’s employee stock purchase plan, which expires at the conclusion of the offering period commencing on September 1, 2020, will not be replaced.
Health and Welfare Benefits
Our executive officers are also eligible to participate in the medical and dental coverage, life and disability insurance, paid time off, and other programs that are generally available to all of our full-time employees.
- 2020 Proxy Statement	37

■	COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Welfare Benefits

Other Benefits
We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We offer to pay for an annual physical examination and provide supplemental disability income insurance for all officers, including all NEOs. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.
Deferred Compensation Plan
The Company has adopted a nonqualified deferred compensation plan that permits participants, which includes certain executive officers and NEOs, to defer current compensation, on a tax-deferred basis, for long-term or retirement savings (the “deferred compensation plan”). The deferred compensation plan applies to deferrals made since January 1, 2005 and related earnings. Pursuant to the terms of the plan, participants are allowed to defer a portion of their eligible compensation. A book account is then maintained for each such participant in which there is an accounting of the amount of compensation deferred and deemed earnings on those amounts based upon the participant’s selection of various available investment options. In accordance with the terms of the plan, a grantor trust has been set up to hold assets sufficient to pay benefits under the plan when they become due. The assets in the grantor trust remain subject to the claims of the Company’s creditors and are not the property of the participant until paid to the participant.
From January 1, 2019 through April 4, 2020, the Company matched 50% on employee base salary deferrals up to 2.5% of their salary under the deferred compensation plan. However, on April 1, 2020, the Company announced several cost-saving measures to mitigate the operating and financial impact of the COVID-19 pandemic, including suspending matching contributions to the deferred compensation plan effective April 4, 2020.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements unless the plan meets certain requirements for exemption. The deferred compensation plan is subject to Section 409A. Although we believe that we are operating the deferred compensation plan in compliance with the statutory provisions relating to Section 409A that are currently effective and have made appropriate modifications to the applicable plan, the statute and its regulations are complex and subject to further interpretation. Thus, it is possible that we will have to make additional adjustments to the nonqualified deferred compensation plan to comply with the applicable rules as further interpretations are issued.
Severance and Change in Control Benefits
Historically, the Company has offered competitive severance benefits to all NEOs in order to attract and retain highly skilled management talent. Many other retailers historically have offered comparable severance benefits. As a result, the Company adopted an Officer Severance Plan, which has provided severance benefits upon certain terminations of employment. The plan is on file with the SEC, as required, and the material terms are summarized on page 47 of this Proxy Statement.
As part of cost-saving efforts to mitigate the operating and financial impact of the COVID-19 pandemic, the Company temporarily froze eligibility for participation in and benefits under the plan effective March 31, 2020.
None of these severance benefits provide for tax gross-ups.
38	- 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Governance Policies

Compensation Philosophy and Objectives
The goal of our executive compensation program is the same as our goal for the Company — to increase shareholder value over the long-term. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for results that increase shareholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.
The Company structures our executive compensation program and decisions on the same basic objectives that guide us in establishing our compensation programs:

■
Attract and Retain Talented Executives. Compensation should reflect the value of the particular job in the marketplace and should be at the levels necessary to attract and retain the high-caliber talent required to lead our Company. We believe these levels are generally the market median of similarly situated companies.

■	Pay for Performance. Compensation should reward performance that achieves our strategic and financial objectives and enhances shareholder value.
○
Our compensation programs are structured so that if performance exceeds target levels, a NEO’s total compensation may similarly exceed target levels. Likewise, where performance falls short of established goals, the programs will deliver lower levels of compensation.

○
Performance-based programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.

■
Long-Term Focus and Alignment with Shareholders. Employees at higher levels should have an increasing portion of their compensation in the form of equity-based incentives, where the value is tied to long-term shareholder value creation.

Compensation Governance Policies
Stock Ownership Guidelines
The Company has adopted stock ownership guidelines for our senior officers, including all NEOs, and directors. Compliance with the ownership guidelines is reviewed by the Compensation
Committee annually, typically each June. The following table summarizes our current ownership guidelines for executives and non-employee directors:
Position	Ownership Guidelines
CEO	5x Base Salary
Brand-Level Executives	2x Base Salary
Executive Vice Presidents	1.5x Base Salary
Senior Vice Presidents	1x Base Salary
Non-Employee Directors	5x Annual Cash Retainer
Until each officer or non-employee director achieves the applicable ownership level, he or she must retain and hold, on an after-tax basis, at least 50% of the shares obtained as a result of a stock option exercise or the vesting of restricted shares and PSUs. Shares counted toward the ownership guidelines include shares owned outright and shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations), shares acquired by such officer under the Company’s employee stock purchase plan, vested restricted shares granted under the 2012 Omnibus Plan, and the stock equivalent of the gain on vested, unexercised, in-the-money options. Unvested restricted and performance shares and unexercised options awarded under our 2012 Omnibus Plan are not counted.
- 2020 Proxy Statement	39

■	COMPENSATION DISCUSSION AND ANALYSIS
CEO Pay Ratio

Hedging and Pledging Prohibition
Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own and are not permitted to trade our stock on margin. NEOs, Board members and other “insiders” are prohibited from pledging their shares of the Company’s stock.
Clawback Policy
The Company has a “clawback” policy that applies to our Section 16 officers. Under this policy, in the event the Company is required to prepare an accounting restatement, after the adoption of the policy, due to material noncompliance of the Company with any then-applicable financial reporting requirement under the securities laws, regardless of fault, the Company may seek recovery of any overpayment of cash and equity incentive-based compensation that was granted after adoption of this policy, and that was based on the financial statements prepared during the three completed fiscal years prior to any such restatement.
Deductibility of Executive Compensation
Previously, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limited the tax deductibility of certain compensation paid to our CEO and our three other NEOs, other than our Chief Financial Officer. That provision disallowed the deductibility of certain compensation in excess of $1 million per year unless it was considered performance-based compensation under the Internal Revenue Code. As a result, we historically adopted policies and practices that were intended to qualify our annual cash incentive payments and PSUs as performance-based compensation under Section 162(m) to ensure the maximum possible tax deduction.
However, on December 22, 2017, the U.S. federal government enacted the Tax Act, which substantially modified the Internal Revenue Code and, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, we expect that after 2017 we will no longer be able to deduct any compensation amounts over $1 million paid to any of our current or former NEOs unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
CEO Pay Ratio
Chico’s FAS, Inc. is a specialty retail apparel company with a portfolio of four omni-channel brands serving the needs of fashion-savvy women. In addition to our online presence, we operated 1,341 stores in the U.S. and Canada as of February 1, 2020. As of November 1, 2019, our employee population totaled approximately 18,000 employees. Over 90% of our workforce is compensated on an hourly basis, and over 70% of our workforce is part-time.
Our store employees are the primary ambassadors of our brands with our customers, and we offer market-based wages, a sales-based bonus and competitive benefits to ensure we attract and retain people who will enable us to deliver our “Most Amazing Personal Service” to our customers.
Our CEO pay ratio for 2019, which was our last completed fiscal year, was estimated and calculated in compliance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.
Methodology
Ms. Brooks became CEO and President effective July 30, 2019 after serving as Interim CEO and President since April 24, 2019, and therefore, held the position of CEO for approximately six months during fiscal 2019. As permitted by Regulation S-K, for purposes of determining the CEO pay ratio, we annualized
Ms. Brooks’ fiscal 2019 cash compensation as CEO, excluded the compensation she earned while serving as Interim CEO and excluded the compensation she earned in fiscal 2019 as a non-employee director.
40	- 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
CEO Pay Ratio

The median employee we identified for our 2018 CEO pay ratio terminated employment during fiscal 2019. Accordingly, we identified a new median employee for 2019. To do this, we utilized the following methodology:
■	We determined that, as of November 1, 2019, our employee population consisted of approximately 18,000 full-time, part-time and temporary employees, including 181 Canadian employees.
■	We excluded, for administrative convenience, our Canadian employees, who fell far below the 5 percent de minimis threshold for exclusion based on our total employee population.
■
We determined our median employee by analyzing the total gross wages paid (salary and bonus) between January 1, 2019 and November 1, 2019 to each employee, other than our CEO and Canadian employees, employed as of November 1, 2019.

■	Using the methodology described above, we concluded that for 2019, our median employee was a part-time retail sales employee working at a boutique in Texas.
That median employee’s total annualized compensation was calculated using the same methodology required for disclosure of compensation to the CEO, under the requirements established by the SEC in the Summary Compensation Table. Accordingly:
■	Our median employee’s fiscal 2019 annualized compensation was $11,053
■	Our current CEO’s fiscal 2019 annualized compensation was $5,471,474
■	The ratio of our CEO to Median Employee Compensation is 495:1
Our pay ratio is influenced by the fact that over 70% of our employees work on a part-time basis. If only full-time employees were used, then the ratio would change materially.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
■	HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT
The following report of the Human Resources, Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s management equity compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the disclosure of executive compensation in the Company’s financial statements and reporting process. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 26-41 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation and recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.
MEMBERS OF THE HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Deborah L. Kerr
William S. Simon
- 2020 Proxy Statement	41

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table includes information concerning compensation for fiscal years 2019, 2018 and 2017 in reference to the NEOs, which consists of each person who served during fiscal 2019 as the Company’s principal executive officer, the person who served during fiscal 2019 as the Company’s principal financial officer, the three most highly compensated executive officers of the Company other than the principal executive officers and the principal financial officer who were serving as executive officers at the end of fiscal 2019, and one former executive officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post-employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Bonnie R. Brooks Chief Executive Officer and President	2019	933,365	—	4,525,260	—	393,944	—	36,084	5,888,653
Molly Langenstein President, Apparel Group	2019	440,659	570,000	1,109,002	—	—	—	55,380	2,175,041
Shelley G. Broader(8) Former Chief Executive Officer and President	2019	246,140	—	3,995,026	—	—	—	1,041,537	5,282,703
	2018	1,100,000	—	6,500,185	—	—	—	4,813	7,604,998
	2017	1,121,154	—	6,500,246	—	740,258	—	19,798	8,381,456
Ann E. Joyce(9) Former Executive Vice President - Chief Operating Officer	2019	584,066	—	553,114	—	143,458	—	12,186	1,292,824
	2018	529,808	—	550,086	—	74,173	—	4,900	1,158,967
	2017	481,538	—	300,042	—	121,936	—	52,096	955,612
David Pastrana(10) Former Brand President - WHBM	2019	273,077	—	553,200	—	—	—	535,725	1,362,002
	2018	700,000	—	900,144	—	—	—	60,537	1,660,681
Mary van Praag(11) Former President, Intimates Group	2019	592,582	—	3,995,026	—	459,939	—	12,967	5,060,514
	2018	550,000	—	700,178	—	359,886	—	16,628	1,626,692
Todd E. Vogensen(12) Former Executive Vice President-Chief Financial Officer and Asst. Corporate Secretary	2019	527,335	—	730,000	—	—	—	12,919	1,270,254
	2018	550,000	—	800,062	—	—	—	4,812	1,354,874
	2017	560,577	—	1,200,168	—	165,609	—	12,878	1,939,232
(1)
The amounts in this column include compensation that Ms. Broader, Ms. Joyce, Ms. van Praag, and Mr. Vogensen contributed to the Company’s 401(k) defined contribution plan and compensation that Ms. Joyce and Ms. van Praag contributed to the Company’s deferred compensation plan. For Ms. Brooks, the amount in this column includes compensation as Interim CEO and President from April 2019 to July 2019 and as CEO and President since July 30, 2019. The amounts reflect compensation for 52 weeks in fiscal 2019 and fiscal 2018 and 53 weeks in fiscal 2017.

(2)	The amount in this column consists of Ms. Langenstein’s sign-on bonus of $250,000 and minimum guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019.
(3)
The amounts included in the “Stock Awards” column for fiscal years 2019, 2018 and 2017 represent the aggregate grant date fair value of restricted stock and performance share units (“PSUs”) granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718, and does not correspond to the Company’s accounting expense for these awards. For a discussion of the valuation of stock awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 (fiscal 2019). See the Fiscal Year 2019 Grants of Plan-Based Awards table for information on restricted stock and PSUs granted in fiscal 2019. The amounts included in the “Stock Awards” column include the grant date fair value in accordance with FASB ASC Topic 718 of PSUs and do not reflect the extent to which the PSUs have been earned. The performance period for the fiscal 2019 PSUs runs through the end of fiscal year 2021 and the performance period for the fiscal 2018 PSUs runs through the end of fiscal year 2020. Fiscal 2017 PSUs were earned at 76.9% of target.

(4)
The amounts included in the “Stock Awards” column for fiscal years 2019, 2018 and 2017 for PSUs are based on the probable outcome at the time of grant and assume achievement at target. The values of the PSUs at the grant date assuming maximum performance would be achieved are 175% of target for grants made in March of fiscal years 2019, 2018 and 2017 and 150% of target for grants made in August 2019 and October 2019. Based on achievement of the maximum performance level, the grant date fair values would be as follows for the awards granted in 2019, 2018 and 2017, respectively, as applicable: Ms. Brooks - $2,268,000; Ms. Langenstein - $403,500; Ms. Broader -- $3,207,503, $5,687,662, $5,687,716; Ms. Joyce -- $594,102, $437,512, $262,537; Mr. Pastrana -- $444,150, $787,626; Ms. van Praag -- $773,625, $612,656; and Mr. Vogensen -- $717,353, $700,054, $1,050,147.

(5)
The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the applicable NEO’s continued employment. The disclosure rules require inclusion of the grant date fair value of PSUs at target level even though the 2017 PSUs were earned below target level. Ms. Broader’s, Ms. Joyce’s, Mr. Pastrana’s, Ms. van Praag’s and Mr. Vogensen’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company on April 24, 2019, May 1, 2020, June 24, 2019, May 1, 2020 and January 17, 2020, respectively, including part of all of their fiscal 2019 grants.

(6)
The amounts in this column consist of annual incentive bonus payments earned by each of the NEOs based on Company performance in fiscal 2019, fiscal 2018 and fiscal 2017. For Ms. Brooks, the amount in this column is based on compensation received as Interim CEO and President from April 2019 to July 2019 and as CEO and President beginning July 30, 2019. See “Compensation Discussion and Analysis–Annual Cash Incentives.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though such bonuses are paid following the end of the respective fiscal year.

42	- 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2019 Grants of Plan-Based Awards

(7)
The amounts in this column consist of the Company’s matching contributions to its 401(k) defined contribution plan and deferred compensation plan on behalf of the NEOs, supplemental executive disability premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, relocation and travel expenses during the fiscal year, if applicable, termination expenses during the fiscal year, if applicable, and group term life and disability insurance premiums paid by the Company on behalf of the NEOs for 2017. In fiscal 2019, “All Other Compensation” includes relocation costs of $6,846 and $55,380 for Ms. Brooks and Ms. Langenstein, respectively, travel expenses of $4,558 for Ms. Brooks, and non-employee director compensation of $21,016 and Company-paid premiums for health insurance coverage of $3,664 during her time as a non-employee director for Ms. Brooks. Additionally, it includes Ms. Broader’s and Mr. Pastrana’s severance benefits of $1,018,196 and $506,069, respectively, and payment of unused vacation at termination of $21,032 and $29,656, respectively. For Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag and Mr. Vogensen, perks did not equal or exceed $10,000 for 2019. Following her appointment as Interim CEO and President, Ms. Brooks was not entitled to additional compensation for service as a director of the Company.

(8)	Ms. Broader left the Company in April 2019.
(9)	Ms. Joyce left the Company in May 2020.
(10)	Mr. Pastrana left the Company in June 2019.
(11)	Ms. van Praag left the Company in May 2020.
(12)	Mr. Vogensen left the Company in January 2020.
Fiscal Year 2019 Grants of Plan-Based Awards
The following table sets forth certain information with respect to the equity and non-equity incentive awards granted during or for the fiscal year ended February 1, 2020 (fiscal 2019) to each of our NEOs.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bonnie R. Brooks	N/A	N/A	35,001	1,400,048	2,800,096	—	—	—	—	—
	4/24/2019	4/19/2019	—	—	—	—	—	—	203,252	766,260
	8/20/2019	8/16/2019	—	—	—	—	—	—	700,000	2,247,000
	8/20/2019	8/16/2019	—	—	—	525,000	1,050,000	1,575,000	—	1,512,000
Molly Langenstein	N/A	N/A	13,220	352,527	705,054	—	—	—	—	—
	8/1/2019	7/16/2019	—	—	—	—	—	—	285,715	840,002
	10/1/2019	9/17/2019	—	—	—	50,000	100,000	150,000	—	269,000
Shelley G. Broader(5)	N/A	N/A	9,230	369,210	738,420	—	—	—	—	—
	3/8/2019	2/25/2019	—	—	—	—	—	—	433,300	2,162,167
	3/22/2019	3/22/2019	—	—	—	216,650	433,300	758,275	—	1,832,859
Ann E. Joyce	N/A	N/A	15,332	408,846	817,692	—	—	—	—	—
	3/8/2019	2/25/2019	—	—	—	—	—	—	36,650	182,884
	3/22/2019	3/22/2019	—	—	—	18,325	36,650	64,138	—	155,030
	10/1/2019	9/17/2019	—	—	—	40,000	80,000	120,000	—	215,200
David Pastrana(5)	N/A	N/A	8,192	218,462	436,923	—	—	—	—	—
	3/8/2019	2/25/2019	—	—	—	—	—	—	60,000	299,400
	3/22/2019	3/22/2019	—	—	—	30,000	60,000	105,000	—	253,800
Mary van Praag	N/A	N/A	16,666	444,437	888,874	—	—	—	—	—
	3/8/2019	2/25/2019	—	—	—	—	—	—	50,000	249,500
	3/22/2019	3/22/2019	—	—	—	25,000	50,000	87,500	—	211,500
	10/1/2019	9/17/2019	—	—	—	50,000	100,000	150,000	—	269,000
Todd E. Vogensen(5)	N/A	N/A	13,843	369,135	738,269	—	—	—	—	—
	3/8/2019	2/25/2019	—	—	—	—	—	—	53,300	265,967
	3/22/2019	3/22/2019	—	—	—	26,650	53,300	93,275	—	225,459
	10/1/2019	9/17/2019	—	—	—	40,000	80,000	120,000	—	215,200
(1)
These columns show the range of payouts targeted for fiscal 2019 performance under the Bonus Plan as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis. The Threshold amount represents the amount that would have been payable to the executive officer if the Company had achieved just the minimum performance level required for a bonus to be paid to the particular executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company had achieved the targeted performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company had achieved the maximum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. Pursuant to the Bonus Plan, performance for fiscal 2019 was below the target level for each NEO’s respective performance measures, except for Ms. van Praag, whose respective performance measure was above target level, and Ms. Langenstein, who received a minimum guaranteed bonus prorated for time in her role during fiscal 2019, as more particularly described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis. As a result, bonuses were paid at less than the target amount for fiscal 2019 performance for these NEOs, except for Ms. van Praag, whose bonus was paid at more than the target amount for fiscal 2019, as shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation,” and Ms. Langenstein, who received a sign-on bonus and minimum guaranteed bonus for fiscal 2019, as shown in the Summary Compensation Table in the column titled “Bonus.”

(2)
These columns represent PSUs granted in fiscal 2019 under the 2012 Omnibus Plan, except for one PSU granted as an inducement award as permitted under the NYSE Rule 303A.08 to Ms. Brooks. Each of the executives is eligible to earn shares contingent upon the achievement of pre-establish metrics. The March 2019 grant will be earned based on the Company’s RONA that is averaged over a three-year performance period of fiscal 2019 to fiscal 2021. Any shares earned based on the achievement with respect to such goal will vest on March 22, 2022. The Company granted PSUs to Ms. Brooks, Ms. Langenstein, Ms. Joyce, Ms. van Praag and Mr. Vogensen during the third quarter of fiscal 2019, which may be earned based on the Company’s achievement of four quarters of comparable same store sales growth during the

- 2020 Proxy Statement	43

■	EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at 2019 Fiscal Year End

performance period. If this gate is achieved, Ms. Brooks and Ms. Langenstein are able to earn PSUs at threshold if the highest stock price is $5.00, target if the highest stock price is $7.50 and a maximum if the highest stock price is $10.00, with payouts for intermediate stock prices calculated based on straight-line interpolation. Highest stock price is defined as the highest 20-day rolling average of the close price from November 1, 2020 through January 31, 2022. Vesting, if any, will occur on March 1, 2022.
(3)
This column represents restricted stock granted under the 2012 Omnibus Plan. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.

(4)
The amounts in this column represent the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For PSUs, the amount shown is based on the probable outcome at the time of grant, which was target. For a discussion of the valuation of equity awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 (fiscal 2019).

(5)	Ms. Broader’s, Mr. Pastrana’s and Mr. Vogensen’s fiscal 2019 equity grants were forfeited when they left the Company on April 24, 2019, June 24, 2019 and January 17, 2020, respectively.
Outstanding Equity Awards at 2019 Fiscal Year End
The following table outlines outstanding long-term equity-based incentive compensation awards for our NEOs as of February 1, 2020 (last day of fiscal 2019). Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table.
		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Name	Grant Date	Exercisable	Unexercisable
Bonnie R. Brooks	4/24/2019	—	—	—	—	203,252(1)	790,650	—	—
	8/20/2019	—	—	—	—	700,000(1)	2,723,000	—	—
	8/20/2019	—	—	—	—	—	—	1,050,000(4)	4,084,500
Molly Langenstein	8/1/2019	—	—	—	—	285,715(1)	1,111,431	—	—
	10/1/2019	—	—	—	—	—	—	100,000(4)	389,000
Shelley G. Broader(6)	—	—	—	—	—	—	—	—	—
Ann E. Joyce(6)	3/1/2017	—	—	—	—	3,517(1)	13,681	—	—
	3/1/2017	—	—	—	—	5,409(2)	21,041	—	—
	3/1/2018	—	—	—	—	16,887(1)	65,690	—	—
	3/1/2018	—	—	—	—	—	—	12,665(3)	49,267
	7/2/2018	—	—	—	—	4,027(1)	15,665	—	—
	3/8/2019	—	—	—	—	36,650(1)	142,569	—	—
	3/22/2019	—	—	—	—	—	—	36,650(4)	142,569
	10/1/2019	—	—	—	—	—	—	80,000(4)	311,200
David Pastrana(6)	—	—	—	—	—	—	—	—	—
Mary van Praag(6)	10/2/2017	—	—	—	—	7,477(1)	29,086	—	—
	3/1/2018	—	—	—	—	23,647(1)	91,987	—	—
	3/1/2018	—	—	—	—	—	—	17,735(3)	68,989
	3/8/2019	—	—	—	—	50,000(1)	194,500	—	—
	3/22/2019	—	—	—	—	—	—	50,000(4)	194,500
	10/1/2019	—	—	—	—	—	—	100,000(4)	389,000
Todd E. Vogensen (6)(7)	2/25/2010	1,667	—	13.78	2/25/2020	—	—	—	—
	2/24/2011	2,000	—	13.69	2/24/2021	—	—	—	—
(1)
Awards represent unvested restricted stock which vests at the rate of 33-1/3% per year beginning on the one-year anniversary of the grant date, with the exception of Ms. Brooks’ August 20, 2019 grant which vests at the rate of 25% per year beginning on the one year anniversary of the grant date.

(2)
Awards represent the number of PSUs that were earned but not yet vested as of February 1, 2020. The 2017 PSUs vest at a rate of one-third on the second anniversary of the grant date with the remaining two-thirds to vest on the third anniversary of the grant date, to the extent earned based on performance.

(3)
Awards represent the number of PSUs that were unearned and not yet vested as of February 1, 2020. The March 2018 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The amounts reported are based on achieving the threshold (50%) level of performance.

(4)
Awards represent the number of PSUs that were unearned and not yet vested as of February 1, 2020. The March 2019 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The August and October 2019 PSUs cliff-vest on March 1, 2022, to the extent earned based on performance over an approximate 30-month period. The amounts reported are based on achieving the target (100%) level of performance.

(5)
The amounts in this column represent the aggregate fair market value of the restricted stock and PSUs as of January 31, 2020, the last business day of fiscal 2019. The closing price of the Company’s stock was $3.89 on that date.

44	- 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2019 Options Exercised and Stock Vested

(6)
In accordance with their terms, all of Ms. Broader’s, Ms. Joyce’s, Mr. Pastrana’s, Ms. van Praag’s and Mr. Vogensen’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company on April 24, 2019, May 1, 2020, June 24, 2019, May 1, 2020 and January 17, 2020, respectively.

(7)
Pursuant to the terms of the Company’s Amended and Restated 2002 Omnibus Stock and Incentive Plan, Mr. Vogensen was eligible to exercise his vested outstanding options at any time within 90 days after termination of his employment with the Company.

Fiscal Year 2019 Options Exercised and Stock Vested
The following table sets forth restricted stock that vested during the fiscal year ended February 1, 2020 (fiscal 2019) with respect to our NEOs. None of our NEOs exercised stock options during fiscal 2019. The dollar figures in the table below reflect the value on the vesting date for Stock Awards.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bonnie R. Brooks	16,580	56,040
Molly Langenstein	—	—
Shelley G. Broader	427,544	2,484,031
Ann E. Joyce	25,130	140,852
David Pastrana	15,200	88,312
Mary van Praag	19,300	96,805
Todd E. Vogensen	60,923	353,963
Fiscal Year 2019 Retirement Benefits
The Company does not maintain a defined benefit pension plan for any of its employees, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those resulting from contributions made under the Company’s 401(k) defined contribution plan.
Fiscal Year 2019 Nonqualified Deferred Compensation
The following table illustrates the deferred compensation benefits under the deferred compensation plan.
Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Bonnie R. Brooks	—	—	—	—	—
Molly Langenstein	—	—	—	—	—
Shelley G. Broader	—	—	—	—	—
Ann E. Joyce	58,423	7,111	4,415	—	69,948
David Pastrana	—	—	—	—	—
Mary van Praag	29,639	7,320	4,833	—	69,817
Todd E. Vogensen	—	—	—	—	—
(1)
For Ms. Joyce and Ms. van Praag, the amount shown in this column represents the deferral of a portion of their salaries earned in fiscal 2019. The portion deferred is reflected as part of Ms. Joyce’s and Ms. van Praag’s fiscal 2019 salary compensation reported in the Summary Compensation Table.

(2)
Effective January 1, 2019, the Company introduced a company match of 50% on employee base salary deferrals up to 2.5% under the deferred compensation plan. The Company match is reflected as part of Ms. Joyce’s and Ms. van Praag’s fiscal 2019 all other compensation reported in the Summary Compensation Table. The Company suspended matching contributions to the deferred compensation plan, effective April 4, 2020. The Company does not pay above market earnings on accounts under the deferred compensation plan.

(3)
The aggregate balances shown in this column represent amounts that NEOs earned, but elected to defer, plus earnings (or losses), if applicable. $26,422 of the amount shown for Ms. van Praag was previously reported as compensation earned by Ms. van Praag in the Summary Compensation Table in prior years. Account balances may be invested in phantom investments selected by the executive from an array of investment options. The array changes from time to time; as of February 1, 2020, participants could choose among several different investments, including domestic and international equity, income, short-term investment, and blended-fund investment. The participants are not being offered and thus cannot choose a Company stock fund.

- 2020 Proxy Statement	45

■	EXECUTIVE COMPENSATION TABLES
Employment Agreements for Named Executive Officers

Employment Agreements for Named Executive Officers
Bonnie R. Brooks. Ms. Brooks, who currently serves as Chief Executive Officer and President, is subject to an at-will employment offer letter dated July 18, 2019. The offer letter contemplated an annual base salary and certain other benefits. Ms. Brooks’ current base salary is $1,200,000. Ms. Brooks is also eligible for an annual bonus under the Company’s Bonus Plan. Ms. Brooks’ aggregate annual cash bonus, to the extent earned, has a threshold bonus equal to 37.5% of her base salary, a target bonus equal to 150% of her base salary and a maximum bonus equal to 300% of her base salary. In fiscal 2019, consistent with the terms of the July 18, 2019 offer letter, she was awarded equity of 1,750,000 shares, with 40% in the form of time-vesting restricted stock that vests in equal installments over four years and 60% in the form of PSUs with a performance period that begins with the third quarter of fiscal 2019 and ends at the end of the fourth quarter of fiscal 2021. Ms. Brooks is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company beginning in fiscal 2021 consistent with the equity award practices applicable to other senior officers.
See “Compensation of our Executive Chair and New Chief Executive Officer and President” below for information about Ms. Brooks’ compensation when she becomes Executive Chair.
Molly Langenstein. Ms. Langenstein, who currently serves as President, Apparel Group, is subject to an at-will employment offer letter dated July 15, 2019. The offer letter contemplates an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. Ms. Langenstein’s current base salary is $900,000 and is subject to annual increases as determined from time to time by the Board. Ms. Langenstein is also eligible for an annual bonus under the Company’s Bonus Plan. Ms. Langenstein’s aggregate annual cash bonus for fiscal 2019, to the extent earned, had a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus equal to 160% of her base salary. Ms. Langenstein was entitled to a minimum guaranteed bonus prorated for time in her role during fiscal 2019. In fiscal 2019, consistent with the terms of the offer letter, she received a cash sign-on bonus of $250,000, a guaranteed bonus of $320,000 prorated for time in her role during fiscal 2019, and certain relocation benefits and was awarded 285,715 shares of time-vesting restricted stock (which was based on an assumed $3.50 share price, compared to the actual $2.94 closing price on the date of grant) under the 2012 Omnibus Plan on August 1, 2019, which was equivalent to approximately $840,000. Ms. Langenstein’s restricted stock grant vests in equal annual installments over a three-year period from the date of grant. Ms. Langenstein is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
See “Compensation of our Executive Chair and New Chief Executive Officer and President” below for information about Ms. Langenstein’s compensation when she becomes CEO and President.
Shelley G. Broader. Ms. Broader served as Chief Executive Officer and President until April 24, 2019 and was subject to an at-will employment offer letter dated October 26, 2015. The offer letter contemplated an annual base salary and certain other benefits. As of April 24, 2019, Ms. Broader’s base salary was $1,127,500. Ms. Broader was also eligible for an annual bonus under the Company’s Bonus Plan. Ms. Broader’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 37.5% of her base salary, a target bonus equal to 150% of her base salary and a maximum bonus equal to 300% of her base salary. Ms. Broader was entitled to a minimum guaranteed bonus at target for her first 12 months of service. A portion was received in 2015, and the remaining $1,375,000 was received in fiscal 2016. In fiscal 2015, consistent with the terms of the offer letter, she received a guaranteed bonus of $275,000, certain relocation benefits and was awarded restricted stock of $3.0 million. Ms. Broader received a $1.03 million sign-on bonus, less applicable taxes, upon establishing residency for herself and family in the United States and relocating herself and her family’s residency to Florida. Ms. Broader was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Ann E. Joyce. Ms. Joyce served as Chief Operating Officer until May 2020 and was subject to an at-will employment offer letter dated October 8, 2015. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. As of May 1, 2020, Ms. Joyce’s current base salary was $650,000. Ms. Joyce was also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2019, Ms. Joyce’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 17.5% of her base salary, a target bonus equal to 70% of her base salary and a maximum bonus of 140% of her base salary. Ms. Joyce was also eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
David Pastrana. Mr. Pastrana served as Brand President - WHBM and was subject to an at-will employment offer letter dated December 11, 2017. The offer letter contemplated an annual base salary and certain other benefits. As of June 24, 2019, Mr. Pastrana’s current base salary was $700,000. Mr. Pastrana was also eligible for an annual bonus under the Company’s Bonus Plan. Mr. Pastrana’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 160% of his base salary. Mr. Pastrana was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Mary van Praag. Ms. van Praag served as President, Intimates Group until May 2020 and was subject to an at-will employment offer letter dated August 1, 2017. The offer letter contemplated an annual base salary and certain other benefits, as subsequently amended effective October 1, 2019. As of May 1, 2020, Ms. van Praag’s current base salary was $675,000. Ms. van Praag was also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2019, Ms. van Praag’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 18.75% of her base salary, a target bonus equal to 75% of her base salary and a maximum bonus equal to 150% of her
46	- 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Officer Severance Plan

base salary. Ms. van Praag was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
Todd E. Vogensen. Mr. Vogensen served as Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary and was subject to an at-will employment offer letter dated September 23, 2009, as subsequently amended on March 3, 2015. The offer letter contemplated an annual base salary and certain other benefits. As of January 17, 2019, Mr. Vogensen’s base salary was $550,000. Mr. Vogensen was also eligible for an annual bonus under the Company’s Bonus Plan. Mr. Vogensen’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 17.5% of his base salary, a target bonus equal to 70% of his base salary and a maximum bonus equal to 140% of his base salary. Mr. Vogensen was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.
As a result of the business and market volatility, the uncertainty caused by the global outbreak of the COVID-19 pandemic and the temporary closure of all of our boutiques in North America, beginning in April 2020 the base salaries of all the Company’s executive officers, including the named executive officers currently employed by the Company, have been reduced 50% until further notice.
Officer Severance Plan
The Company has a formal severance plan for all officer employees at the Vice President level and above, including the Company’s NEOs. The Officer Severance Plan currently covers the CEO, executive vice presidents, senior vice presidents and vice presidents.
The purpose of the Officer Severance Plan is to promote uniform treatment of senior executives who are involuntarily terminated under certain circumstances or who terminate for “good reason,” as defined in the plan. Certain benefits under the Officer Severance Plan are enhanced if the involuntary termination or termination for good reason occurs within 24 months following a change in control as defined in the plan.
The Officer Severance Plan provides payment of benefits for involuntary termination by the Company in connection with the elimination of an officer’s position, certain changes in an officer’s job responsibilities, certain unsatisfactory performance, or termination upon or immediately preceding certain reorganizations or sales affecting the Company, but only if the officer is not offered comparable employment after the reorganization or sale. The plan provides payment of benefits for termination by the officer with good reason for any of the following events: (i) a material change in duties or responsibilities or a material reduction in authority, (ii) for officers serving in certain corporate locations (which includes all of the Company’s NEOs), a change of corporate location that is more than 50 miles from current place of employment, or (iii) a reduction in total direct compensation at target of more than 30%. A good reason termination requires the officer to provide written notice to the Company, and the officer must timely terminate employment if the Company does not cure the good reason event within a cure period.
The Officer Severance Plan provides for the following severance benefits:
■
Continued annual base salary, paid in accordance with the Company’s normal payroll practices, for 24 months for the CEO; 12 months for Executive Vice President; 12 months for Senior Vice President; and 6 months for Vice President.

■	A cash payment equal to the officer’s bonus, if earned, but only if the officer terminates employment on or after the last day of the fiscal year and before the bonus is paid.
■
For officers enrolled in healthcare coverage (medical and/or dental plans) offered by the Company, the officer will receive a cash lump sum payment equal to the aggregate COBRA healthcare plan premium costs over the severance period.

■	Reasonable outplacement assistance during the severance period.
In the event a terminated officer’s employment termination occurs within 24 months following a change in control (other than termination for cause in connection with a disqualifying event), the terminated officer shall receive the respective salary and bonus severance benefits in a single lump sum payment as follows: CEO, payment of 24 months of annual base salary plus bonus at target; Executive Vice President, payment of 18 months of annual base salary plus bonus at target; and Senior Vice President and Vice President, payment of 12 months of annual base salary plus bonus at target. Payments under the Officer Severance Plan are subject to a modified cutback provision, where payments to a terminated officer would be reduced if the reduction would produce a better after-tax result for the officer. There would be no reduction, however, if the terminated officer would have a better after-tax result without the reduction.
The provision of severance benefits under the Officer Severance Plan is conditioned upon the officer executing an agreement and release which includes, among other things, non-competition covenants of 24 months for the CEO, 12 months for Executive Vice Presidents and Senior Vice Presidents, and 6 months for Vice Presidents, non-solicitation covenants of 24 months, a non-disclosure covenant, a non-disparagement covenant and a release of claims against the Company. Payments under the Officer Severance Plan will cease if the terminated officer violates the covenants or other provisions set forth in the agreement and release.
On November 19, 2019, the Board amended and restated the Officer Severance Plan, effective January 1, 2020 (the “Amended and Restated Plan”). Under the prior Officer Severance Plan, severance benefits for eligible terminations included a release from a participant’s obligation to otherwise repay to the Company any sign-on bonus or relocation benefit previously received from the Company. Under the Amended and Restated Plan, a participant instead will continue to be required to repay any sign-on bonus or relocation benefit in accordance with any applicable policy or other agreement requiring repayment unless the Plan Administrator, in its sole discretion, determines
- 2020 Proxy Statement	47

■	EXECUTIVE COMPENSATION TABLES
Potential Payments Upon Termination or Change in Control for Named Executive Officers

otherwise. In addition, under the prior Officer Severance Plan, severance benefits for eligible terminations not in connection with a change in control include payment of a prorated annual cash bonus, based on actual performance, for the fiscal year in which termination occurs. Under the Amended and Restated Plan, no prorated bonus will be paid for such terminations occurring on or after February 2, 2020. Instead, a participant will receive a bonus based on actual performance, only if the participant remains employed for the entire fiscal year. The Amended and Restated Plan also adds a provision permitting the Plan Administrator, in its sole discretion, to reduce or forfeit a participant’s remaining unpaid severance benefits if the participant is reemployed by the Company during the period in which severance payments are payable. The Amended and Restated Plan also updates the plan’s form of agreement and release by adding non-solicitation and reasonable cooperation covenants following termination.
As part of cost-saving efforts to mitigate the operating and financial impact of the COVID-19 pandemic, the Company has temporarily frozen eligibility for participation in, and benefits under, the severance plan effective March 31, 2020.
Potential Payments Upon Termination or Change in Control for Named Executive Officers
Ms. Brooks and Ms. Langenstein are, and prior to their departures Ms. Broader, Ms. Joyce, Mr. Pastrana, Ms. van Praag and Mr. Vogensen were, eligible to receive certain post-employment payments and other benefits as indicated below in accordance with the Company’s above-described Officer Severance Plan (payment of which is conditioned upon entry into the above described agreement and release under the Officer Severance Plan) and, in certain cases, under the 2012 Omnibus Plan.
The following table shows the potential payments upon termination or change in control for our NEOs as if the respective termination or change in control events had occurred on February 1, 2020. Because the following table assumes these events occurred on February 1, 2020, the table does not reflect changes made to the Officer Severance Plan or other compensation changes made after February 1, 2020.
Name and Termination Scenarios(1)(2)(3)	Cash Severance(4) $	Equity(5) $	Health Benefits(6) $	Other Benefits(7) $	Tax Gross Up $	Total $
Bonnie R. Brooks
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	2,793,944	—	15,022	—	N/A	2,808,966
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	2,832,900	—	—	N/A	2,832,900
w/o Cause (Involuntary)(c)	2,793,944	2,245,037	15,022	21,000	N/A	5,075,003
Change in Control(d)	6,000,000	7,598,150	15,022	21,000	N/A	13,634,172
Retirement(e)	—	202,787	—	—	N/A	202,787
Molly Langenstein
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	1,220,000	—	13,516	—	N/A	1,233,516
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	1,500,431	—	—	N/A	1,500,431
w/o Cause (Involuntary)(g)	1,220,000	—	13,516	21,000	N/A	1,254,516
Change in Control(h)	2,430,000	1,500,431	13,516	21,000	N/A	3,964,947
Retirement(i)	—	—	—	—	N/A	—
Ann E. Joyce(8)
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	793,458	—	15,022	—	N/A	808,480
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	690,397	—	—	N/A	690,397
w/o Cause (Involuntary)(g)	793,458	—	15,022	21,000	N/A	829,480
Change in Control(h)	1,657,500	754,329	15,022	21,000	N/A	2,447,851
Retirement(i)	—	—	—	—	N/A	—
Mary van Praag(9)
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	1,134,939	—	15,022	—	N/A	1,149,961
For Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(f)	—	870,812	—	—	N/A	870,812
w/o Cause (Involuntary)(g)	1,134,939	—	15,022	21,000	N/A	1,170,961
Change in Control(h)	1,771,875	958,620	15,022	21,000	N/A	2,766,517
Retirement(i)	—	—	—	—	N/A	—
(1)
Ms. Broader, who served as CEO and President, left the Company in April 2019. Following the termination and execution of the agreement and release discussed above, Ms. Broader became entitled to severance benefits for involuntary termination under the Officer Severance Plan of $2,396,596 over the 24-month severance period and was eligible for outplacement assistance. Ms. Broader’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

48	- 2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Potential Payments Upon Termination or Change in Control for Named Executive Officers

(2)
Ms. Joyce, who served as Chief Operations Officer, and Ms. van Praag, who served as President, Intimates Group, left the Company in May 2020. Mr. Vogensen, who served as Chief Financial Officer and Assistant Corporate Secretary, left the Company in January 2020. Ms. Joyce, Ms. van Praag and Mr. Vogensen were not eligible to receive severance benefits under the Officer Severance Plan.

(3)
Mr. Pastrana, who served as President - WHBM, left the Company in June 2019. Following the termination and execution of the agreement and release discussed above, Mr. Pastrana became entitled to severance benefits for involuntary termination under the Officer Severance Plan of $779,146 over the 12-month severance period and was eligible for outplacement assistance. Mr. Pastrana’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

(4)
The cash severance associated with any covered termination under the Officer Severance Plan other than change in control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Ms. Brooks, the cash severance associated with a change in control termination includes 24 months of salary and cash bonus at her target. For all other scenarios for Ms. Brooks, the cash severance associated with a covered termination includes 24 months of salary and a prorated bonus under the Bonus Plan based on the Company’s performance for 2019. For Ms. Langenstein, Ms. Joyce and Ms. van Praag, the cash severance associated with a change in control termination scenario under the Officer Severance Plan includes 18 months of salary and cash bonus at their target. For all other scenarios, the cash severance associated with a covered termination under the Officer Severance Plan includes 12 months of salary and a prorated bonus under the Bonus Plan based on the Company’s performance for 2019.

(5)
Equity value for accelerated vesting of restricted stock and PSUs assumes a value of $3.89 per share, which equals the Company’s stock price at the end of the 2019 fiscal year. No value is included for stock option vesting because none of the NEOs held outstanding stock options with an exercise price lower than $3.89 as of the end of the 2019 fiscal year. At February 1, 2020, Ms. Brooks held the following outstanding equity awards: (i) a restricted stock award granted April 24, 2019 under the Company’s 2012 Omnibus Plan (“Interim CEO RSA”), (ii) a restricted stock award granted August 20, 2019 under the Company’s 2012 Omnibus Plan (“CEO RSA”), and (iii) PSU awards granted August 20, 2019 under the Company’s 2012 Omnibus Plan and outside of the Company’s 2012 Omnibus Plan as an inducement award as permitted under NYSE Rule 303A.08 (together, the “Brooks PSUs”). For the NEOs other than Ms. Brooks, each outstanding equity award at February 1, 2020 was granted pursuant to the Company’s 2012 Omnibus Plan. In accordance with the grant agreements and, for those equity awards granted pursuant to the Company’s 2012 Omnibus Plan, in accordance with such plan: (a) in the event of voluntary termination with or without Good Reason or an involuntary termination for Cause, unvested restricted stock and unvested PSUs are forfeited; (b) in the event of Ms. Brooks’ death or disability (i) unvested restricted stock under the Interim CEO RSA becomes 100% vested, (ii) a portion of the unvested restricted stock under the CEO RSA becomes vested, with such partial vesting based on the next tranche of shares that otherwise would have vested on the next vesting date, and (iii) prorated portions of unvested Brooks PSUs, based on the number of completed months of the performance period, become vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through February 1, 2020; (c) in the event of Ms. Brooks’ involuntary termination without Cause (i) a prorated portion of unvested restricted stock under the Interim CEO RSA becomes vested, based on the number of completed months of the vesting period, (ii) a portion of the unvested restricted stock under the CEO RSA becomes vested, with such partial vesting based on the next tranche of shares that otherwise would have vested on the next vesting date, and (iii) prorated portions of unvested Brooks PSUs, based on the number of completed months of the performance period, become vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through February 1, 2020; (d) for Ms. Brooks, in the event of a change in control (i) unvested restricted stock under the Interim CEO RSA becomes 100% vested if the buyer does not assume the awards or upon involuntary termination without Cause within 24 months following the change in control if buyer does assume the awards, (ii) unvested restricted stock under the CEO RSA becomes 100% vested if the buyer does not assume the awards or upon involuntary termination without Cause or for Good Reason within 24 months following the change in control if buyer does assume the awards, and (iii) unvested Brooks PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting (shown at target level based on performance through February 1, 2020), if the buyer does not assume the awards, or upon involuntary termination without Cause or for Good Reason within 24 months following the change in control if buyer does assume the awards; (e) in the event of Ms. Brooks’ retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Board, (i) a prorated portion of unvested restricted stock under the Interim CEO RSA becomes vested, based on the number of completed months of the vesting period, and (ii) unvested restricted stock under the CEO RSA and unvested Brooks PSUs are forfeited; (f) for the NEOs other than Ms. Brooks, in the event of death or disability (i) unvested restricted stock and unvested fiscal 2017 PSUs become 100% vested, (ii) unvested fiscal 2018 and March 2019 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through February 1, 2020, and (iii) unvested October 2019 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through February 1, 2020, provided that the October 2019 PSUs will be forfeited if, prior to the vesting date, the executive violates the confidentiality covenant, 12-month non-competition and non-solicitation covenants, non-disparagement covenant and 5-year reasonable cooperation covenant set forth in the grant agreements (“Executive PSU Restrictive Covenants”); (g) for the NEOs other than Ms. Brooks, in the event of involuntary termination without Cause in the absence of Compensation Committee exercise of discretion to accelerate vesting, unvested restricted stock and unvested PSUs are forfeited; (h) for the NEOs other than Ms. Brooks, in the event of a change in control (i) unvested restricted stock becomes 100% vested if the buyer does not assume the awards or upon involuntary termination without Cause within 12 or 24 months following the change in control if buyer does assume the awards, (ii) unvested fiscal 2017 PSUs become 100% vested upon a change in control, (iii) unvested fiscal 2018 and March 2019 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on actual performance for completed years within the performance period (shown at threshold level based on performance through February 1, 2020) and target level performance for incomplete years if the buyer does not assume the awards or upon involuntary termination without Cause, death or disability, following the change in control if buyer does assume the awards, and (iv) unvested October 2019 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at target level based on performance through February 1, 2020, if the buyer does not assume the awards or upon involuntary termination without Cause, death or disability, following the change in control if buyer does assume the awards; and (i) for the NEOs other than Ms. Brooks, in the event of retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Compensation Committee, unvested restricted stock and unvested PSUs become partially vested, based on the number of completed months of the vesting period, with the unvested fiscal 2018 and March 2019 PSUs subject to continued performance-based vesting, shown at threshold level based on performance through February 1, 2020, and with the unvested October 2019 PSUs subject to continued performance-based vesting, shown at target level based on performance through February 1, 2020, provided that the October 2019 PSUs will be forfeited if, prior to the vesting date, the executive violates the Executive PSU Restrictive Covenants. No amount is reported for “retirement” for Ms. Langenstein, Ms. Joyce or Ms. van Praag as these executives were not eligible for “retirement” as of February 1, 2020.

(6)
Health benefits associated with a covered termination under the Officer Severance Plan are paid in a lump sum and the amount shown represents an estimate using monthly COBRA premium costs over their respective period of income continuation.

(7)
Represents an estimate of maximum outplacement assistance associated with a covered termination under the Officer Severance Plan, which has historically not been provided in the case of voluntary termination with Good Reason without a change in control.

(8)
Ms. Joyce left the Company in May 2020. Following termination and execution of an agreement and release, Ms. Joyce is entitled to severance of six months of base salary, at the current 50% reduction applicable to all executive officer salaries, and continued health benefits for six months. Ms. Joyce’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

(9)
Ms. van Praag left the Company in May 2020. Following termination and execution of an agreement and release, Ms. van Praag is entitled to severance of six months of base salary, at the current 50% reduction applicable to all executive officer salaries, and continued health benefits for six months. Ms. van Praag’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.

- 2020 Proxy Statement	49

■	EXECUTIVE COMPENSATION TABLES
Indemnification Agreements

Indemnification Agreements
We have entered into indemnification agreements with all of our directors and certain former executive officers under which we have agreed to indemnify them against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These directors and former officers are to be indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and former officers in connection with any such suit or proceeding.
Compensation of our Executive Chair and New Chief Executive Officer and President
In connection with Ms. Brooks’ appointment as Executive Chair, effective June 24, 2020, in consultation with FW Cook, the Compensation Committee and Board approved the following compensation terms for the Executive Chair:
■
annual base salary of $500,000, subject to annual increases as determined from time to time by the Board, and subject to the same 50% reduction applicable to all executive officer salaries until further notice; and

■	eligibility for an annual bonus under the Company’s Bonus Plan, with a target bonus opportunity equal to 100% of her base salary prorated in fiscal 2020 for time in Executive Chair role.
■	During her service as Executive Chair, Ms. Brooks will not be entitled to any separate compensation for her service as a member of the Board.
In connection with Ms. Langenstein’s appointment as CEO and President, effective June 24, 2020, in consultation with FW Cook, the Compensation Committee and Board approved the following compensation terms:
■
annual base salary of $1,000,000, subject to annual increases as determined from time to time by the Board and subject to the same 50% reduction applicable to all executive officer salaries until further notice;

■	eligibility for an annual bonus under the Company’s Bonus Plan, with a target bonus opportunity equal to 120% of her base salary, prorated for fiscal 2020 for time in CEO and President role; and
■
a promotion grant of time-based restricted stock and PSUs relating to an aggregate of 328,125 shares of common stock under the 2020 Omnibus Plan, consisting of 50% restricted stock that vests in equal installments over three years and 50% PSUs (based on target amount) that vest on March 1, 2023, in an amount between 0% and 150% of the target PSUs awarded depending on achievement of corporate financial objectives.

50	- 2020 Proxy Statement

■	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Board has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Subject to certain pre-approved exceptions, any transaction or relationship that involves a director, director nominee, executive officer, greater than 5% shareholder or any of their immediate family members that constitutes a “related party transaction” requires, preferably in advance, full disclosure to and review by the Company’s Audit Committee of all facts and circumstances concerning the transactions and relationships, including, but not limited to, the related party’s interest in the transaction, the approximate dollar amount involved, and whether the transaction was undertaken in the ordinary course of business. The related party may not participate in the Audit Committee’s discussion or approval of the transaction. The Audit Committee will only approve or ratify a related party transaction if the Audit Committee determines in good faith that, under all of the circumstances, the transaction is fair to the Company. For this purpose, a “related party transaction” is any transaction, arrangement or relationship in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (2) the Company is a participant; and (3) a related party has or will have a direct or indirect interest. Other than compensation arrangements fully described elsewhere in this Proxy Statement, there have been no related party transactions since February 2, 2019, and there are none proposed currently.

■	PROPOSAL 3. PROPOSAL TO APPROVE THE CHICO’S FAS, INC. 2020 OMNIBUS STOCK AND INCENTIVE PLAN
Overview
The Company is asking you to approve the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (also referred to as the “2020 Omnibus Plan”). On April 24, 2020, upon recommendation of the Human Resources, Compensation and Benefits Committee (the “Compensation Committee”), the Board approved and adopted the 2020 Omnibus Plan described in this proposal, subject to shareholder approval. If approved by our shareholders, the 2020 Omnibus Plan will become effective as of June 25, 2020, and will replace the Chico’s FAS, Inc. Amended and Restated 2012 Omnibus Stock and Incentive Plan (the “2012 Omnibus Plan”).
The 2020 Omnibus Plan reserves for issuance the sum of (i) 7,600,000 shares of common stock; (ii) the number of shares of common stock available for future awards under the 2012 Omnibus Plan as of June 25, 2020; and (iii) any shares of common stock that are represented by awards granted under the 2012 Omnibus Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan (collectively, the “Prior Plans”) that are forfeited, expire, settled in cash or are canceled without delivery of shares of common stock to participants on or after June 25, 2020. If shareholders do not approve the 2020 Omnibus Plan, the Company may continue to grant awards under the existing 2012
Omnibus Plan until June 21, 2027, although the shares remaining available under the 2012 Omnibus Plan may not be sufficient for the Company’s future needs.
The 2012 Omnibus Plan is the only equity incentive compensation plan under which the Company currently grants equity incentive awards to employees and members of the Board who are not employees (“non-employee directors”). As of March 20, 2020, the Company had 1,520,411 shares of common stock authorized under the 2012 Omnibus Plan remaining available to be granted in connection with awards under the plan. The Company may continue to grant awards under the 2012 Omnibus Plan prior to the Annual Meeting. As discussed more fully under the heading “New Plan Benefits” below, the Company anticipates granting restricted stock or restricted stock units under the 2012 Omnibus Plan on June 24, 2020 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director, but with the number of shares or units determined based on the greater of an assumed $4.00 share price or the actual closing price of the Company’s common stock on the grant date. Accordingly, the number of shares or units anticipated to be granted to each non-employee
- 2020 Proxy Statement	51

■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
2020 Omnibus Plan Highlights

director cannot be determined until the grant date. If the non-employee director awards are granted on June 24, 2020 as anticipated, the number of shares authorized under the 2012 Omnibus Plan that will be available for issuance under the 2020 Omnibus Plan will be lower than the 1,520,411 shares of common stock remaining available under the 2012 Omnibus Plan as of March 20, 2020.
If the 2020 Omnibus Plan is approved by shareholders, no new awards will be granted under the 2012 Omnibus Plan after the Annual Meeting. Awards previously granted under the 2012 Omnibus Plan will remain outstanding in accordance with their terms.
Why You Should Vote For the 2020 Omnibus Plan
The Board believes that the 2020 Omnibus Plan is important to the long-term success of the Company. The purpose of the 2020 Omnibus Plan is to attract, retain and motivate highly qualified employees and non-employee directors, provide appropriate and competitive incentives to achieve long-range goals, and align the interests of employees and non-employee directors with the Company’s other shareholders. Equity awards are an integral part of our pay-for-performance philosophy, and awards under the 2020 Omnibus Plan are intended to promote the long-term financial interest of the Company and our shareholders.
As a replacement for the 2012 Omnibus Plan, the Company believes the reservation of shares for issuance under the 2020 Omnibus Plan is necessary for the Company to continue to offer a competitive compensation program in accordance with our compensation philosophy that emphasizes pay-for-performance and places a significant percentage of executive compensation “at risk.”
Equity awards, designed to align executives’ focus with shareholder value and with the long-term future performance of the Company, are a fundamental component of the Company’s executive compensation program, as discussed further in the Compensation Discussion and Analysis found on pages 26-41 of this Proxy Statement. The Compensation Committee anticipates that the shares of common stock that will be available for awards under the 2020 Omnibus Plan if shareholders approve this proposal will provide the Company with flexibility to grant equity awards under the 2020 Omnibus Plan for at least two years following the Annual Meeting. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares awarded in any one year or from year to year may change based on any number of variables, such as the value of the Company’s common stock (since higher stock prices generally require fewer shares to be issued to produce awards of the same value), changes in the Company’s equity grant practices, changes in the number of employees, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, the number of shares that become available for new awards pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how the Company chooses to balance the elements of our compensation program.
If shareholders approve the 2020 Omnibus Plan, the Company may grant awards under the 2020 Omnibus Plan until June 24, 2030. If shareholders do not approve the 2020 Omnibus Plan, the Company may continue to grant awards under the existing 2012 Omnibus Plan until June 21, 2027, although the shares remaining available under the 2012 Omnibus Plan may not be sufficient for the Company’s future needs.
2020 Omnibus Plan Highlights
The 2020 Omnibus Plan generally will be administered by the Compensation Committee, but awards made to non-employee directors will be approved by the entire Board. The 2020 Omnibus Plan provides the Company with the flexibility to design compensatory awards that are responsive to the Company’s needs.
The Company believes the design of the 2020 Omnibus Plan illustrates the Company’s commitment to best practices in equity compensation, prudent use of these limited resources and the promotion of a strong alignment with shareholder interest. Examples of best practice provisions and key features of the 2020 Omnibus Plan that enable the Company to maintain sound governance practices in granting equity awards include:
■	No Evergreen Provision. The 2020 Omnibus Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the 2020 Omnibus Plan.
■
Minimum Vesting Periods: The 2020 Omnibus Plan requires a minimum one-year vesting period for stock option awards and stock appreciation right awards and a minimum one-year period of restriction for restricted stock awards, restricted stock unit awards and performance awards, with the exception of up to 5% of the shares available for grant under the plan and certain other limited exceptions, subject to applicable provisions regarding accelerated vesting.
■
No “Liberal” Share Recycling for Stock Options and Stock Appreciation Rights: The 2020 Omnibus Plan prohibits recycling of shares of common stock used to satisfy the applicable tax withholding obligation in connection with the exercise of a stock option award or stock appreciation right award. In addition, the 2020 Omnibus Plan counts the full number of shares associated with a stock option exercise or stock appreciation right exercise, and not just the net shares issued upon exercise, against the aggregate plan limit. The 2020 Omnibus Plan also prohibits shares of common stock purchased on the open market with cash proceeds from a stock option exercise from being added to the aggregate plan limit.

■
No Discounted Stock Options or Stock Appreciation Rights: The 2020 Omnibus Plan prohibits the grant of stock option awards and stock appreciation right awards with an exercise price less than the fair market value of the Company’s common stock on the grant date.

52	- 2020 Proxy Statement

Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan	■
Key Data

■
No Repricing of Stock Options or Stock Appreciation Rights: The 2020 Omnibus Plan prohibits repricing stock option awards and stock appreciation right awards without shareholder approval, including canceling a stock option or stock appreciation right when the exercise price exceeds the fair market value of the underlying shares in exchange for another award or for cash.

■
No Dividends or Dividend-Equivalent Payments on Unearned Awards: The 2020 Omnibus Plan permits the granting of dividends in connection with restricted stock awards and the granting of dividend equivalents in connection with restricted stock unit awards or performance awards, but such dividends and dividend equivalents will be accumulated and subject to vesting requirements and will only be paid to the extent the underlying award is earned under the plan. In addition, the 2020 Omnibus Plan prohibits the payment of dividends or dividend equivalents on stock option awards and stock appreciation right awards.

■
Clawback Provision: Our incentive compensation clawback policy applies to awards granted to Section 16 officers under the 2020 Omnibus Plan and authorizes the Compensation Committee to recoup incentive compensation from our Section 16 officers in the event of a material financial restatement, regardless of fault. The 2020 Omnibus Plan subjects all awards granted under the plan to any additional clawback that may be required under applicable law, regulation or stock exchange requirement.

■
Provides Flexible Default Double-Trigger Acceleration in Certain Change in Control Situations: The 2020 Omnibus Plan provides a flexible default “double-trigger” change in control acceleration for outstanding awards. This means that in the event of a change in control of the Company, unless the award agreement or Compensation Committee or Board provide otherwise, vesting for outstanding awards will only accelerate if either (i) the successor company does not assume, convert, continue, or otherwise replace the outstanding award on proportionate and equitable terms, or (ii) the participant is terminated without cause within 24 months following the change in control.

■	Independent Committee Administration: Awards granted to executive officers under the 2020 Omnibus Plan are approved by the Compensation Committee, which is composed entirely of independent directors.
■	Term of the 2020 Omnibus Plan: No awards may be granted under the 2020 Omnibus Plan more than ten years from the date of shareholder approval.
The 2020 Omnibus Plan will not be effective unless and until approved by shareholders.
Key Data
Overhang
The following table provides certain additional information regarding total equity awards outstanding as of March 20, 2020, unless otherwise indicated.
As of March 20, 2020
Number of outstanding Options	121,334
Weighted average exercise price of outstanding Options	$13.28
Weighted average remaining term of outstanding Options	1.06 years
Number of outstanding, unvested Restricted Shares	4,609,560
Number of outstanding, unvested Performance Share Units (at target)	2,988,443
Shares available for grant under 2012 Omnibus Plan*	1,520,411
Additional shares being requested under the 2020 Omnibus Plan	7,600,000
Basic common shares outstanding as of the record date (April 27, 2020)	120,384,756
*
For reference purposes, the remaining shares available for grant under the 2012 Omnibus Plan is denoted as of March 20, 2020. The number of shares to be rolled-over into the 2020 Omnibus Plan will be equal to the actual number of shares that remain available for grant under the 2012 Omnibus Plan as of June 25, 2020 (i.e., the effective date of the 2020 Omnibus Plan). Upon shareholder approval of the 2020 Omnibus Plan, no further awards will be made under the 2012 Omnibus Plan (or any Prior Plan).

Potential dilution is equal to the number of shares associated with outstanding grants plus the number of shares available for future grants under a plan divided by the sum of (a) the total number of shares of common stock outstanding and (b) the total outstanding and available shares under the plan. As of March 20, 2020, the Company’s potential dilution under the 2012 Omnibus Plan was approximately 7.1%. If the 2020 Omnibus Plan is approved by shareholders, the potential dilution from awards authorized for issuance will increase to approximately 12.3%. While the Company is aware of the potential dilutive effect of equity awards, it also recognizes the significant motivational and performance benefits that may be achieved in connection with making such awards.
As of April 27, 2020, the per-share closing price of our common stock as reported on the NYSE was $1.26.
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■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
Summary Description of the 2020 Omnibus Plan

Burn Rate
The following table sets forth information to calculate the Company’s burn rate under the 2012 Omnibus Plan for the last three fiscal years. The burn rate for a year has been calculated as follows:
All Stock Options Granted in the Applicable Year (N/A for the Company)		Weighted Average Number of Shares of Common Stock Outstanding for the Applicable Year
+	÷
All Full Value Awards Granted in the Applicable Year (time-based restricted stock awards valued when granted and performance-based performance share unit awards valued when earned/vested)
Burn Rate
Award Type		2019	2018	2017	3-Yr. Avg.
A)	Time-Based Restricted Stock Awards (Granted)	3,563,105	1,944,280	1,441,300
B)	Performance-Based Performance Share Unit Awards (Earned) (1)	244,628	190,777	310,901
C)	Total Grants	3,807,733	2,135,057	1,752,201
D)	Weighted Average Basic Shares Outstanding	114,859,000	122,662,000	125,341,000
Burn Rate (C / D)		3.32%	1.74%	1.40%	2.15%
(1)	Performance-based performance share unit awards granted at target were 2,740,650, 725,000, and 601,137 in 2019, 2018, and 2017, respectively
Summary Description of the 2020 Omnibus Plan
A summary of the provisions of the 2020 Omnibus Plan is set forth in question and answer format below. The full text of the 2020 Omnibus Plan appears as Annex A to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the 2020 Omnibus Plan.
Who may participate?
Employees of the Company and its subsidiaries and members of the Board of the Company or the boards of directors of its subsidiaries may be selected by the Compensation Committee or Board, as applicable, to receive awards under the 2020 Omnibus Plan. If shareholders approve this proposal, approximately 178 employees and seven non-employee directors, as of March 20, 2020, would be eligible to receive awards under the 2020 Omnibus Plan. Based on its historic compensation practices, the Company expects that approximately 200 persons annually will receive awards under the 2020 Omnibus Plan.
What shares are authorized for awards under the 2020 Omnibus Plan?
Subject to approval by our shareholders, the aggregate number of shares authorized and reserved for issuance under the 2020 Omnibus Plan is the sum of (i) 7,600,000 shares of common stock; (ii) the number of shares of common stock available for future awards under the 2012 Omnibus Plan as of June 25, 2020; and (iii) any shares of common stock that are represented by awards granted under the Prior Plans that are forfeited, expire, settled in cash or are canceled without delivery of shares of common stock to participants on or after June 25, 2020. As of March 20, 2020, the Company had 1,520,411 shares of common stock authorized under the 2012 Omnibus Plan remaining available to be granted in connection with awards under the plan. The Company may continue to grant awards under the 2012 Omnibus Plan prior to the Annual Meeting. As discussed more fully under the heading “New Plan Benefits” below, the Company anticipates granting restricted stock or restricted stock units under the 2012 Omnibus Plan on June 24, 2020 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director, but with the number of shares or units determined based on the greater of an assumed $4.00 share price or the actual closing price of the Company’s common stock on the grant date. Accordingly, the number of shares or units anticipated to be granted to each non-employee director under the 2012 Omnibus Plan cannot be determined until the grant date. If the non-employee director awards are granted on June 24, 2020 as anticipated, the number of shares authorized under the 2012 Omnibus Plan that will be available for issuance under the 2020 Omnibus Plan will be lower than the 1,520,411 shares of common stock remaining available under the 2012 Omnibus Plan as of March 20, 2020. If the 2020 Omnibus Plan is approved by shareholders, no new awards will be granted under the 2012 Omnibus Plan after the Annual Meeting. Awards previously granted under the 2012 Omnibus Plan will remain outstanding in accordance with their terms.
54	- 2020 Proxy Statement

Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan	■
Summary Description of the 2020 Omnibus Plan

In general, if any award granted under the 2020 Omnibus Plan expires, is forfeited or canceled or is settled in cash (in each case without delivery of shares to the participant), the shares associated with such award will be available for future awards under the plan. In addition, if any shares associated with a restricted stock award, restricted stock unit award or performance award granted under the 2020 Omnibus Plan or any Prior Plan are not delivered to a participant because they are used to satisfy the applicable tax withholding obligation, such shares will be available for future awards under the 2020 Omnibus Plan.
In contrast, if any shares associated with a stock option award or a stock appreciation right award granted under the 2020
Omnibus Plan or any Prior Plan are not delivered to a participant because they are used to satisfy the applicable tax withholding obligation, such shares will not be available for future awards under the 2020 Omnibus Plan. Further, the full number of shares associated with a stock option exercise or stock appreciation right exercise, and not just the net shares issued upon exercise, will not be available for future awards under the 2020 Omnibus Plan. Any shares of common stock purchased on the open market with cash proceeds from a stock option exercise will not be added to the aggregate plan limit.
Who administers the 2020 Omnibus Plan?
The 2020 Omnibus Plan generally will be administered by the Compensation Committee, except that awards made to non-employee directors will be approved by the entire Board. The Compensation Committee has the authority to interpret the 2020 Omnibus Plan and awards granted under the plan, to prescribe, amend and rescind rules and regulations relating to the plan and awards granted under the plan, to determine the terms and conditions of awards granted under the plan and the related award agreements, to amend any outstanding award agreement, to construe and interpret the plan and the award agreements, and to make all other determinations for the administration of the plan and the awards.
With respect to non-employee directors, the authority described above rests with the Board and not the Compensation Committee.
The Board or the Compensation Committee, in its discretion, may delegate to any of the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer of the Company all or part of the Compensation Committee’s authority and duties with respect to awards to employees who are not executive officers.
Are there limits on awards to individual participants or other award limits?
Yes. The number of shares of common stock issued under the 2020 Omnibus Plan upon the exercise of incentive stock options will not exceed 7,600,000 shares of common stock.
In addition, the aggregate value of cash compensation from the Company under the 2020 Omnibus Plan and outside of the 2020 Omnibus Plan and the grant date fair value of awards under the 2020 Omnibus Plan to any non-employee director for his or her service as a non-employee director during any fiscal year generally shall not, combined, exceed $750,000. The independent members of the Board may make exceptions to this limit for an executive or non-executive Chair of the Board or in other extraordinary circumstances for individual non-employee directors, provided that the Chair of the Board or the non-employee director, as applicable, receiving such additional compensation may not participate in the decision to award such compensation.
These limits are subject to adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations and other similar transactions or events.
What types of awards may be granted?
Awards under the 2020 Omnibus Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Performance awards include both cash-based and stock-based awards, including performance share units as one type of stock-based performance award.
Upon what terms may options be awarded?
Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market value of the underlying common stock on the grant date. Options may be either incentive stock options or nonqualified stock options, but only employees may be granted incentive stock options. At the time of grant, the Compensation Committee will fix the exercise price of a stock option granted to an employee and the Board will fix the exercise price of a stock option granted to a non-employee director. Other than in connection with substitute awards, the option price must not be less than the fair market value of the common stock on the grant date. The option may specify that the option price is payable (i) in cash, (ii) by the delivery to the
- 2020 Proxy Statement	55

■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
Summary Description of the 2020 Omnibus Plan

Company of unrestricted shares of common stock already owned by the optionee, (iii) by withholding shares of common stock otherwise issuable in connection with the exercise of the option, (iv) with any other legal consideration the Compensation Committee may deem appropriate or (v) any combination of the foregoing. To the extent permitted by applicable law and regulations, the Compensation Committee or the Board, as the case may be, may also permit a participant to pay the option price through a broker-assisted cashless exercise. No stock option may be exercised more than ten years from the grant date. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable, provided that a participant will become fully vested with regard to a stock option award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company.
In addition, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the underlying common stock on the grant date (or 110% of the fair market value in the case of an incentive stock option granted to a person at a time when such person owns, within the meaning of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code), and such option must be exercised within five years of the grant date). The value in incentive stock options, based on the underlying shares’ fair market value on the grant date, that can be exercisable for the first time by any participant in any calendar year under the plan and under all other incentive stock option plans of the Company and any parent and subsidiary corporations of the Company (as those terms are defined in Section 424 of the Code) shall not exceed $100,000, provided that if incentive stock options that can be exercisable for the first time by any participant in any calendar year exceed such amount, the excess stock options will be treated as nonqualified stock options to the extent permitted by law.
Upon what terms may stock appreciation rights be granted?
Stock appreciation rights represent the right to receive an amount equal to the difference between the base “SAR price” established for such rights and the fair market value of the common stock on the date the rights are exercised. Payment of the amount may be made in shares of common stock, in cash, or in a combination thereof as specified in the stock appreciation right agreement. At the time of grant, the Compensation Committee or the Board, as applicable, will fix the SAR price. Other than in connection with substitute awards, the SAR price must not be less than the fair market value of the common stock on the grant date. The participant does not pay anything upon exercise of the stock appreciation right (except for required tax withholding). No stock appreciation right may be exercised more than ten years from the grant date. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock appreciation right or any portion thereof will become exercisable, provided that a participant will become fully vested with regard to a stock appreciation right award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company.
Upon what terms may restricted stock be awarded?
An award of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of common stock in return for the performance of services. Restricted stock is subject to forfeiture and generally may not be transferred by a participant until the restrictions established by the Compensation Committee or the Board, as the case may be, lapse. The restrictions may take the form of a period of continuous employment or service with the Company or any subsidiary (i.e., time-based vesting) or the achievement of stock price goals and performance or other goals (i.e., performance-based vesting). Upon grant, holders of restricted stock will have voting and other ownership rights in such shares during the restriction period, provided that dividends on unvested restricted stock will be accumulated and subject to vesting requirements and will only be paid to the extent the underlying award is earned under the plan. The grant may be made without payment of additional consideration by the participant other than the performance of future services.
Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Compensation Committee on the grant date.
Upon what terms may restricted stock units be granted?
An award of restricted stock units granted under the 2020 Omnibus Plan represents the right to receive a specific number of shares of common stock or a cash equivalent at the end of a specified restriction period. The restrictions may take the form of a period of continuous employment or service with the Company or any subsidiary (i.e., time-based vesting) or the achievement of stock price goals and performance or other goals (i.e., performance-based vesting), as established by the
56	- 2020 Proxy Statement

Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan	■
Summary Description of the 2020 Omnibus Plan

Compensation Committee or the Board, as the case may be. During the restriction period, the participant has no right to vote the shares of common stock represented by the units. The Compensation Committee or the Board, as the case may be, may provide for payment of dividend equivalents in connection with restricted stock units, but dividend equivalents will be accumulated and subject to vesting requirements and be paid only in accordance with Section 409A of the Internal Revenue Code (“Code Section 409A”) and only to the extent the restricted stock unit award is earned under the plan. The grant of restricted stock units will be made without any consideration from the participant other than the performance of future services.
Upon what terms may performance awards be granted?
A performance award may be denominated in shares of common stock or in cash, and each grant will specify one or more performance goals, established by the Compensation Committee or the Board, as the case may be, to be met within a specified period (the “performance period”), to receive the common stock or cash. If by the end of the performance period the participant has achieved the specified performance goals, then the participant will be deemed to have fully earned the performance award. To the extent earned, the performance award will be paid to the participant at the time and in the manner determined by the Compensation Committee of the Board, as the case may be, and can be paid in cash, shares of common stock or any combination thereof. The Compensation Committee or the Board, as the case may be, may provide for payment of dividend equivalents in connection with performance awards, but dividend equivalents will be accumulated and subject to vesting requirements and be paid only in accordance with Code Section 409A and only to the extent the performance award is earned under the plan.
What are the performance goals for restricted stock awards, restricted stock unit awards and performance awards?
The 2020 Omnibus Plan provides that with respect to grants of restricted stock, restricted stock units and performance awards conditioned on the achievement of one or more performance goals, the Compensation Committee or the Board, as the case may be, shall establish the performance period and one or more performance goals to be achieved in connection with the award, which may include, but shall not be limited to, net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); free cash flow; return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; achievement of strategic performance objectives or other strategic objectives; implementation, management or completion of critical projects or processes; implementation, completion, or attainment of measurable objectives with respect to research, development, products, projects or recruiting or maintaining personnel; and any combination of the foregoing business criteria. The performance goals may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, or per share value of common stock outstanding. In addition, the performance goals may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance measured against or in relationship to one or more companies, a pre-established target, the Company’s budget or budgeted results, previous period results, an index covering multiple companies, a designated comparison group of other companies comparably, similarly or otherwise situated, individual performance, or any combination thereof. The Compensation Committee or the Board, as the case may be, may also exclude charges related to an event or occurrence which the Compensation Committee or the Board, as the case may be, determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring charges, (b) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the impact of changes to comply with the new lease accounting standard, or (d) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Compensation Committee or the Board, as the case may be, shall determine the performance period during which a performance goal must be met, and attainment of performance goals shall be subject to certification by the Compensation Committee or the Board, as the case may be. Except to the extent limited by the award agreement, the Compensation Committee or the Board, as the case may be, may, in its sole discretion, adjust the compensation or economic benefit due upon attainment of performance goals and adjust the performance goals themselves and/or the length of the performance period in which one or more performance goals must be achieved.
- 2020 Proxy Statement	57

■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
Summary Description of the 2020 Omnibus Plan

Are there minimum vesting requirements for awards under the 2020 Omnibus Plan?
Yes. In general, no portion of an award shall vest prior to the first anniversary of the grant date. The 2020 Omnibus Plan provides that the one-year minimum vesting requirement does not apply to substitute awards, shares of common stock delivered under the plan in lieu of fully-vested cash obligations, awards to non-employee directors that vest on the earlier of the first anniversary of the grant date and the next annual meeting of shareholders (provided the next annual meeting of shareholders is at least fifty (50) weeks after the immediately preceding year’s annual meeting of shareholders), and any additional awards granted under the 2020 Omnibus Plan with respect to a maximum of 5% of the shares of common stock authorized under the plan. The Committee reserves discretion to provide for accelerated vesting or exercisability of awards.
How are awards under the 2020 Omnibus Plan treated in the event of a termination of employment or service?
A participant will become fully vested with regard to a stock option award or a stock appreciation right award in the event the participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Compensation Committee or its delegee) while still employed by or in service to the Company. With respect to other types of awards and other termination events, the Compensation Committee or the Board, as the case may be, may provide for partial or full vesting in connection with the termination of a participant’s employment or service on such basis as it deems appropriate.
How are awards under the 2020 Omnibus Plan treated in the event of a change in control of the Company?
In the event of a “change in control” (as defined in the 2020 Omnibus Plan), the Compensation Committee or the Board, as applicable, may, subject to compliance with Code Section 409A, take such action as it deems appropriate in its sole discretion and without the consent of any participant. These actions may include, without limitation, the following: (i) provide for the purchase, settlement or cancellation of any award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of a participant’s rights had the award been currently exercisable or payable, (ii) adjust outstanding awards as the Compensation Committee or Board deems appropriate to reflect the change in control and retain the economic value of the award, or (iii) cause any outstanding award to be assumed, or new rights substituted therefor, by the successor company in such change in control.
In connection with a change in control, the Compensation Committee or the Board, as applicable, may provide for acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an outstanding award and for the replacement of a stock-settled award with a cash-settled award.
In the event of a change in control of the Company, unless the award agreement or the Compensation Committee or Board provide otherwise, vesting for outstanding awards will only accelerate if either (i) the successor company does not assume, convert, continue, or otherwise replace the outstanding award on proportionate and equitable terms, or (ii) the successor company assumes, converts, continues, or otherwise replaces the outstanding award on proportionate and equitable terms and the participant is terminated without cause within 24 months following the change in control.
The provision that awards that are assumed by the successor company (or otherwise converted, continued or replaced in connection with a change in control) will experience accelerated vesting only if the participant experiences a qualifying termination is commonly referred to as a “double-trigger” acceleration provision. The Company believes that providing for a flexible default double-trigger provision is a good governance practice. While the Company recognizes the benefits of double-trigger acceleration in certain change in control circumstances and has included the provision described above for this reason, the Board also believes it is appropriate to retain flexibility and to avoid restricting the range of available alternatives for structuring equity compensation opportunities for the Company’s executives, other employees and non-employee directors. As a result, the double-trigger provision is a default provision that can be modified by the award agreement or the Compensation Committee or the Board.
Are awards under the 2020 Omnibus Plan transferable?
Except as provided below, no award under the 2020 Omnibus Plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant. The Compensation Committee or the Board, as the case may be, may expressly provide in an award agreement that the participant may transfer restricted stock to a trust that the Compensation Committee or the Board may approve. No transfer of an award or of any right or interest in an award may be made for consideration.
58	- 2020 Proxy Statement

Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan	■
Summary Description of the 2020 Omnibus Plan

How can awards under the 2020 Omnibus Plan be adjusted?
As is customary in stock and incentive plans of this nature, in the event of any increase or decrease in the outstanding shares of the Company’s common stock resulting from a stock split, reverse stock split or other division or consolidation of shares, the payment of a stock dividend on shares of common stock, or similar change in the number of outstanding shares of the Company’s common stock without any receipt of consideration by the Company, then the number of shares of common stock that remain available under the 2020 Omnibus Plan, the number of shares covered by each outstanding stock option or stock appreciation right, the exercise price for each outstanding stock option or stock appreciation right, the purchase price per share and the number and any purchase price for any other outstanding awards involving common stock (or equivalents) and any other relevant provision of the plan or any award agreement, in each case, shall be proportionately and appropriately adjusted by the Compensation Committee or the Board.
Similarly, subject to any required action by our shareholders, if any change occurs in the Company’s common stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the Company’s common stock, then the number of shares of common stock that remain available under the
2020 Omnibus Plan, the number and type of shares of common stock then covered by each outstanding stock option or stock appreciation right, the exercise price for each outstanding stock option or stock appreciation right, and the purchase price per share and the number and any purchase price for any other outstanding awards involving common stock (or equivalents) and any other relevant provision of the plan or any award agreement, in each case, shall be proportionately and appropriately adjusted by the Compensation Committee or the Board.
Other than as provided in the 2020 Omnibus Plan in connection with an equitable adjustment as described above or in connection with a change in control, the Compensation Committee and the Board shall not, without the approval of the shareholders of the Company, (i) lower the exercise price of an outstanding stock option or stock appreciation right, (ii) cancel an outstanding stock option or stock appreciation right when the exercise price exceeds the fair market value of the underlying shares of common stock in exchange for another award or cash, or (iii) take any other action with respect to an outstanding stock option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal stock exchange on which the common stock is traded.
How can the 2020 Omnibus Plan be amended or terminated?
The 2020 Omnibus Plan may be amended by the Board, but no amendment may materially adversely affect a participant’s rights without the participant’s consent. The Board may amend the 2020 Omnibus Plan without shareholder approval except to the extent such shareholder approval is required by applicable law, rule, regulation or listing standard. Notwithstanding the foregoing, the Board may amend the 2020 Omnibus Plan without shareholder approval to incorporate or conform to requirements imposed by and amendments made to the Internal Revenue Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding incentive stock options and to preserve the ability to issue incentive stock options pursuant to the 2020 Omnibus Plan, and (B) the status of any award as exempt from registration requirements under any securities law for which the award was intended to be exempt.
The Board may terminate or suspend the 2020 Omnibus Plan or any portion thereof at any time, but no suspension or termination shall materially impair the rights of a participant under an outstanding award without the consent of the affected participant.
What is the duration of the 2020 Omnibus Plan?
Unless terminated sooner by the Board as described above, the 2020 Omnibus Plan shall be of unlimited duration to facilitate administration of awards issued under the plan, but no award will be granted under the 2020 Omnibus Plan after June 24, 2030.
Are awards under the 2020 Omnibus Plan subject to clawback?
Yes. The Company has a formal incentive compensation clawback policy that applies to awards granted to Section 16 officers under the 2020 Omnibus Plan and authorizes the Compensation Committee to recoup incentive compensation from our Section 16 officers in the event of a material financial restatement, regardless of fault. In addition, the 2020 Omnibus Plan subjects all awards granted under the plan to any additional clawback that may be required pursuant to any applicable federal or other law or regulation or any applicable listing standard of any securities exchange on which the common stock is then listed or reported.
- 2020 Proxy Statement	59

■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
Summary Description of the 2020 Omnibus Plan

What are the tax consequences of the 2020 Omnibus Plan?
The following is a brief summary of certain of the general U.S. federal income tax consequences of certain awards under the 2020 Omnibus Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement and is not a complete description of the U.S. federal income tax laws.
In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).
An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within the later of two years after the grant date or one year after the date the shares were exercised, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.
A recipient of a stock appreciation right generally will not recognize income upon the grant of a stock appreciation right. Upon exercising of a stock appreciation right, the recipient generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR price, if any. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain (or loss), which may be short-term or long-term capital gain (or loss) depending on the holding period.
A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within thirty days of the grant date of the restricted stock will recognize ordinary income on the grant date of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. Thereafter, if the shares are forfeited and the recipient has made a Section 83(b) election, the recipient will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares. Dividends on restricted stock generally will be treated as compensation that is taxable as ordinary income to the recipient and will be deductible by the Company when paid. If, however, the recipient has made a Section 83(b) election, the dividends will be taxable as ordinary income to the recipient but will not be deductible by the Company.
A recipient generally will not recognize income upon the grant of restricted stock units. A recipient of restricted stock units generally will not recognize income until cash and/or shares of common stock are delivered to the recipient at the end of the restriction period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the recipient generally will recognize as ordinary income an amount equal to the amount of any cash received (for units payable in cash) and the fair market value of any unrestricted shares of common stock received (for units settled in stock). No Section 83(b) election is permitted with respect to restricted stock units. For each share of common stock received in respect of a restricted stock unit, the taxation of the post-settlement appreciation or depreciation upon a subsequent disposition is generally treated as short-term or long-term capital gain (or loss) depending on the holding period.
A recipient generally will not recognize income upon the grant of performance awards. Upon payment of performance awards in cash and/or shares of common stock, the recipient generally will recognize as ordinary income an amount equal to the amount of any cash received (for awards payable in cash) and the fair market value of any unrestricted shares of common stock received (for awards settled in stock). For each share of common stock received in respect of a performance award, the taxation of the post-settlement appreciation or depreciation upon a subsequent disposition is generally treated as short-term or long-term capital gain (or loss) depending on the holding period.
To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services generally will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code (the 162(m) deduction limit). The Company will only be entitled to a deduction with regard to an incentive stock option if the employee makes a disqualifying disposition of the underlying shares. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the Section 162(m) deduction limit. That exception has been repealed, however, effective for taxable years beginning after December 31, 2017, unless the award qualifies under the transition relief for certain compensation arrangements in place as of November 2, 2017, and not later materially modified.
60	- 2020 Proxy Statement

Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan	■
New Plan Benefits

The Compensation Committee may grant awards that are either exempt from or subject to Code Section 409A. Code Section 409A imposes certain requirements on non-qualified deferred compensation arrangements, including requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Code Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Code Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.
Under current Internal Revenue Service guidance, certain awards under the 2020 Omnibus Plan are excluded from non-qualified deferred compensation to which Code Section 409A applies. These excluded awards are stock options under which shares of common stock are issued, stock appreciation rights under which shares of common stock are issued, restricted stock, restricted stock units that are paid at or shortly after vesting, and performance awards that are paid at or shortly after vesting. Other awards under the 2020 Omnibus Plan may be treated as non-qualified deferred compensation to which Code Section 409A applies, and in such case it is generally the Company’s intent that such awards be designed to comply with the election timing, payment timing, and other requirements of Code Section 409A.
If an award is subject to and fails to satisfy the requirements of Code Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with the provisions of Code Section 409A, Code Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest requirements with respect to such amounts, and will have certain withholding requirements.
The foregoing is only a summary of the effect of federal income taxation upon the Company and upon participants, is not complete and does not discuss the federal employment taxes, tax consequences of any participant’s death or the income tax laws of any municipality, state, or foreign country in which a participant may reside. The foregoing is not legal or tax advice.
Where can I get a copy of the 2020 Omnibus Plan?
This summary is not a complete description of all provisions of the 2020 Omnibus Plan. A copy of the 2020 Omnibus Plan, as proposed to be adopted, is attached hereto as Annex A.
New Plan Benefits
Participation and the types of awards granted under the 2020 Omnibus Plan are subject to the discretion of the Compensation Committee or the Board, as the case may be, and no awards may be granted under the 2020 Omnibus Plan unless shareholders approve the 2020 Omnibus Plan at the Annual Meeting. Other than the anticipated grant of restricted stock and PSUs to Ms. Langenstein and the two non-executive employees discussed below under the heading “Anticipated Awards under the 2020 Omnibus Plan Following the Annual Meeting,” no determination has been made as to the awards, if any, that any individuals who would be eligible to participate in the plan will be granted in the future under the 2020 Omnibus Plan. Therefore, the benefits or amounts that will be received by any participant or groups of participants if the 2020 Omnibus Plan is approved are not currently determinable.
Anticipated Awards under the 2012 Omnibus Plan Prior to the Annual Meeting
The Company anticipates granting restricted stock and restricted stock units under the 2012 Omnibus Plan on June 24, 2020. As part of the Company’s director compensation program described above under the heading “Compensation of Directors,” the Board has the discretion to make equity awards to non-employee directors and generally makes such awards each year around the time of the Annual Meeting of Shareholders. The Board anticipates granting restricted stock or restricted stock units under the 2012 Omnibus Plan on June 24, 2020 to each non-employee director (subject to forfeiture if the vesting requirements of the award are not met, including upon failure to be re-elected at the Annual Meeting) with a grant value of $145,000 per director, but with the number of shares or units determined based on the greater of an assumed $4.00 share price or the actual closing price of the Company’s common stock on the grant date. The aggregate dollar value of the restricted stock or restricted stock unit awards anticipated to be granted under the 2012 Omnibus Plan on June 24, 2020 to the seven non-employee directors is $1,015,000; the number of shares or units anticipated to be granted to each non-employee director cannot be determined until the grant date. For administrative reasons, the anticipated awards to the non-employee directors will be granted under the 2012 Omnibus Plan. Consistent with the Company’s historical compensation practices, the anticipated awards to the non-employee directors relate to the non-employee directors’ service for the upcoming year, will vest one year
- 2020 Proxy Statement	61

■	Proposal 3 Proposal to Approve the Chico’s, Inc. 2020 Omnibus Stock and Incentive Plan
Equity Compensation Plan Information

following the grant date and will be subject to forfeiture if the vesting requirements are not met, including upon failure to be re-elected at the Annual Meeting.
Anticipated Awards under the 2020 Omnibus Plan Following the Annual Meeting
As described above under the heading “Compensation of our Executive Chair and New Chief Executive Officer and President”, the Company anticipates granting an award of time-based restricted stock and PSUs to Ms. Langenstein in connection with her promotion to CEO and President. If shareholders approve the 2020 Omnibus Plan at the Annual Meeting, the Company anticipates that Ms. Langenstein’s award will be approved under the 2020 Omnibus Plan, with a grant date of July 1, 2020. The Company anticipates granting restricted stock and PSUs relating to an aggregate of 328,125 shares of common stock to Ms. Langenstein, consisting of 50% restricted stock that vests in equal installments over three years and 50% PSUs (based on target amount) that vest on March 1, 2023.
In addition, the Company anticipates granting awards of restricted stock relating to approximately 40,750 shares of common stock in the aggregate in connection with the planned hiring of two non-executive employees. If shareholders approve the 2020 Omnibus Plan at the Annual Meeting, the Company anticipates that the new hire awards will be approved under the 2020 Omnibus Plan, with a grant date of July 1, 2020.
If shareholders do not approve the 2020 Omnibus Plan, the Company anticipates granting the shares of restricted stock and PSUs to Ms. Langenstein and to the two non-executive employees under the 2012 Omnibus Plan.
Equity Compensation Plan Information
The following table shows information concerning our equity compensation plans as of the end of the fiscal year ended February 1, 2020:
Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(5)
Equity compensation plans approved by security holders(2)	2,391,337	$13.42	4,224,650
Equity compensation plans not approved by security holders(3)	1,050,000	—	—
Total	3,441,337	$13.42	4,224,650
(1)
Subject to approval by shareholders, the aggregate number of shares authorized and reserved for issuance under the 2020 Omnibus Plan is the sum of (i) 7,600,000 shares of common stock; (ii) the number of shares of common stock available for future awards under the 2012 Omnibus Plan as of June 25, 2020; and (iii) any shares of common stock that are represented by awards granted under the 2012 Omnibus Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan that are forfeited, expire, settled in cash or are canceled without delivery of shares of common stock to participants on or after June 25, 2020. This table does not include the 7,600,000 shares of common stock to be reserved as a portion of the aggregate number of shares authorized and reserved for issuance under the 2020 Omnibus Plan if shareholders approve the 2020 Omnibus Plan at the Annual Meeting.

(2)	Consists of the 2012 Omnibus Plan, the Amended and Restated 2002 Omnibus Stock and Incentive Plan, and the Second Amended and Restated 2002 Employee Stock Purchase Plan.
(3)
On August 20, 2019, the Company granted to Ms. Brooks an award of performance share units with a target of 700,000 units (100% payout) and a maximum of 1,050,000 units (150% payout), with each unit representing one share of the Company’s common stock (the “PSU Inducement Award”). The PSU Inducement Award is earned based on achievement of performance objectives relating to comparable sales improvement and the Company’s stock price during the performance period beginning with the third quarter of fiscal 2019 and ending on the last day of fiscal 2021. The PSU Inducement Award was granted outside of the 2012 Omnibus Plan in connection with Ms. Brooks’ employment as CEO and President of the Company pursuant to Section 4(a)(2) of the Securities Act and the employment inducement award exemption in NYSE Rule 303A.08.

(4)
The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock, restricted stock units or performance share units, which have no exercise price.

(5)
Consists of (i) 4.0 million shares that were available for future issuance under the 2012 Omnibus Plan as of February 1, 2020 and (ii) 0.2 million shares that were available for future issuance under the Second Amended and Restated 2002 Employee Stock Purchase Plan as of February 1, 2020, including shares subject to purchase during the current offering period.

Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CHICO’S FAS, INC. 2020 OMNIBUS STOCK AND INCENTIVE PLAN.
62	- 2020 Proxy Statement

■	PROPOSAL 4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Appointment Proposed for Ratification
Based on the recommendation of the Audit Committee, the Company has selected Ernst & Young LLP (“EY”) as its independent certified public accountants for the current fiscal year ending January 30, 2021 (fiscal 2020). Ratification of the Company’s independent certified public accountants is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will review its future selection of its independent certified public accountants in light of that result. Even in the event of a positive vote, the Audit Committee in its discretion may select a different independent certified public accounting firm at any time during fiscal 2020 if it determines it to be in the best interests of the Company and our shareholders. EY has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by shareholders.
We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in the Company or its subsidiaries.
Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.
Fees to Independent Accountants
The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements for fiscal 2019 (ended February 1, 2020) and fiscal 2018 (ended February 2, 2019) and fees billed for audit-related services, tax services and all other services rendered by EY for fiscal 2019 and fiscal 2018.
	Fiscal 2019	Fiscal 2018
Audit Fees	$ 1,540,000	$ 1,442,625
Audit-Related Fees	1,995	1,995
Tax Fees	87,074	142,511
Total	$1,629,069	$1,587,131
Audit Fees
Fees for audit services include aggregate fees billed for professional services rendered for the annual audits of the Company’s financial statements included in Form 10-K filings, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.
Audit-Related Fees
Fees for audit-related services in fiscal 2019 and 2018 include the Company’s use of EY’s online research tools.
- 2020 Proxy Statement	63

■	Proposal 4 Proposal to Ratify the Appointment of Ernst & Young LLP as Independent Certified Public Accountants

Tax Fees
Fees for tax services in fiscal 2019 and 2018 were principally related to special tax and international tax projects.
All audit-related services, tax services and other services in fiscal 2019 and 2018 were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Company’s pre-approval policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
64	- 2020 Proxy Statement

■	AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee consists of three directors and operates under a written charter adopted by the Board of Directors. The current members of this Committee are David F. Walker (Chair), John J. Mahoney and Kim Roy. Each member of the Committee is independent in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Governance Guidelines. This Committee is responsible for selecting, engaging, evaluating and negotiating fee arrangements with the Company’s independent certified public accountants (the “Independent Accountants”) with input from the Company’s Board and management. Management is responsible for the Company’s accounting, internal controls and the financial reporting process. The Independent Accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States (“PCAOB”), and for expressing opinions thereon. This Committee’s responsibility is to monitor and oversee these processes.
The members of this Committee do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Independent Accountants, nor can this Committee certify that the Independent Accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the Independent Accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the Independent Accountants, and the experience of this Committee’s members in business, and with financial and accounting matters.
As part of its oversight of the Company’s financial reporting process, this Committee reviews and discusses with both management and the Company’s Independent Accountants all annual and quarterly financial statements prior to their issuance, including receiving reports on the matters discussed in management’s Disclosure Committee meetings. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended February 1, 2020 (“fiscal 2019”), with management and the Company’s Independent Accountants. Management advised the Audit Committee that the Company’s fiscal 2019 consolidated financial statements had been prepared in accordance with accounting principles generally accepted in the United States, and presented significant accounting and disclosure matters to this Committee. Discussions with the Independent Accountants regarding the Company’s fiscal 2019 audited financial statements included the Independent Accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required to be discussed by the applicable requirements of the PCAOB and the SEC and under the Audit Committee’s charter.
This Committee annually evaluates, with input from management and the internal auditor, the quality of services and sufficiency of resources provided by the Independent Accountants, communications and interactions with the Independent Accountants, and assesses the Independent Accountants’ independence, objectivity and professional skepticism. The Company’s Independent Accountants provided this Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the Independent Accountants’ communications with the Audit Committee concerning its independence, and this Committee discussed the results of the evaluation process with the Independent Accountants, including their independence from the Company.
In addition, this Committee reviewed key initiatives and programs aimed at maximizing the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.
Based upon this Committee’s discussion with management, the internal auditor, and the Independent Accountants, this Committee’s review of the representations of management, and the report of the Independent Accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in this Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC as of and for the fiscal year ended February 1, 2020.
MEMBERS OF THE AUDIT COMMITTEE
David F. Walker, Chair
John J. Mahoney
Kim Roy
- 2020 Proxy Statement	65

■	DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of our shares of outstanding common stock to file reports of ownership with the SEC indicating their ownership of the Company’s equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended February 1, 2020. To the Company’s knowledge, based solely on a review of the forms submitted to the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock and written representations from our directors and officers that no other reports were required, we believe all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended February 1, 2020, except that due to administrative errors by the Company, Ms. Joyce filed one late report involving a disposition to the Company of equity securities to satisfy tax withholding obligations in connection with the vesting of restricted stock (one transaction not timely reported) and Mr. Pastrana filed one late report to report his forfeiture of unvested stock awards in connection with his termination (one transaction not timely reported).
66	- 2020 Proxy Statement

■	SECURITY OWNERSHIP
The following tables set forth the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO, (3) all current directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such owner’s address as of April 27, 2020.
Stock Ownership of Directors and Executive Officers
Directors/Executive Officers	Current Beneficial Holdings(1)(2)	Shares Subject to Options(3)	Total Beneficial Ownership(1)	Percent of Class(4)
Bonnie. R. Brooks	976,262	—	976,262	*
Molly Langenstein	410,715	—	410,715	*
Shelley G. Broader	—	—	—	*
Ann E. Joyce	164,046	—	164,046	*
David Pastrana	—	—	—	*
Mary van Praag	180,265	—	180,265	*
Todd E. Vogensen	—	—	—	*
David F. Walker	142,293	—	142,293	*
Janice L. Fields(5)	34,490	—	34,490	*
Deborah L. Kerr	89,440	—	89,440	*
John J. Mahoney	148,293	—	148,293	*
Kim Roy	40,538	—	40,538	*
William S. Simon	63,610	—	63,610	*
Stephen E. Watson(5)	152,956	—	152,956	*
All Current Directors and Executive Officers as a Group (14 persons)	2,659,546	—	2,659,546	2.2%
* Less than one percent
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares. Mr. Simon has shared voting and investment power with respect to 44,310 shares. Except as otherwise indicated, all shares are held with sole voting and investment power and none of such shares are pledged.

(2)
The shares listed also include restricted stock which has not yet vested and which is subject to forfeiture as follows: Ms. Brooks 903,252; Ms. Langenstein 410,715; Ms. Joyce 105,655; Ms. van Praag 146,385; Mr. Walker 19,300; Ms. Kerr 19,300; Mr. Mahoney 19,300; Ms. Roy 19,300; Mr. Simon 19,300; Mr. Baker 60,126; Mr. Oliver 43,192; and Ms. Gwinner 69,501.

(3)
Represents shares that may be acquired currently or within 60 days after April 27, 2020 through the exercise of stock options. Directors and officers realize value from options only when exercised and only to the extent that the price of the Company’s common stock on the exercise date exceeds the exercise price of the options.

(4)
In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.

(5)	The amounts for Ms. Fields and Mr. Watson exclude 52,440 and 19,300 restricted stock units, respectively, with deferred delivery.
- 2020 Proxy Statement	67

■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

Stock Ownership of Certain Beneficial Owners
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,154,222(2)	15.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,000,988(3)	10.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	9,845,690(4)	8.2%
Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	8,925,000(5)	7.4%
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to invest or direct the investment of shares, irrespective of any economic interest in such shares.

(2)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 10 to Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. and its affiliates (collectively, “BlackRock”). As reported in such filing, such shares are owned as follows: (i) 19,154,222 shares held by BlackRock with respect to which it has sole investment power and (ii) 18,759,988 shares with respect to which it has sole voting power.

(3)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 9 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). As reported in such filing, such shares are owned as follows: (i) 11,890,627 shares held by Vanguard with respect to which it has sole investment power, (ii) 110,361 shares with respect to which it has shared investment power, (iii) 118,513 shares with respect to which it has sole voting power and (iv) 14,400 shares with respect to which it has shared voting power.

(4)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional Fund”). As reported in such filing, such shares are owned as follows: (i) 9,845,690 shares held by Dimensional Fund with respect to which it has sole investment power and (ii) 9,503,866 shares with respect to which it has sole voting power.

(5)
The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2020 by Renaissance Technologies Holdings Corporation (“RTHC”) and its majority-owned subsidiary Renaissance Technologies LLC (“RTC”). As reported in such filing, such shares are owned as follows: (i) 8,883,375 shares held by RTHC and RTC with respect to which each has sole investment power, (ii) 8,599,304 shares with respect to which each has sole voting power and (iii) 41,625 shares with respect to which each has shared investment power.

10b5-1 Trading Plans
We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Exchange Act, which allows shareholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow shareholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 8, 2020, no Company shareholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have adopted such plans in the past and may adopt such plans in the future.
68	- 2020 Proxy Statement

■	INFORMATION ABOUT THE 2020 ANNUAL MEETING AND VOTING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held June 25, 2020
The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2019 Annual Report are available on the Internet at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
What is the purpose of the meeting?
At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, which consists of the election of directors, approval of an advisory resolution to approve the compensation of our named executive officers, approval of the 2020 Omnibus Plan, ratification of the appointment of the Company’s independent certified public accountants, and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In addition, the Company’s management will report on the performance of the Company and respond to questions from shareholders.
When are these materials being sent?
Under rules adopted by the SEC we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability to most of our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their shares.
The proxy materials are first being mailed or made available to shareholders on or about May 8, 2020.
Why did I receive these proxy materials?
You have received these proxy materials because you are a shareholder of the Company, and our Board is soliciting authority, or your proxy, to vote your shares at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials include our Notice of Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report. These materials also include the proxy card or voting instruction form for the Annual Meeting. Proxies are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting and provide updated information about our Company that you should consider in order to make an informed decision when voting your shares.
Can I access the Company’s proxy materials online?
Yes. The Proxy Statement and 2019 Annual Report may be accessed at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.
- 2020 Proxy Statement	69

■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

What is a proxy?
It is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The proxy included with this Proxy Statement designates each of Bonnie R. Brooks, David M. Oliver and Gregory S. Baker as proxies for the Annual Meeting.
What is a proxy statement?
It is a disclosure document that SEC regulations require us to give you so that you can make an informed voting decision when we ask you to designate individuals as proxies to vote on your behalf.
What is the difference between a shareholder of record and a shareholder who holds stock in street name?
If your shares are registered in your name, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the proxy card or Notice of Internet Availability, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.
If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the shareholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.
Applicable SEC and NYSE regulations limit the matters your broker may vote on without having been instructed to do so by you, especially as they relate to the election of directors and compensation matters. As a result, if you do not instruct your broker on how to vote your shares regarding the election of the directors, the advisory vote on the resolution to approve executive compensation or the proposal to approve the 2020 Omnibus Plan, then your shares will not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 27, 2020. The record date is established by the Board of Directors as required by law and the Company’s Articles and Bylaws. Owners of record of common stock at the close of business on the “record date” are entitled to:
(a)	receive notice of the meeting; and
(b)	vote at the meeting and any adjournments or postponements thereof.
No shareholders who become owners of record after the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
What constitutes a “quorum” for the meeting?
A certain minimum number of shares must be present or represented by proxy at a meeting before any shareholder vote at the meeting can be effective. A quorum of shares must be present to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock entitled to be cast on the matters submitted is present in person and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.
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Who is entitled to vote and how many votes do I have?
If you are a common shareholder of record at the close of business on the record date, you can vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $0.01 per share, are the only outstanding voting securities of the Company. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your bank, broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 120,384,756 common shares outstanding.
How do I vote my shares?
If you are a shareholder of record, you may vote by proxy in three convenient ways: by telephone, via the Internet or by completing, signing and returning the proxy card in the pre-paid envelope provided, if you receive a printed copy of the proxy materials. Simply follow the instructions provided on the Notice of Internet Availability or proxy card. Internet voting is provided on the Notice of Internet Availability and Internet and telephone voting information is provided on the proxy card. If you receive a printed copy of the proxy materials and vote via the Internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the voting instruction form provided to you by such nominee, and Internet and telephone voting may also be available per the instructions provided on such voting instruction form.
If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important. Follow the instructions from your nominee included with our proxy materials, or contact your nominee to request a voting instruction form to vote before or during the meeting. Whether or not you plan to attend the meeting, we urge you to vote using your voting instruction form to ensure that your vote is counted.
If you are a participant in the Chico’s Managed Share Plan and/or the Chico’s Employee Stock Purchase Plan (each a “Plan”; together the “Plans”), please refer to the instructions provided by the Administrator of each such Plan in order to direct it how to vote your shares. Please note that you must return your vote instructions with respect to any Plan shares no later than 11:59 P.M. ET on June 17, 2020. Please note that you may not vote any Plan shares during the meeting, as such shares may only be voted through the Administrator. Since your vote is important, we urge you to vote promptly to ensure that your Plan shares are represented.
Can I change my vote or revoke my proxy?
You may revoke your proxy or change your voting instructions before the polls close at the Annual Meeting in several ways.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
■	delivering to the Company’s Corporate Secretary a written notice stating that the proxy is revoked;
■	signing and delivering a proxy card bearing a later date;
■	voting again by telephone or through the Internet; or
■	attending and voting during the meeting.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you may need to contact that firm to change any prior voting instructions.
Your vote must be received before the polls close at the Annual Meeting. While you can change your vote by voting during the Annual Meeting, attendance at the meeting will not, by itself, revoke a proxy. If you hold your shares in street name, please check with that firm for instructions on how to change your vote.
If I submit a proxy, how will my shares be voted?
By giving us your proxy, you authorize the individuals named as the proxies on the proxy card to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the director candidates and any or all of the other proposals. You may also abstain from voting. If you vote via the Internet or by telephone, you must indicate how you wish to vote on each item.
If you sign and return a proxy card without indicating your instructions, your shares will be voted:
■	FOR election of the nine directors, nominated herein;
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers;
■	FOR approval of the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan; and
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■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 30, 2021 (fiscal 2020).
If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and may not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these important matters.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.
What are the Board’s recommendations?
The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this Proxy Statement. In summary, the Board recommends a vote:
■	FOR election of the nine directors, nominated herein (see page 1);
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers (see page 22); and
■	FOR approval of the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (see page 51); and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending January 30, 2021 (fiscal 2020) (see page 63).
With respect to any other matter that properly comes before the meeting, the proxies will vote in their best judgment on such matters after consultation with the Board of Directors or, if no recommendation is given, in their own discretion. As of the date of the Notice of Annual Meeting of Shareholders, we knew of no other matters to be presented at the Annual Meeting.
My shares are held in street name. How are my shares voted if I do not return voting instructions?
If your shares are held in the name of a bank, broker or other nominee under NYSE rules, your shares may be voted on certain “routine” items by the brokerage firm, financial institution or other nominee, even if you do not provide voting instructions. When a proposal is not a “routine” matter under NYSE rules, the brokerage firm, financial institution or other nominee cannot vote the shares on that proposal unless they have received prior voting instructions from the beneficial owner of the shares with respect to that proposal. This inability to vote the shares in such an instance is referred to as a “broker non-vote.”
Proposal 4, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2020, is considered a routine matter for which the brokerage firm, financial institution or other nominee who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this Proxy Statement are non-routine matters and accordingly the bank, broker or other nominee cannot vote your shares on those proposals without your instructions.
Although broker non-votes are not voted on non-routine matters, they will be counted in determining whether a quorum is present. In any event, if your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these matters.
What are abstentions and broker non-votes?
An abstention occurs when a shareholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the shareholder abstains from voting on the election of directors or any other proposal. As discussed above, a broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares.
What vote is required to approve each item?
Election of Directors. Our Board of Directors has instituted a majority vote standard in uncontested elections where a majority of the shares voted on the election of a director must be in favor of his or her election. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee by holders entitled to vote exceeds the number of votes cast “AGAINST” that nominee.
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If you return a signed proxy card or otherwise complete your voting by proxy via the Internet or by telephone but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees. Broker non-votes will be counted as “shares present” for purposes of determining whether there is a quorum, but are not entitled to vote on the proposal.
Advisory Resolution to Approve Executive Compensation. The advisory resolution to approve the compensation of our named executive officers (the “say-on-pay” vote) will be approved if the number of votes cast “FOR” approval of such advisory resolution by holders entitled to vote exceeds the number of votes cast “AGAINST” the approval of the advisory resolution. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. While the Board of Directors and its Compensation Committee will consider the shareholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.
Approval of the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan. The 2020 Omnibus Plan will be approved if the number of votes cast “FOR” approval of the Plan by holders entitled to vote exceeds the number of votes cast “AGAINST” the approval of the Plan. If you abstain from voting on this proposal, your abstention will have the effect of a vote “AGAINST” the proposal because abstentions are treated as votes cast for purposes of this proposal under the applicable NYSE requirements.
Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2020 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast “AGAINST” the ratification of the appointment. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal.
Other Items. If any other item requiring a shareholder vote should come before the meeting, the vote required will be determined in accordance with applicable law, the NYSE rules, and our Articles and Bylaws, as applicable.
Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our Bylaws.
How are abstentions and broker non-votes counted when tabulating the vote?
Except as noted below in the case of abstentions with respect to the proposal to approve the 2020 Omnibus Plan, abstentions, that is, a properly submitted proxy marked “ABSTAIN,” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter presented for a shareholder vote at this Annual Meeting, even though the shares associated with such abstentions and broker non-votes are counted as “shares present” for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of such votes, abstentions and broker non-votes will have the same effect as a share that is not present or otherwise not voted.
Election of Directors. Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.
Advisory Resolution to Approve Executive Compensation. Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution on executive compensation as they do not count as either “FOR” or “AGAINST” votes.
Approval of the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan. Abstentions will have the effect of an “AGAINST” vote on the approval of the 2020 Omnibus Stock and Incentive Plan because abstentions are treated as votes cast under the applicable NYSE requirements. Broker non-votes will have no effect on the outcome of the proposal as they do not count as either “FOR” or “AGAINST” votes.
Ratification of Appointment of Accountants. Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants as they do not count as either “FOR” or “AGAINST” votes.
Where can I find the voting results of the Annual Meeting?
We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?
We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, or electronic transmission. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material on our behalf to shareholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred. The Company has not engaged any outside service provider to assist in the solicitation of proxies.
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What does it mean if I receive more than one package of proxy materials or Notice of Internet Availability?
This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, American Stock Transfer and Trust Company, shares held by the Administrators of our Plans, and accounts with a broker, bank or other holder or record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on every proxy card, voting instruction form or Notice of Internet Availability that you receive to ensure that all of your shares are voted.
Do I have to attend the 2020 Annual Meeting in order to vote my shares?
No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all shareholders participate by voting, regardless of the number of shares owned.
It is important that you vote promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please take the time to vote by proxy as soon as possible so that your shares are represented at the meeting.
When and where is our 2020 Annual Meeting?
We will be holding our Annual Meeting on June 25, 2020, beginning at 9:00 A.M., ET, via the Internet at www.virtualshareholdermeeting.com/CHS2020.
In light of the COVID-19 outbreak, for the safety of all of our stakeholders, including our shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2020 Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting.
At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at https://materials.proxyvote.com/168615.
How can I attend our 2020 Annual Meeting?
Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at www.virtualshareholdermeeting.com/CHS2020. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of our record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/CHS2020 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These shareholders may also submit a question in advance of the Annual Meeting at www.proxyvote.com. In both cases, shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.
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■	SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2021 ANNUAL MEETING
The Company’s 2021 Annual Meeting is currently expected to be held on June 24, 2021. To be eligible under the SEC shareholder proposal rule (Rule 14a-8 promulgated under the Exchange Act) for inclusion in next year’s proxy statement, and form of proxy, a shareholder must submit the proposal in writing so that we receive it by January 8, 2021 and must comply with Rule 14a-8 under the Exchange Act.
Even if a shareholder proposal is not eligible for inclusion in our proxy statement pursuant to Rule 14a-8, the proposal may still be offered for consideration at an Annual Meeting according to the procedures set forth in the Company’s Articles. The Company’s Articles contain certain advance notice requirements to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders’ meeting.
Notice of director nominations must be submitted by a shareholder of record and must set forth the information required by the Company’s Articles. If you are a beneficial owner of shares held in street name, you may contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record. Notice of shareholder proposals and of director nominations (other than proxy access director nominations) must be timely given in writing to the Corporate Secretary of the Company prior to the meeting at which the proposals are to be presented or the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made, whichever first occurs. For the 2021 Annual Meeting of Shareholders, this notice must be received no later than the close of business on April 25, 2021 and must provide certain other information as described in the Company’s Articles.
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of the Company’s common shares representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of the Company’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the Company’s Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on December 9, 2020 and no later than the close of business on January 8, 2021 to be included in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders and form of proxy; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the notice of proxy access director nominees must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.
In each case, the notice must include the information specified in our Articles or Bylaws, including information concerning the proposal or nominee, as the case may be, and information about the shareholder’s ownership of and agreements related to our stock.
Our Articles and Bylaws can be reviewed at the Company’s investor relations website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.”
We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements of Rule 14a-8 or our Articles and our Bylaws. We strongly encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. Complete copies of our Articles and our Bylaws provisions governing these requirements are available to any shareholder without charge upon request from the Corporate Secretary of the Company.
All shareholder proposals and director nominations must be delivered or mailed to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.
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■	OTHER MATTERS
At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, the proxies will vote in their best judgment on such matters after consultation with the Board of Directors or, if no recommendation is given, in their own discretion.
The Company will provide without charge to any shareholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended February 1, 2020 (fiscal 2019), as filed with the SEC (without exhibits). All such requests should be delivered to Gregory S. Baker, Corporate Secretary, Chico’s FAS, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.
By Order of the Board of Directors,

Gregory S. Baker
Corporate Secretary
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Annex A
Chico’s FAS, Inc.

2020 Omnibus Stock and Incentive Plan

Chico’s FAS, Inc.
2020 Omnibus Stock and Incentive Plan

A-i

A-ii

A-iii

Chico’s FAS, Inc.
2020 Omnibus Stock and Incentive Plan
ARTICLE 1
ESTABLISHMENT; PURPOSE; AWARDS
1.1 Establishment; Purpose.
(a)
Chico’s FAS, Inc. (the “Company”) hereby establishes the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan was adopted by the Board of Directors (the “Board”) of the Company on April 24, 2020, and shall become effective upon approval by the shareholders of the Company at the Company’s 2020 Annual Meeting of Shareholders (the “Effective Date”).

(b)
The purpose of the Plan is to (i) attract and retain Participants as long-term employees or directors; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other shareholders through compensation based on the Company’s common stock; and, as a result of the foregoing, promote the long-term financial interest of the Company and its shareholders.

1.2 Types of Awards Under Plan. Under the Plan, the Company may grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.
ARTICLE 2
DEFINITIONS
The following words and terms as used herein shall have that meaning set forth in this Article 2, unless a different meaning is clearly required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural and vice versa, and the masculine gender shall be deemed to include the feminine gender.
2.1 “Award(s)”shall mean any award or benefit granted or awarded under the Plan, including, without limitation, Options, Restricted Stock, Stock Appreciation Rights, Performance Awards, and Restricted Stock Units.
2.2 “Award Agreement(s)” shall mean any document, agreement or certificate deemed by the Committee or Board, as applicable, as necessary or advisable to be entered into with or delivered to a Participant in connection with or as a condition precedent to the valid completion of the grant of an Award under the Plan. Award Agreements include Stock Option Agreements, Stock Appreciation Right Agreements, Performance Award Agreements, Restricted Stock Agreements and Restricted Stock Unit Agreements.
2.3 “Board” shall mean the Board of Directors of the Company.
2.4 “Change in Control” shall mean either a Change in Ownership, a Change in Effective Control, or a Change in Ownership of a Substantial Portion of Assets.
2.5 “Change in Effective Control” shall occur on the date that either:
(a)
any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(b)
a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control (or to cause a Change in Ownership). A Change in Effective Control will have occurred only if the Participant is employed by the Company or an affiliate upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in Section 2.5(a) or (b), a Change in Effective Control of the Company will not have occurred.
2.6 “Change in Ownership” shall occur on the date that any one person, or more than one Person Acting as a Group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership (or to cause a Change in Effective Control). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
2.7 “Change in Ownership of a Substantial Portion of Assets” shall occur on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in Ownership of a Substantial Portion of Assets if the assets are transferred to:
(a)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(b)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(c)	A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(d)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 2.7(c) above.
A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets.
2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Reference to a specific section of the Code shall include a reference to any successor or replacement provision.
2.9 “Code Section 409A” shall mean Section 409A of the Code.
2.10 “Committee”shall mean the Human Resources, Compensation and Benefits Committee of the Board, as described in Article 5, unless the Board determines otherwise. In the event the Board exercises the authority of the Committee in connection with the Plan or an Award as contemplated in Section 5.2, the term “Committee” shall refer to the Board in that instance.
2.11 “Common Stock” shall mean the common stock, par value $.01 per share of the Company.
2.12 “Company”shall mean Chico’s FAS, Inc. and its successors.
2.13 “Election” is defined in Section 8.5.
2.14 “Employee” shall mean any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary on the date of grant shall be considered Employees under the Plan.

2.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor or replacement statute or regulation of similar import.
2.16 “Fair Market Value” of a share of Common Stock means, as of any date, the value of a share of the Common Stock determined as follows:
(a)
if the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported;

(b)
if the Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, if there is no closing bid and asked prices on that date, then on the last preceding date on which such a prices were reported; or

(c)	if none of the foregoing is applicable, by the Committee or Board, as applicable, in good faith.
2.17 “Incentive Stock Option” or “ISO”shall mean an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code.
2.18 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.
2.19 “Non-Employee Director” shall mean (a) a member of the Board who is not an Employee on the date of grant or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee on the date of grant.
2.20 “Non-Qualified Stock Option” shall mean an Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.
2.21 “Option”shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted in accordance with the provisions of Article 6.
2.22 “Option or SAR Period” is defined in Section 6.7.
2.23 “Option Price” is defined in Section 6.3.
2.24 “Participant” shall mean any Employee or any Non-Employee Director to whom an Award is granted under the Plan or who holds an outstanding Award.
2.25 “Performance Award” shall mean a right to receive, in cash or Common Stock (as determined by the Committee in accordance with the provisions of Article 7), an award which is contingent on the achievement of one or more Performance Goals and is granted in accordance with the provisions of Article 7. Performance share units are one type of Performance Award authorized under Article 7.
2.26 “Performance Award Agreement” is defined in Section 7.4.
2.27 “Performance Goal” is defined in Section 7.1.
2.28 “Persons Acting as a Group” shall include the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time.
2.29 “Plan” shall mean the Chico’s FAS, Inc. 2020 Omnibus Stock and Incentive Plan, as set forth herein and as further amended from time to time.

2.30 “Plan Administrator”shall mean the Company’s Chief Human Resources Officer, or such other person designated by the Committee to act as Plan Administrator.
2.31 “Restricted Stock” shall mean shares of Common Stock subject to the provisions of Article 7 and granted as an Award in accordance with the provisions of Article 7.
2.32 “Restricted Stock Agreement” is defined in Section 7.2.
2.33 “Restricted Stock Units” shall mean the right to receive shares of Common Stock or the cash equivalent thereof subject to the provisions of Article 7 granted as an Award in accordance with the provisions of Article 7.
2.34 “Restricted Stock Unit Agreement” is defined in Section 7.3.
2.35 “Restriction Period”is defined in Section 7.1.
2.36 “SAR Price” is defined in Section 6.3.
2.37 “Stock Appreciation Right” or “SAR”shall mean a right to receive upon exercise of the SAR, in cash or Common Stock (as determined in accordance with the provisions of Article 6), value equal to (or otherwise based on) the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise, over (b) the SAR Price established by the Committee or Board, as applicable.
2.38 “Stock Appreciation Right Agreement”is defined in Section 6.1.
2.39 “Stock Option Agreement”is defined in Section 6.1.
2.40 “Subsidiary” shall mean, for purposes of Incentive Stock Options, a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries. For purposes of all Awards other than Incentive Stock Options, “Subsidiary” shall mean any entity that would be considered a single employer with the Company within the meaning of Code Section 414(b) or Code Section 414(c), except to the extent a different definition is required under Code Section 409A.
2.41 “Substitute Awards”shall mean Awards granted or shares of Common Stock issued by the Company upon assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary or with which the Company or any Subsidiary combines.
2.42 “409A Award”is defined in Section 19.2.
ARTICLE 3
ELIGIBLE PERSONS
3.1 Eligibility. All Employees and Non-Employee Directors are eligible to participate in the Plan. The Company may grant an Award to any Employee who is in the employ of the Company or any Subsidiary on the date of a grant of such Award. The Company may grant an Award (other than an Incentive Stock Option) to any person who is a Non-Employee Director on the date of a grant of such Award.
3.2 Selection of Participants.
(a)	Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award.
(b)
Notwithstanding any other provision herein to the contrary, the Board shall determine the discretionary Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors, as such program may be determined from time to time.

3.3 General Effect of Award. Each Participant to whom the Committee or the Board has granted an Award shall be bound by the terms of the Plan and the Award Agreement applicable to him or her.

ARTICLE 4
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS
4.1 Sources of Shares Available for Grants and Limits on Shares Subject to the Plan. The Common Stock for which Awards are granted under the Plan shall be subject to the following conditions and limitations:
(a)
The shares of Common Stock with respect to which Awards are made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions for use under the Plan.

(b)
Subject to Section 4.1(c) below, the maximum aggregate number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 7,600,000 shares of Common Stock; (ii) the number of shares of Common Stock that were available for future awards under the Amended and Restated 2012 Omnibus Stock and Incentive Plan as of the Effective Date; and (iii) any shares of Common Stock that are represented by awards granted under the Amended and Restated 2012 Omnibus Stock and Incentive Plan and the Amended and Restated 2002 Omnibus Stock and Incentive Plan (the “Prior Plans”) as of the Effective Date that are forfeited, expire, settled in cash or are canceled without delivery of shares of Common Stock after the Effective Date. If shareholders of the Company approve the Plan, no further awards will be made by the Company under the Prior Plans following the Effective Date of the Plan.

(c)
To the extent provided by the Committee (or by the Board with respect to any Awards granted to Non-Employee Directors), any Award may be settled in cash rather than Common Stock. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award expires or is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan and shall again be available for the grant of an Award under the Plan. To the extent that the applicable tax withholding obligation arising (i) from an Award under the Plan that is not an Option or SAR or, (ii) after the Effective Date, from an award under any Prior Plan that is not an option or stock appreciation right, is satisfied by the tendering of shares of Common Stock or by the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan and shall again be available for the grant of an Award under the Plan.

(d)
Upon the exercise of an Option or SAR granted under the Plan or any Prior Plan, the full number of shares subject to the Option or SAR exercise shall not be available for future Awards under the Plan. To the extent any shares of Common Stock covered by an Option or SAR granted under the Plan or any Prior Plan are not delivered to a Participant or beneficiary because they are used to satisfy the applicable tax withholding obligation, such shares shall not be available for future Awards under the Plan. Any shares of Common Stock that are purchased on the open market with the cash proceeds from the exercise of an Option granted under the Plan or any Prior Plan shall not be added to the maximum number of shares of Common Stock available for delivery under the Plan.

(e)
Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

4.2 Maximum Awards. The following additional limitations on the maximum numbers of shares of Common Stock in the case of certain Awards are imposed under the Plan:
(a)
Solely for purposes of determining whether shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 7,600,000 shares.

(b)
Annual Limit on Aggregate Cash Compensation and Awards to Non-Employee Directors. Except as otherwise provided in this Section 4.2(b), the aggregate value of cash compensation from the Company under the Plan and outside of the Plan and the grant date fair value (computed in accordance with generally accepted accounting principles) of Awards granted under the Plan to any Non-Employee Director for his or her service as a Non-Employee Director during any fiscal year shall not, combined, exceed $750,000. For the avoidance of doubt, compensation shall be counted towards this limit for the fiscal year in which it is earned (and not when it is paid, if in cash, or vested or settled, if in equity). The independent members of the Board may make exceptions to this limit for an executive or non-executive Chair of the Board or in other extraordinary circumstances for individual Non-Employee Directors, provided that the Chair of the Board or the Non-Employee Director, as applicable, receiving such additional compensation may not participate in the decision to award such compensation.

4.3 Adjustments to Limitations. The number of shares and the limitations on the number of shares set forth in each of the foregoing provisions of this Article 4 shall be subject to adjustment as provided in Section 8.1.
4.4 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award hereunder. The Committee or the Board, as applicable, shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
ARTICLE 5
ADMINISTRATION
5.1 General. Except as otherwise determined by the Board in its discretion or as otherwise expressly provided for in this Article 5, the Plan shall be administered by the Committee, or if no Committee is appointed and serving as provided herein, by the full Board. The Committee shall consist of not less than two (2) persons, each of whom shall be a member of the Board and a “non-employee director” (as such term is defined in Rule 16b-3 under the Exchange Act) and shall qualify as “independent” as set forth under the applicable stock exchange requirements. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.
5.2 Power and Authority. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion:
(a)
to interpret the Plan and the Awards granted hereunder, including whether the terms and conditions (including Performance Goals) applicable to an Award have been satisfied, and to prescribe, amend and rescind rules and regulations relating to the Plan and the Awards granted hereunder;

(b)
to determine the terms and conditions of any Awards granted hereunder, including, but not limited to, and as applicable, determinations as to the Participants to receive Awards, the form of Award, the price, vesting provisions (including the ability of a Non-Employee Director to elect to defer the vesting of an Award made pursuant to Section 7.3 of the Plan), restrictions or limitations relating to any Award, Performance Goals, the amount and timing of such Awards, any other terms and provisions of such Awards, and the Award Agreements evidencing the same, which need not be uniform and which the Committee may make selectively among Participants who receive, or who are to receive, Awards under the Plan, whether or not the Participants are similarly situated;

(c)
to grant, in accordance with Section 5.9, dividends or dividend equivalents upon Awards (other than Stock Options and SARs), provided such grants shall only be made upon such terms and conditions as will satisfy the requirements under Section 409A of the Code to the extent applicable and provided further, that any such dividends or dividend equivalents shall be subject to the terms and conditions imposed by the Committee, which shall include, among other things, that dividends or dividend equivalents shall be paid, if at all, only if the underlying Award is earned under the Plan;

(d)
to amend the terms and conditions of any Award Agreement after the grant of the Award to which such Award Agreement relates, subject to the terms and conditions of the Plan, provided that no such amendment shall materially adversely impact the rights of the Participant with respect to such Award without the Participant’s consent, other than an amendment pursuant to Section 8.1;

(e)
to construe and interpret the Award Agreements and the Plan, including the ability to resolve ambiguities, correct defects, supply omissions in the Plan and any Award Agreement, define undefined terms and correct administrative errors; and

(f)	to make all other determinations necessary or advisable for the administration of the Plan and Awards.
The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. With respect to the Non-Employee Directors, the authority conferred by this Section 5.2 shall rest with the Board and not the Committee.
5.3 Other Factors; Determinations Final. In making determinations under this Article 5, the Committee or the Board, as the case may be, may take into account the nature of the services rendered by the respective Participant, the Participant’s present and potential contributions to the success of the Company and such other factors as the Committee or the Board, in its discretion, deems relevant. The Committee’s determination and the Board’s determination on all of the matters referred to in this Article 5 shall be final, conclusive and binding on all persons.
5.4 Quorum; Actions. A majority of the entire Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by all Committee members without a meeting, shall be deemed the action of the Committee. Notwithstanding any provision of the Plan to the contrary, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Except with respect to Awards granted to Employees who are Insiders, the authority granted to the Committee under the Plan may also be exercised by the Board.
5.5 Delegation.
(a)
Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee and the Board shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to one or more of its members, to the Plan Administrator or to any other person or persons selected by it. Notwithstanding the foregoing, neither the Committee nor the Board may delegate the Committee’s authority with respect to (i) non-ministerial actions with respect to Insiders; and (ii) certifying that any Performance Goals applicable to an Award have been attained.

(b)
The Board or the Committee, in its discretion, may delegate to any of the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer of the Company all or part of the Committee’s authority and duties with respect to Awards to individuals who are not Insiders.

Any such allocation or delegation may be revoked by the Committee or the Board, as the case may be, at any time.
5.6 No Liability; Indemnification. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the person shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract or under a policy of insurance, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.7 Executing Award Agreements. The Chairman of the Committee, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer of the Company and such other directors or officers of the Company as shall be designated by the Committee or the Board, as applicable, are hereby authorized to execute or acknowledge Award Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Award Agreements to be delivered to each Participant (including delivery in electronic format).
5.8 Minimum Vesting Period. No portion of an Option or SAR granted under Article 6 shall vest prior to the first anniversary of the Option or SAR’s date of grant, and no Restriction Period shall end prior to the first anniversary of the date of grant of a Performance Award, Restricted Stock Award or Restricted Stock Units Award; provided, however, that, such minimum vesting restriction shall not apply to (a) Substitute Awards; (b) shares of Common Stock delivered in lieu of fully-vested cash obligations; (c) Awards to Non-Employee Directors that vest on the earlier of the first anniversary of the date of grant and the next annual meeting of shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting of shareholders; and (d) any additional Awards granted under the Plan up to a maximum of five percent (5%) of the available share reserve authorized for issuance and delivery under the Plan pursuant to Section 4.1 (subject to adjustment under Section 8.1), and provided further, however, that this Section 5.8 shall not restrict the discretion of the Committee or the Board to provide for accelerated vesting or exercisability of any Award, including in the event of death, disability, termination of employment (including retirement) or a Change in Control, in the terms of the Award Agreement or otherwise.
5.9 Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends or dividend equivalents shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to the vesting requirement(s) to the same extent as the applicable Award and shall be paid, if at all, only if the underlying Award (or portion thereof) is earned under the Plan.
ARTICLE 6
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
6.1 General Method of Grant. Each Option or Stock Appreciation Right granted under the Plan to Employees shall be authorized by the Committee and each Option or Stock Appreciation Right granted under the Plan to Non-Employee Directors shall be authorized by the Board. Each Option or Stock Appreciation Right shall be evidenced by a written Award Agreement in such form as the Committee or the Board, as the case may be, from time to time shall approve or authorize (with respect to Options, the “Stock Option Agreement,” with respect to Stock Appreciation Rights, the “Stock Appreciation Right Agreement”), which shall be executed by the Company and by the Participant, and shall be subject to the terms and conditions of this Article 6. Each Stock Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or Non-Qualified Stock Option, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option.
6.2 Number of Shares. The number of shares of Common Stock covered by an Option or SAR granted to an Employee shall be established in each case by the Committee on or as of the date of grant. The number of shares of Common Stock covered by an Option or SAR granted to a Non-Employee Director shall be established in each case by the Board on or as of the date of grant.
6.3 Option or SAR Price.
(a)
With respect to each Option granted to an Employee, the price at which shares of Common Stock covered by such Option may be purchased pursuant thereto (the “Option Price”) shall be established or determined by a method established in each case by the Committee on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that, other than in connection with Substitute Awards, the Option Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

(b)
With respect to each Option granted to a Non-Employee Director, the price at which shares of Common Stock covered by such Option may be purchased pursuant thereto (the “Option Price”) shall be established or determined by a method established in each case by the Board on or as of the date of grant and such price or method shall be stated in the Stock Option Agreement; provided, however, that the Option Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.
(c)
With respect to SARs, the price (the “SAR Price”) upon which the SAR value is determined at the time of exercise shall be established or determined by a method established in each case by the Committee or Board, as applicable, on or as of the date of grant and such SAR Price or method shall be stated in the Stock Appreciation Right Agreement; provided, however, that, other than in connection with Substitute Awards, the SAR Price shall be an amount not less than the Fair Market Value of a share of Common Stock on the date of grant.

6.4 Date of Grant. The date on which or as of which the Committee or the Board, as the case may be, approves the grant of an Option or SAR and all corporate action has been taken which creates a legally binding right to the grant of the Option or SAR shall be considered to be the respective “date of grant” for all purposes under the Plan.
6.5 Method of Payment for Exercise of an Option. The Option Price for the exercise of each Option shall be subject to the following:
(a)
Subject to the other provisions of this Section 6.5, the full Option Price for the portion of an Option being exercised shall be paid at the time of exercise (except that, in the case of an exercise arrangement approved by the Committee or the Board, as the case may be, and described in Section 6.5(c), payment may be made as soon as practicable after the exercise).

(b)
The Option Price shall be payable (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (ii) by the delivery of shares of Common Stock already owned by the Participant, in a manner acceptable to the Committee or the Board, as the case may be; (iii) by withholding shares of Common Stock otherwise issuable in connection with the exercise of the Option; (iv) by any other legally permissible means acceptable to the Committee or the Board, as the case may be, specified in the Stock Option Agreement; or (v) if specified in the Stock Option Agreement, through a combination of some or all of the preceding payment methods. Shares of Common Stock delivered or withheld as payment will be valued at their Fair Market Value on the date of exercise for the purpose of determining the extent to which the Option Price has been paid thereby, or as otherwise determined by the Committee or the Board, as the case may be, in its respective discretion pursuant to any reasonable method contemplated by Section 422 of the Code.

(c)
To the extent permitted by applicable law and regulations, the Committee or the Board, as the case may be, may permit a Participant to elect to pay the Option Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise and sale.

6.6 Exercise of SARs. Unless otherwise provided in the applicable Stock Appreciation Right Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company therefor (except for required tax withholding), the SAR Value in shares of Common Stock, in cash or in a combination thereof as specified in the Stock Appreciation Right Agreement. The Stock Appreciation Right Agreement may specify that the shares of Common Stock that are delivered upon payment of the SAR Value may be Restricted Stock pursuant to Article 7 and subject to such further restrictions and vesting as provided in the Stock Appreciation Right Agreement.
6.7 Option or SAR Exercise Period. Each Stock Option Agreement or Stock Appreciation Right Agreement with respect to any Option or SAR, as applicable, shall provide that the Option or SAR may be exercised by the Participant in such portions and at such times as may be specified in such Stock Option Agreement or Stock Appreciation Right Agreement (the “Option Period” or “SAR Period,” as applicable), subject to an Option or SAR Period ending not later than ten (10) years after the date of grant; provided, however, that the Option or SAR Period shall end on the date specified in such Stock Option Agreement or Stock Appreciation Right Agreement or, with respect to any Option or SAR granted to an Employee, if earlier, the ending date of the period specified in the next sentence. An Option or SAR granted to an Employee may be exercised only during the Option or SAR Period and only during the continuance of the Participant’s employment with the Company or a Subsidiary; provided, the Committee or the Board, as applicable, and in its discretion, may permit a Participant to exercise an Option or SAR post-termination of employment at such time and in such manner as is set forth in the Stock Option Agreement or Stock Appreciation Right Agreement.
6.8 Vesting of Options and SARs.
(a)
Subject to Section 5.8, the Committee or the Board, as applicable, shall determine the vesting and exercise provisions applicable to an Option or SAR, which provisions shall be reflected in the Stock Option Agreement or Stock Appreciation Right Agreement.

(b)
Notwithstanding the foregoing, except to the extent previously vested or forfeited in accordance with the terms of the Award, a Participant shall become 100% vested in the number of shares of Common Stock originally covered by an Option or SAR in the event Participant dies or becomes totally and permanently disabled (as determined in the sole discretion of the Committee or its delegee) while still employed by or in service to the Company.

6.9 Multiple Grants in Single Agreement. In the discretion of the Committee or the Board, a single Stock Option Agreement may include both Incentive Stock Options and Non-Qualified Stock Options, or separate Stock Option Agreements may be set forth for Incentive Stock Options and Non-Qualified Stock Options.
6.10 Other Provisions. The Stock Option Agreements and Stock Appreciation Right Agreements under the Plan may contain such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee or the Board, as the case may be, in its discretion, including, without limitation, provisions: (i) relating to the vesting and termination of Options or SARs; (ii) relating to exercisability of Options or SARs, including without limitation immediate exercisability and separate vesting of the rights to shares of Common Stock acquired upon exercise; (iii) restricting the transferability of such shares during a specified period; and (iv) requiring the resale of such shares to the Company, at a price as specified in the Stock Option Agreement or Stock Appreciation Right Agreement, if the Participant’s employment by the Company terminates prior to a time specified in the Stock Option Agreement or Stock Appreciation Right Agreement.
6.11 Special Provisions for Incentive Stock Options. Each Option that is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option that is intended to qualify as another type of incentive stock option that may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such options. Accordingly, the provisions of the Plan with respect to Incentive Stock Options shall be construed in a manner consistent with such requirements, and no person shall be eligible to receive any Incentive Stock Options under the Plan if such person would not be able to qualify for the benefits of incentive stock options under Section 422 of the Code. Without limitation on the foregoing, and notwithstanding the foregoing provisions of this Section 6.11, if any Incentive Stock Option is granted to any person at a time when such person owns, within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code), the price at which each share of Common Stock covered by such Option may be purchased pursuant to such Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock at the time the Option is granted, and such Option must be exercised in no event later than the fifth anniversary of the date on which the Option was granted. Moreover, as long as and to the extent required by the Code, the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant in any calendar year under the Plan and under all other incentive stock option plans of the Company and any parent and subsidiary corporations of the Company (as those terms are defined in Section 424 of the Code) shall not exceed one hundred thousand dollars ($100,000) (the “Limitation Amount”), provided that if Incentive Stock Options that are exercisable for the first time by any Participant in any calendar year exceed the Limitation Amount, the excess Options will be treated as Non-Qualified Stock Options to the extent permitted by law.

ARTICLE 7
PERFORMANCE AWARDS, RESTRICTED STOCK
AND RESTRICTED STOCK UNITS
7.1 Awards of Performance Awards, Restricted Stock or Restricted Stock Units; Restriction Period. At the time of an Award of a Performance Award, Restricted Stock or Restricted Stock Units, there shall be established for each Participant a restriction period (the “Restriction Period”), which shall lapse upon one or both of the following events, as set forth in the Award Agreement (i) the completion of a period of time (“Time Goal”) as shall be determined by the Committee or the Board, as the case may be, and (ii) the achievement of stock price goals, performance or other objectives (“Performance Goal”) as shall be determined by the Committee or the Board, as the case may be.
7.2 Restricted Stock. The Committee or the Board, as the case may be, may award to any Participant shares of Common Stock, subject to this Article 7 and such other terms and conditions as the Committee or the Board may prescribe (“Restricted Stock”). Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Plan Administrator. Restricted Stock awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restricted Stock Agreement”). Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Except for such restrictions on transfer and the limitation on dividends set forth in Section 5.9, the Participant as owner of such Restricted Stock shall have all the rights of a holder of such Common Stock. If provided in the Restricted Stock Agreement approved by the Committee or the Board at the time of grant, a Participant may transfer Restricted Stock to a trust, provided that the Committee or the Board, as the case may be, may require that the Participant submit an opinion of his or her legal counsel, satisfactory to the Committee or the Board, as the case may be, that such holding has no adverse tax or securities law consequences for the Company. With respect to Restricted Stock that is issued subject to a Time Goal or a Performance Goal, the Plan Administrator shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this Section 7.2 at the expiration of the Restriction Period. Notwithstanding the foregoing, if Restricted Stock is issued subject to a Time Goal or Performance Goal and the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal or the Performance Goal by the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock, all such shares shall be forfeited and the Plan Administrator shall have the right to complete the blank stock power in order to return such shares to the Company.
7.3 Restricted Stock Units. The Committee or the Board, as the case may be, may award to any Participant a right to receive Common Stock or the cash equivalent of the Fair Market Value of the Common Stock, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Restricted Stock Units”) subject to achievement of a Time Goal or a Performance Goal established by the Committee or the Board, as the case may be. Restricted Stock Units awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Restricted Stock Unit Agreement”). With respect to Restricted Stock Units that are subject to a Time Goal or a Performance Goal, the Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the Time Goal or the Performance Goal, as the case may be. If the Committee or the Board, as the case may be, determines that a Participant has not achieved the Time Goal or the Performance Goal, as the case may be, by the end of the Restriction Period, the Participant shall have no further rights with respect to the Restricted Stock Units.
7.4 Performance Awards. The Committee or the Board, as the case may be, may award to any Participant a right to receive Common Stock or a certain cash amount, in the Committee’s or the Board’s discretion, at the end of the Restriction Period (“Performance Awards”) subject to achievement of one or more Performance Goals established by the Committee or the Board, as the case may be. Performance Awards awarded under the Plan shall be evidenced by a signed written agreement containing such terms and conditions as the Committee or the Board, as the case may be, may from time to time determine in its discretion (the “Performance Award Agreement”). The Plan Administrator shall deliver notice to the Participant (or the Participant’s legal representative or designated beneficiary) at the end of the Restriction Period as to whether the Participant has achieved the Performance Goal(s). If the Committee or the Board, as the case may be, determines that a Participant has not achieved the Performance Goal(s) by the end of the Restriction Period, the Participant shall have no further rights with respect to the Performance Awards.

7.5 Performance-Based Compensation Generally. With respect to any Performance Award, Restricted Stock, Restricted Stock Unit or other Award conditioned on the achievement of one or more Performance Goals, the Committee or the Board, as the case may be, shall establish the performance period and shall establish one or more Performance Goals to be achieved in connection with such Award, which may include, but shall not be limited to, one or more of the following or any derivations of one or more of the following: net sales; comparable sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); free cash flow; return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; achievement of strategic performance objectives or other strategic objectives; implementation, management or completion of critical projects or processes; implementation, completion, or attainment of measurable objectives with respect to research, development, products, projects or recruiting or maintaining personnel; and any combination of the foregoing business criteria. The Performance Goals may be expressed in terms of absolute growth, cumulative growth, percentage growth, a designated absolute amount, percentage of sales, or per share value of Common Stock outstanding. In addition, the Performance Goals may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the Company’s performance measured against or in relationship to one or more companies, a pre-established target, the Company’s budget or budgeted results, previous period results, an index covering multiple companies, a designated comparison group of other companies comparably, similarly or otherwise situated, individual performance, or any combination thereof. The Committee or the Board, as the case may be, may also exclude charges related to an event or occurrence which the Committee or the Board, as the case may be, determines should appropriately be excluded, including but not limited to (a) restructurings, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, the impact of material litigation or claim judgments or settlements or insurance settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual or non-recurring charges, (b) an event or series of events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the impact of changes to comply with the new lease accounting standard, or (d) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Committee or the Board, as the case may be, shall determine the performance period during which a Performance Goal must be met, and attainment of Performance Goals shall be subject to certification by the Committee or the Board, as the case may be. Except to the extent limited by the Award Agreement, the Committee or the Board, as the case may be, may, in its sole discretion, adjust the compensation or economic benefit due upon attainment of Performance Goals and adjust the Performance Goals themselves and/or the length of the performance period in which one or more Performance Goals must be achieved.
ARTICLE 8
MISCELLANEOUS
8.1 Adjustment of Number of Shares, Etc.
(a)
Division/Combination of Shares. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split or other division or consolidation of shares or the payment of a stock dividend (but only on Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without any receipt of consideration by the Company, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number of shares covered by each outstanding Option or SAR, the Option or SAR Price per share for each outstanding Option or SAR, the purchase price per share and the number of and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued and any other relevant provision of the Plan or any Award Agreement, in each case, shall be proportionately and appropriately adjusted by the Committee or the Board, as the case may be, for any such increase or decrease.

(b)
Change Affecting Shares of Common Stock. Subject to any required action by the shareholders, if any change occurs in the Common Stock by reason of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting Common Stock, then, in any such event, the number of shares of Common Stock that remain available under the Plan, the number and type of shares of Common Stock then covered by each outstanding Option or SAR, the Option or SAR Price per share for each outstanding Option or SAR and the purchase price per share and the number of and any purchase price for any other Awards involving Common Stock (or equivalents) granted but not yet issued and any other relevant provision of the Plan or any Award Agreement, in each case, shall be proportionately and appropriately adjusted by the Committee or the Board, as the case may be, for any such change.

(c)
Change in Par Value. In the event of a change in the Common Stock as presently constituted that is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any change shall be deemed to be Common Stock within the meaning of the Plan.

(d)
Discretion Concerning Adjustments. Adjustments made by the Committee or the Board pursuant to this Section 8.1 to outstanding Awards shall be made as appropriate to maintain favorable tax and/or accounting treatment. To the extent that the foregoing adjustments would produce fractional shares with respect to any Award, the Committee or the Board, as applicable, may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares. Where an Award being adjusted is an ISO or is subject to or falls under an exemption from Code Section 409A, the adjustment shall also be effected so as to comply with Code Section 424(a) and not to constitute a modification within the meaning of Code Section 424(h) or Code Section 409A, as applicable. Notwithstanding any provision of the Plan to the contrary, the Committee or the Board, as applicable, may make adjustments pursuant to this Section 8.1 without the consent of any Participant, and the Committee’s or the Board’s determination shall be conclusive and binding on all persons for all purposes.

(e)
No Effect on Company’s Right to Adjust. The existence of the Plan, or the grant of an Option or other Award under the Plan, shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate, or to dissolve, to liquidate, to sell, or to transfer all or any part of its business or assets.

8.2 Transferability. Except as otherwise provided by the Committee or the Board, as the case may be, each Award granted under the Plan shall be non-transferable, and its terms shall state that it is non-transferable and that, during the lifetime of the Participant, shall be exercisable only by the Participant; notwithstanding the foregoing, each Award shall be transferable by will or the laws of descent and distribution. No transfer of an Award or of any right or interest in an Award may be made for consideration.
8.3 Change in Control. Subject to Article 9, in the event of a Change in Control of the Company, the Committee or the Board, as applicable, as constituted before such Change in Control, in its sole discretion and without the consent of any Participant, may take such actions with respect to any outstanding Award, either at the time the Award is made or any time thereafter, as the Committee or Board deems appropriate. These actions may include, but shall not be limited to, the following:
(a)
Provide for the purchase, settlement or cancellation of any such Award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(b)	Make adjustments to Awards then outstanding as the Committee or Board deems appropriate to reflect such Change in Control and to retain the economic value of the Award; or
(c)	Cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company in such Change in Control.

(d)
Acceleration Principles in the Event of a Change in Control. The Committee or Board, as applicable, may provide in each applicable Award Agreement or any subplan governing an Award for acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an Award, and for the replacement of a stock-settled Award with a cash-settled Award, in connection with a Change in Control.

(i)
Awards Subject to Time Goal. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, any Award subject solely to a Time Goal shall become fully vested without regard to any other terms of the Award but only if either (1) the successor company does not assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms or (2) the successor company does assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms and the Participant is terminated without cause on or within twenty-four (24) months following the Change in Control.

(ii)
Awards Subject to Performance Goal. Unless otherwise provided in the Award Agreement, and unless the Committee or the Board, as applicable, determines otherwise in its sole discretion, any Award subject to a Performance Goal shall in the event of a Change in Control become fully or partially vested without regard to any other terms of the Award only if either (1) the successor company does not assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms or (2) the successor company does assume, convert, continue, or otherwise replace the Award on proportionate and equitable terms and the Participant is terminated without cause on or within twenty-four (24) months following the Change in Control.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options.
8.4 Beneficiary Designation. A Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit (other than an Option) under the Plan is to be paid in case of his or her death before the Participant receives any or all of such benefit. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that all designated beneficiaries die prior to the Participant, or in the event that no beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and the Participant’s beneficiaries shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the beneficiaries.
8.5 Tax Withholding.
(a)
Power to Withhold; Methods to Satisfy. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability. The Committee or the Board, as the case may be, in its discretion, and subject to such requirements as the Committee or the Board may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the delivery of shares of Common Stock which the Participant already owns, or through the withholding of shares of Common Stock to which the Participant is otherwise then entitled under the Plan, in an amount up to the maximum statutory tax rates, except as otherwise provided in an Award Agreement and subject to any limitations under Code Section 409A, to the extent applicable. Shares of Common Stock so delivered or withheld will be valued at their Fair Market Value on the date that the amount of tax to be withheld is to be determined.

(b)
Irrevocable Elections by Participants. If specified in the applicable Award Agreement, or with the consent of the Committee or the Board, as the case may be, with respect to (i) the exercise of a Non-Qualified Stock Option, (ii) the lapse of restrictions on Restricted Stock, or (iii) the issuance or settlement of or lapse of restrictions on any other Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) deliver to the Company shares of Common Stock received pursuant to (i), (ii) or (iii), or (C) deliver to the Company shares of Common Stock which the Participant already owns, having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated tax obligations associated with the transaction, in an amount up to the maximum statutory tax rates. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee or the Board, as the case may be, may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under the Plan that the right to make Elections shall not apply to such Awards.
8.6 Gender and Number. Except where otherwise indicated by the context, words in the masculine gender when used in the Plan will include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
8.7 Choice of Law. All questions concerning the construction, validity and interpretation of the Plan and all Awards made under the Plan shall be governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).
8.8 No Shareholder Rights. No Participant hereunder shall have any rights of a shareholder of the Company by reason of being granted an Award under the Plan until the date on which he or she becomes a record owner of shares of Common Stock purchased upon the exercise of an Option or otherwise received under the Plan (the “record ownership date”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions, or other rights for which the record date is prior to the record ownership date.
8.9 Amendments; Exchanges, Termination or Suspension.
(a)
Amendment. The Plan may be amended from time to time by written resolution of the Board, provided, however, that no Participant’s existing rights are materially adversely affected thereby without the consent of such person. Such amendment may be made without approval of the shareholders of the Company except to the extent such shareholder approval is required by applicable law (including under Section 422(b)(1) of the Code and Section 16 of the Exchange Act), regulation or listing standard of any national securities exchange or system on which the Common Stock is then listed or reported, or under any other applicable laws, rules or regulations. Notwithstanding the foregoing, the Board may amend the Plan without approval of the shareholders of the Company to incorporate or conform to requirements imposed by and amendments made to the Code or regulations promulgated thereunder which the Board deems to be necessary or desirable to preserve (A) incentive stock option status for outstanding Incentive Stock Options and to preserve the ability to issue Incentive Stock Options pursuant to the Plan, and (B) the status of any Award as exempt from registration requirements under any securities law for which the Award was intended to be exempt. The foregoing prohibitions in this Section 8.9 shall not apply to adjustments made in accordance with the provisions of Section 8.1 or Section 8.3.

(b)
Certain Exchanges, Etc., Shareholder Approval Required. Subject to the terms and conditions and within the limitations of the Plan, the Committee or the Board, as applicable, may modify, extend or renew outstanding Awards or accept the surrender by the affected Participants of outstanding Awards (to the extent not previously exercised) and authorize the granting of a new Award in substitution therefore; provided, however, other than in connection with Sections 8.1 or 8.3, the Committee or the Board, as applicable, shall not without the approval of the shareholders of the Company (i) lower the exercise price of an Option or Stock Appreciation Right, (b) cancel an Option or Stock Appreciation Right when the exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Award or cash, and (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Common Stock is traded. Notwithstanding the foregoing, no modification of an Award, other than in connection with Section 8.1 or 8.3, shall, without the consent of the affected Participant, materially adversely affect or otherwise impair any of the rights of the Participant or obligations of the Company under any outstanding Award previously granted under the Plan.

(c)
Termination; Suspension. The Board may terminate the Plan or any portion thereof at any time by written resolution. No suspension or termination shall materially impair the rights of a Participant under an outstanding Award without the consent of the Participant affected thereby.

8.10 Listing and Registration of Common Stock. Each Award shall be subject to the requirement that if at any time the Committee or the Board, as applicable, shall determine, in its discretion, that the listing, registration or qualification of the Common Stock that is the subject thereof or that is covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the offer, issuance or purchase of Common Stock thereunder, or the grant or exercise of any Award, such Award shall not be exercisable unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board, as applicable. Notwithstanding anything in the Plan to the contrary, if the provisions of this Section 8.10 become operative, and if, as a result thereof, the exercise of an Award is delayed, then and in that event, the term of the Award shall not be affected. Notwithstanding the foregoing or any other provision in the Plan, the Company shall have no obligation under the Plan to cause any shares of Common Stock to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national marketing system.
8.11 Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with, or be exempt from, all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.
8.12 Stock Certificates; Book Entry. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
8.13 Electronic Transmissions and Records. Subject to limitations under applicable law, the Committee or Board, as applicable, and its delegee is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.
8.14 Clawback Provision. Each Award (whether vested or unvested) shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s recoupment, clawback or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of Awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares of Common Stock acquired upon payment of the Awards).
8.15 No Implied Rights to Employees.
(a)
Existence of Plan. The existence of the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any Awards or any compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

(b)
Granting of Awards. The granting of Awards under the Plan shall in no way give any employee the right to continued employment, give any director the right to continued service on the Board, give any employee or director the right to receive any additional Awards or any additional compensation under the Plan, or otherwise provide any employee or director any rights not specifically set forth in the Plan or in any Award Agreement.

8.16 Conflicting Provisions. In the event of a conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and such Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
8.17 Use of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to an Award will be used for general corporate purposes.
8.18 No Obligation to Exercise. The granting of any Award under the Plan shall impose no obligation upon any Participant to exercise such Award.

8.19 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
8.20 Creditors. The interests of any Participant under the Plan or any Award Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.
8.21 Assignment by Company; Third Party Beneficiaries. The Company’s rights, benefits and remedies under the Plan and any Award Agreements shall be enforceable by the Company’s successors and assigns, whether by merger or otherwise, including without limitation, the Company’s rights to enforce and obtain the benefit of any restrictive covenants arising under any confidentiality, noncompetition, nonsolicitation, nonacceptance and/or “lock-up” agreement to which a Participant is a party (including without limitation, any agreement included as a part of the Award Agreement). It is the specific intent of the Company that any successor or assignee of the Company be a third-party beneficiary of any such agreement and that any restrictive covenants and other provisions in any such agreements are intended to benefit any such successors and assigns.
8.22 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.23 Term of the Plan. The Plan shall be unlimited in duration and, in the event of complete Plan termination pursuant to Section 8.9 shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the earlier of (a) the ten-year anniversary of the Effective Date or (b) the date of a complete Plan termination pursuant to Section 8.9; and, provided further however that, upon any termination of only a portion of the Plan pursuant to Section 8.9 occurring prior to the ten-year anniversary of the Effective Date, no Awards may be granted under the portion of the Plan so terminated after the date of such partial termination pursuant to Section 8.9.
ARTICLE 9
OMNIBUS CODE SECTION 409A PROVISION
9.1 Intent of Awards. It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Code Section 409A unless otherwise specified by the Committee or the Board, as applicable. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Code Section 409A unless otherwise specified by the Committee or the Board, as applicable. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any provision of the Plan to the contrary, the Committee or the Board, as applicable, may amend any outstanding Award without the Participant’s consent if, as determined by the Committee or the Board, in its sole discretion, such amendment is required either to (a) confirm exemption under Code Section 409A, (b) comply with Code Section 409A or (c) prevent the Participant from being subject to any tax or penalty under Code Section 409A. Notwithstanding the foregoing, however, neither the Company nor any of its affiliates nor the Committee nor the Board shall be liable to the Participant or any other person or entity if an Award that is subject to Code Section 409A or the Participant or any other person or entity is otherwise subject to any additional tax, interest or penalty under Code Section 409A. Each Participant is solely responsible for the payment of any tax liability (including any taxes, penalties and interest that may arise under Code Section 409A) that may result from an Award.
9.2 409A Awards. The Committee or the Board, as applicable, may grant an Award under the Plan that is subject to Code Section 409A in whole or in part and is intended to comply with Code Section 409A (a “409A Award”). The terms of such 409A Award, including any authority by the Company and the rights of the Participant with respect to such 409A Award, will be subject to such rules and limitations and shall be interpreted in a manner as to comply with Code Section 409A.
9.3 Time of Payment. The time and form of payment of a 409A Award, including application of a six-month delay for specified employees in certain circumstances, shall be as set forth in the applicable Award Agreement. Subject to the specific terms of the applicable Award Agreement, a 409A Award may only be paid in connection with a separation from service, a fixed time, death, disability, a Change in Control or an unforeseeable emergency within the meaning of Code Section 409A. The time of distribution of the 409A Award must be fixed by reference to the specified payment event. Subject to the specific terms of the applicable Award Agreement, if payment of a 409A Award is triggered as a result of a separation from service and the participant is a specified employee (as determined under Code Section 409A), then payment shall be delayed for six (6) months (or, if earlier, the participant’s death). Notwithstanding the foregoing, if the time of distribution of the 409A Award is not set forth in the applicable Award Agreement, then the time of distribution of the 409A Award shall be within two and one-half (2½) months of the end of the later of the calendar year or the fiscal year of the Company or affiliate that employs the Participant in which the 409A Award becomes vested and no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A. For purposes of Code Section 409A, each installment payment will be treated as the entitlement to a separate payment.
9.4 Acceleration or Deferral. The Company shall have no authority to accelerate or delay or change the form of any distributions relating to 409A Awards except as permitted under Code Section 409A.
9.5 Distribution Requirements. Any distribution of a 409A Award triggered by a Participant’s termination of employment shall be made only at the time that the Participant has had a separation from service within the meaning of Code Section 409A. A separation from service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by an employee as permitted by Code Section 409A.

chico's FAS INC

CHICO'S FAS, INC.
ATTN: GREGORY S. BAKER
11215 METRO PARKWAY
FORT MYERS, FL 33966-1206

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D02964-P34163 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CHICO'S FAS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David F. Walker	☐	☐	☐
1b. Bonnie R. Brooks	☐	☐	☐
1c. Janice L. Fields	☐	☐	☐
1d. Deborah L. Kerr	☐	☐	☐
1e. Molly Langenstein	☐	☐	☐
1f. John J. Mahoney	☐	☐	☐
1g. Kim Roy	☐	☐	☐
1h. William S. Simon	☐	☐	☐
1i. Stephen E. Watson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Proposal to approve an advisory resolution approving the compensation of our named executive officers.	☐	☐	☐
3. Proposal to approve the Chico's FAS, Inc. 2020 Omnibus Stock and Incentive Plan.	☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending January 30, 2021 (fiscal 2020).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D02965-P34163

CHICO'S FAS, INC.
Annual Meeting of Shareholders
June 25, 2020 9:00 A.M., Eastern Time
This proxy is solicited by the Board of Directors.

The undersigned, a shareholder of CHICO'S FAS, INC. (the "Company"), hereby appoints Bonnie R. Brooks, David M. Oliver and Gregory S. Baker, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held via the Internet at www.virtualshareholdermeeting.com/CHS2020 at 9:00 A.M., Eastern Time, on June 25, 2020 and at any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated May 8, 2020 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein and in the best judgment of the named proxies after consultation with the Board of Directors, or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees for director listed on this proxy, FOR the advisory resolution approving the compensation of our named executive officers, FOR approval of the Chico's FAS, Inc. 2020 Omnibus Stock and Incentive Plan, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants and in the best judgment of the named proxies after consultation with the Board of Directors, or, if no recommendation is given, in their own discretion for other matters that may properly be presented for action at the Annual Meeting.

Continued and to be marked, dated and signed on reverse side